As filed with the Securities and Exchange Commission on October 15, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NOCOPI TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	2893	87-0406496
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

480 Shoemaker Road, Suite 104

King of Prussia, PA 19406

(610) 834-9600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew C. Winger

Chief Executive Officer

480 Shoemaker Road, Suite 104

King of Prussia, PA 19406

(610) 834-9600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sami B. Ghneim, Esq.

Greenberg Traurig, P.A.

333 S.E. 2nd Avenue

Suite 4400

Miami, FL 33131

Tel: (305) 579-0500

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED OCTOBER 15, 2026

Nocopi Technologies, Inc.

4,315,790 Shares of Common Stock

This prospectus relates to the offer and sale by the selling stockholders identified in this prospectus (the “selling stockholders”) from time to time of up to 4,315,790 shares of common stock, par value $0.01 per share (“common stock”) of  Nocopi Technologies, Inc., a Maryland corporation (the “Company”), consisting of: (i) 3,750,000 shares of common stock issued to certain of the selling stockholders in private placements (collectively, the “Private Placements”), (ii) 500,000 shares of common stock issued to Polymeric U.S., Inc., a Missouri corporation (“Polymeric”) in connection with our acquisition of substantially all of the assets of Polymeric (the “Polymeric Acquisition”), and (iii) 65,790 shares of common stock held by one of the selling stockholders identified herein.

We are not selling any shares of common stock being offered by this prospectus and will not receive any of the proceeds from the sale of such shares by the selling stockholders. All net proceeds from the sale of the shares of common stock covered by this prospectus will go to the selling stockholders.

The selling stockholders, including their respective permitted transferees, pledgees or donees or their successors, may sell or otherwise dispose of the shares of common stock described in this prospectus in different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholders may sell or otherwise dispose of the shares of common stock being registered pursuant to the registration statement of which this prospectus forms a part.

We will pay the expenses of registering the offer and sale of the shares of common stock under the Securities Act of 1933, as amended (the “Securities Act”), to which this prospectus relates by the selling stockholders, including legal and accounting fees. See “Plan of Distribution”.

Our common stock is quoted on the OTC Market (OTCQB) under the symbol “NNUP.” On October 13, 2026, the closing price of our common stock was $1.75.

INVESTING IN OUR SECURITIES INVOLVES SIGNIFICANT RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 3 OF THIS PROSPECTUS

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2026.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (“SEC”) under the Securities Act. Under this prospectus, the selling stockholders may, from time to time, sell the shares of common stock described in this prospectus in one or more transactions, as described herein. This prospectus provides you with a general description of the securities offered by the selling stockholders. We may also file a prospectus supplement to the registration statement of which this prospectus forms a part that may contain material information relating to this offering. Any prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement.

For investors outside of the United States: Neither we nor the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside of the United States.

The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference” before making your investment decision.

You should rely only on the information provided or incorporated by reference in this prospectus, any prospectus supplement and the registration statement. Neither we nor the selling stockholders have authorized anyone else to provide you with different or additional information other than that contained in or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Offers to sell, and solicitations of offers to buy, share of our common stock are being made only in jurisdictions where offers and sales are permitted. You should assume that the information in this prospectus and any prospectus supplement, or incorporated by reference, is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires, all references in this prospectus to the “Company,” “Nocopi,” “we,” “our,” “ours,” and “us” refer to Nocopi Technologies, Inc. together with its consolidated subsidiaries.

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PROSPECTUS SUMMARY

Company Overview

We develop and market specialty reactive inks for multiple applications across various industries. Our specialty inks are used by our customers for a range of purposes from bringing entertainment products to life with a variety of color activations to providing document and brand authentication for security purposes aimed at reducing losses caused by fraudulent document reproduction or by product counterfeiting and/or diversion. Our primary markets are the large educational and toy products industry and the document and product authentication industry. We derive our revenues primarily from licensing our technologies on an exclusive or non-exclusive basis to licensees who incorporate our technologies into their product offering and from selling products incorporating our technologies to our licensees or to their licensed printers.

Recent Developments

On May 18, 2026, we entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Polymeric U.S., Inc., a Missouri corporation (“Polymeric” or the “Seller”), and Savara Capital, a Mauritius limited company and the sole shareholder of the Seller (the “Owner”) whereby the Seller and Owner agreed to sell its Polymeric’s business to a wholly owned subsidiary of the Company, Polymeric Nocopi, LLC (“Polymeric Nocopi”). Pursuant to the Asset Purchase Agreement, we acquired (the “Polymeric Acquisition”) substantially all the assets of Polymeric for an aggregate purchase consideration of $2,650,000, which consisted of (a) $1,900,000 in cash, subject to customary working capital adjustments and other reductions described below, (b) the assumption by the Company of certain specified liabilities of the Seller and (c) the issuance by the Company of 500,000 shares of common stock to the Seller. On the closing date, we delivered to the Seller $1,750,000, which represented the cash consideration portion of the purchase price, less the holdback amount of $150,000. Polymeric’s business operations consist primarily of the manufacture and sale of screens and digital inks. We believe the acquisition expands the Company’s product offerings, manufacturing capabilities, customer relationships, and is expected to enhance future revenue opportunities and expand geographic footprint of the Company.

Corporate Information

Nocopi Technologies, Inc. is a Maryland corporation and was incorporated on December 18, 1990. Our principal office is located at 480 Shoemaker Road, Suite 104, King of Prussia, PA 19406, and our telephone number is (610) 834-9600. Our website address is www.nocopi.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus, and you should not consider any information contained in, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.

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THE OFFERING

Shares Offered by Selling Stockholders

Up to 4,315,790 shares of common stock consisting of: (i) 3,750,000 shares of common stock issued in connection with the Private Placements, (ii) 500,000 shares of common stock issued in connection with the Polymeric Acquisition, and (iii) 65,790 shares of common stock held by one of the selling stockholders identified herein. The selling stockholders are identified in the table commencing on page 43.

Shares Outstanding Prior to this Offering	11,910,064 shares of common stock.
Use of Proceeds	We are not selling any shares of common stock being offered by this prospectus and will not receive any of the proceeds from the sale of such shares of common stock by the selling stockholders.
Market for Our Common Stock	Our common stock is quoted on the OTC Market (OTCQB) under the symbol “NNUP.”
Risk Factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors,” commencing on page 3 of this prospectus.

The number of shares of common stock outstanding is based on 11,910,064 shares of common stock outstanding as of October 9, 2026, and excludes 130,671 shares of common stock issuable upon vesting of outstanding restricted stock units. Unless otherwise indicated, all information in this prospectus assumes no issuance of any shares under outstanding restricted stock units.

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully the risks below, in addition to the other information set forth in this prospectus, including our audited consolidated financial statements and the related notes, before you decide whether to purchase our securities. If any of such risks actually occur, our business, financial condition, results of operations, cash flow and prospects could be materially and adversely affected. As a result, the trading price of our common stock could decline and you could lose all or part of your investment in our common stock.

Summary of Principal Risk Factors

Below is a summary of material risks that make an investment in our common stock speculative or risky. Importantly, this summary does not address all of the risks and uncertainties that we face. Additional discussion of the risks and uncertainties summarized below, as well as other risks and uncertainties that we face, can be found under “Risk Factors” in this prospectus.

We are dependent upon major customers.

We are dependent on our customers and licensees to develop new products and markets that will generate increases in its licensing and product revenues. The inability of our customers and licensees to maintain at least current levels of sales of products utilizing our technologies could adversely affect our operating results and cash flow. To the extent that our customers and licensees are adversely affected by negative economic conditions, our revenues may also be negatively impacted. We derive a significant percentage of our revenues through licensing relationships with two major customers. Our license agreements with both licensees contain renewal options; but there can be no assurances that one or both of the licenses will continue in force at the same or more favorable terms beyond their current termination dates, nor can there be any assurances that the relationships with these two licensees will generate increased revenues for our Company in the future.

We may be unable to develop new business.

Our management believes that any significant improvement in our Company’s cash flow must result from increases in revenues from traditional sources and from new revenue sources, potentially including acquired businesses. Our ability to develop new revenues may depend on the extent of its marketing activities, acquisition activities and its research and development activities, all of which are limited. We cannot assure you that the resources that our Company can devote to marketing, finding suitable acquisitions and to research and development will be sufficient to increase its revenues to levels that will enable it to maintain positive operating cash flow in the future.

Our inability to successfully acquire and integrate other businesses, assets, products or technologies could harm our operating results.

Although we completed a recent acquisition in May 2026, management continues to actively evaluate additional acquisition opportunities and engage in discussions with prospective acquisition targets. From time to time, we may enter into letters of intent with companies with which we are negotiating potential acquisitions or as to which we are conducting due diligence. Although we are currently not a party to any binding definitive agreement with respect to any additional acquisitions, we may enter into these types of arrangements in the future, which could materially decrease our amount of available cash or require us to seek additional equity or debt financing. We have limited experience in successfully acquiring and integrating businesses, products and technologies. We may not be successful in negotiating the terms of any potential acquisition, conducting thorough due diligence, financing the acquisition or effectively integrating the acquired business, product or technology into our existing business and operations. Our due diligence may fail to identify all of the problems, liabilities or other shortcomings or challenges of an acquired business, product or technology, including issues related to intellectual property, product quality regulatory compliance practices, revenue recognition or other accounting practices, or employee or customer issues. We may encounter difficulties retaining key employees of the acquired company or integrating diverse business cultures.

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Additionally, in connection with any business acquisitions we complete, we may not achieve the synergies or other benefits we expect to achieve, and we may incur write-downs, impairment charges or unforeseen liabilities that could negatively affect our operating results or financial position or could otherwise harm our business. If we finance acquisitions using existing cash, the reduction of our available cash could cause us to face liquidity issues or cause other unanticipated problems in the future. If we finance acquisitions by issuing equity securities, the ownership interest of our existing stockholders may be diluted, which could adversely affect the market price of our stock. Further, contemplating or completing an acquisition and integrating an acquired business could divert management and employee time and resources from other matters.

Our actual financial position and results of operations may differ materially from the unaudited pro forma condensed combined financial information included in this prospectus.

The unaudited pro forma condensed combined financial information included in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Polymeric Acquisition been completed on the dates indicated therein, nor is it indicative of our future operating results or financial position. Our actual results and financial position may differ materially and adversely from the unaudited pro forma condensed combined financial information included in this prospectus.

We may be unable to obtain raw materials and products for resale.

We use a large volume of raw materials. From time to time, our Company is required to pay cash in advance of shipment to certain of its suppliers. Our inability to obtain materials on a timely basis and the possibility that certain vendors may permanently discontinue supplying our Company with needed products and services may result in delayed shipments to customers and further impact our Company’s ability to service its customers, thereby adversely affecting our Company’s relationships with its customers and licensees. We cannot assure you that our Company will be able to maintain its vendor relationships in an acceptable manner.

We may experience uneven patterns of quarterly and annual operating results.

Our Company’s revenues, which are derived primarily from licensing and sales of products incorporating its technologies as well as royalties from these products, are difficult to forecast; such forecasting difficulty is due to, among other reasons, the long sales cycle of our Company’s technologies, the potential for customer delay or deferral of implementation of our Company’s technologies, the size and timing of inception of individual license agreements, the success of our Company’s licensees and strategic partners in exploiting the market for our licensed products, modifications of customer budgets, and uneven patterns of royalty revenue and product orders. As our revenue base is not substantial, delays in the finalization of license contracts, the implementation of our technology to initiate the revenue stream and the ordering decisions of customers can have a material adverse effect on our Company’s quarterly and annual revenue expectations. As our operating expenses are substantially fixed, income expectations will be subject to a similar adverse outcome. As licensees for the entertainment and toy products markets are added, the predictability of our Company’s revenue stream may be further impacted.

Other important factors that could cause our revenue and operating results to fluctuate from quarter to quarter include:

•	our ability to retain existing customers, attract new customers and satisfy our customers’ requirements;

•	general economic conditions;

•	changes in our pricing policies;

•	our ability to expand our business;

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•	our ability to successfully integrate our acquired businesses;

•	new product and service introductions;

•	technical difficulties or interruptions in our services;

•	costs associated with future acquisitions of businesses; and

•	extraordinary expenses such as litigation or other dispute-related settlement payments.

Some of these factors are not within our control, and the occurrence of one or more of them may cause our operating results to vary widely. As such, we believe that quarter-to-quarter comparisons of our revenue and operating results may not be meaningful and should not be relied upon as an indication of future performance.

Our intellectual property rights may not be fully protected.

Our Company relies on a combination of protections as may be available under applicable domestic, foreign or international patent, trademark and trade secret laws. We also rely on confidentiality, non-analysis and licensing agreements to establish and protect our rights in its proprietary technologies. While we attempt to protect these rights, our technologies may be compromised through reverse engineering, independent invention or other means. In addition, our ability to enforce our intellectual property rights through appropriate legal action has been and will continue to be limited by its tight liquidity. We cannot assure you that our Company will be able to protect the basis of its technologies from discovery by third parties or to preclude third parties from conducting activities that infringe on our Company’s rights. We cannot assure you that we will be able to continue to prosecute new patents and maintain issued patents. As a result, our customer and licensee relationships could be adversely affected, and the value of our technologies and intellectual property (including their value upon liquidation) could be substantially diminished.

Our Company’s revenue is susceptible to changes in general economic conditions.

Our Company’s revenue is susceptible to changes in general economic conditions. Our sales, liquidity and overall results of operations may be negatively affected by decreasing consumer confidence, slowdowns in consumer spending or other downturns in the U.S. economy as a whole or in any geographic markets from which we derive revenue. In addition, these factors may result in decreased customer and licensee demand for our products and may negatively impact our ability to develop new customers and licensees. Due to uncertainties surrounding the worldwide economy, we are unable to predict the effect of such conditions on our customers and licensees. Consequently, we cannot predict the scope or magnitude of the negative effect resulting from ongoing global financial uncertainties or economic slowdowns.

We are subject to regulatory compliance related to our operations.

We are subject to various U.S. governmental regulations related to occupational safety and health, labor and business practices. Failure to comply with current or future regulations could result in the imposition of substantial fines, suspension of production, alterations of our production processes, cessation of operations, or other actions, which could harm our business.

We currently, and may in the future, have assets held at financial institutions that may exceed the insurance coverage offered by the Federal Deposit Insurance Corporation, the loss of such assets would have a severe negative effect on our operations and liquidity.

We currently maintain, and may in the future maintain, our cash assets at certain financial institutions in the U.S. in amounts that are, and in the future may be, in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limit of $250,000. At December 31, 2025, our Company’s deposits and short-term investments with a financial institution were $11,303,600 in excess of the FDIC deposit insurance coverage of $250,000. In the event of a failure of any financial institutions where we maintain our deposits or other assets, we may incur a loss to the extent such loss exceeds the FDIC insurance limitation, which could have a material adverse effect upon our liquidity, financial condition and our results of operations.

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We may incur liability arising from the use of hazardous materials.

Our business and our facilities are subject to a number of federal, state and local laws and regulations relating to the generation, handling, treatment, storage and disposal of certain toxic or hazardous materials and waste products that we use or generate in our operations. Many of these environmental laws and regulations subject current or previous owners or occupiers of land to liability for the costs of investigation, removal or remediation of hazardous materials. In addition, these laws and regulations typically impose liability regardless of whether the owner or occupier knew of, or was responsible for, the presence of any hazardous materials and regardless of whether the actions that led to the presence were taken in compliance with the law. In our business, we use hazardous materials that are stored on site. We use various chemicals in our manufacturing process that may be toxic and covered by various environmental controls. An unaffiliated waste hauler transports the waste created by use of these materials off-site. Many environmental laws and regulations require generators of waste to take remedial actions at an off-site disposal location even if the disposal was conducted lawfully. The requirements of these laws and regulations are complex, change frequently and could become more stringent in the future. Failure to comply with current or future environmental laws and regulations could result in the imposition of substantial fines, suspension of production, alteration of our production processes, cessation of operations or other actions, which could severely harm our business.

We may be unable to protect our information systems from cybersecurity attacks or incidents, or if our information systems are otherwise disrupted.

We depend on information technology, including public websites and cloud-based services, for many activities important to our business. If we do not allocate and effectively manage our resources necessary to build and sustain our information technology infrastructure, if we fail to timely identify or appropriately respond to cybersecurity incidents, or if our information systems are damaged, destroyed or shut down (whether as a result of natural disasters, fires (either directly or through smoke damage), power outages, acts of terrorism or other catastrophic events, network outages, software, equipment or telecommunications failures, user errors, or from deliberate cyberattacks such as malicious or disruptive software, denial of service attacks, malicious social engineering, hackers or otherwise), our business could be disrupted and we could be subject to: transaction errors; processing inefficiencies; the loss of, or failure to attract, new customers; our loss of revenues from unauthorized use, acquisition or disclosure of or access to confidential information; the loss of or damage to intellectual property or trade secrets, including the loss or unauthorized disclosure of sensitive data, confidential information or other assets; damage to our reputation; litigation; regulatory enforcement actions; violation of data privacy, security or other laws

As with many innovations, artificial intelligence (“AI”) presents risks, challenges, and unintended consequences that could affect its adoption, and therefore our business. AI algorithms and training methodologies may be flawed, ineffective or inadequate. The rapid evolution of AI, particularly the anticipated government regulation of AI, could require significant resources for compliance, whether in the development, testing or maintenance of such systems or software. AI development or deployment practices by us or third-party providers could increase vulnerability to cybersecurity risks and require additional resources to implement heightened cybersecurity measures to protect the security of our data. These deficiencies and other failures of any potential AI systems could subject us to competitive harm, regulatory action, legal liability, and brand or reputational harm.

We conduct significantly all of our business and manufacturing activities at our Kansas City, MO and King of Prussia, PA facilities, and circumstances beyond our control may result in considerable business interruptions.

We conduct all of our operations activities at our Kansas City, MO and King of Prussia, PA facilities. Our operations are vulnerable to interruption by fire, earthquake, floods or other natural disaster, quarantines or other disruptions associated with infectious diseases, national catastrophe, terrorist activities, war, disruptions in our computing and communications infrastructure due to power loss, telecommunications failure, human error, physical or electronic security breaches and computer viruses, and other events beyond our control. We do not have a detailed disaster recovery plan.

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Changes in accounting principles and guidance, or their interpretation, could result in unfavorable accounting charges or effects, including changes to our previously filed financial statements, which could cause our stock price to decline.

We prepare our financial statements in accordance with GAAP. These principles are subject to interpretation by the SEC and various bodies formed to interpret and create appropriate accounting principles and guidance. A change in these principles or guidance, or in their interpretations, may have a significant effect on our reported results and retroactively affect previously reported results.

If we fail to maintain an effective internal control environment as well as adequate control procedures over our financial reporting, investor confidence may be adversely affected thereby affecting the value of our stock price.

We are required to maintain proper internal control over our financial reporting and adequate controls related to our disclosures. As defined in Rule 13a-15(f) under the Exchange Act, internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officers and effected by the Board, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. If we fail to maintain adequate controls, our business, the results of operations, financial condition or the value of our stock may be adversely impacted.

If the Company fails to establish and maintain an effective control environment, the Company’s consolidated financial statements may contain material misstatements and it could be required to revise or restate its financial results, which could materially and adversely affect the Company’s business, results of operations and financial condition, restrict its ability to access the capital markets, require it to expend significant resources to remediate any such weakness, subject it to fines, penalties or judgments, harm its reputation or otherwise cause a decline in investor confidence, any of which could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

We are a small public company and the requirements of being a public company are a strain on the systems and resources, are a diversion to management’s attention, and are costly.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The requirements of these rules and regulations increase the legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and may also place strain on our personnel, systems and resources.

The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we assess the effectiveness of our internal control over financial reporting annually and the effectiveness of our disclosure controls and procedures quarterly. In particular, Section 404 of the Sarbanes-Oxley Act (“Section 404”), requires us to perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting. Our compliance with applicable provisions of Section 404 requires that we incur substantial accounting expense and expend significant management time on compliance-related issues as we implement additional corporate governance practices and comply with reporting requirements. Moreover, if we are not able to comply with the requirements of Section 404 applicable to us in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources. Furthermore, investor perceptions of our Company may suffer if deficiencies are found, and this could cause a decline in the market price of our stock. Irrespective of compliance with Section 404, any failure of our internal control over financial reporting could have a material adverse effect on our stated operating results and harm our reputation. If we are unable to implement these requirements effectively or efficiently, it could harm our operations, financial reporting, or financial results.

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In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

We expect these laws, rules and regulations to make it more difficult and more expensive for us to continue to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain appropriate levels of coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers.

As a result of being a public company, our business and financial condition is more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the time and resources of our management and adversely affect our business and operating results.

As a smaller reporting company that is not an accelerated filer, we are subject to scaled disclosure requirements that may make it more challenging for investors to analyze our results of operations and financial prospects.

As a smaller reporting company that is not an accelerated filer we (i) are able to provide simplified executive compensation disclosures in our filings, (ii) are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting and (iii) have certain other decreased disclosure obligations in our filings with the SEC, including being required to provide only two years of audited financial statements in annual reports. Consequently, it may be more challenging for investors to analyze our results of operations and financial prospects.

Our common stock is subject to volatility.

We cannot assure you that the market price for our common stock will remain at its current level, and a decrease in the market price could result in substantial losses for investors. The market price of our common stock may be significantly affected by one or more of the following factors:

•	announcements or press releases relating to our industry or to our own business or prospects;

•	regulatory, legislative, or other developments affecting us or our industry generally;

•	sales by holders of restricted securities pursuant to effective registration statements or exemptions from registration; and

•	market conditions specific to our Company, our industry and the stock market generally.

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Future sales of our shares could depress the market price of our common stock.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market or the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Any disposition by any of our large shareholders of our common stock in the public market, or the perception that such dispositions could occur, could adversely affect prevailing market prices of our common stock.

We do not intend to pay any cash dividends on our securities, so you will not be able to receive a return on your investment unless you sell your shares.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our securities. Unless we pay dividends, our security holders will not be able to receive a return on their securities unless they sell them.

There is a limited market for our common stock, which may make it more difficult for you to sell your stock.

Our common stock is quoted on the OTC Market (OTCQB) under the symbol “NNUP.” The trading market for our common stock is limited, accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, your ability to sell our common stock, or the prices at which you may be able to sell our common stock.

Our common stock may be subject to the “penny stock” rules in the future. It may be more difficult to resell securities classified as “penny stock.”

The SEC has adopted regulations that generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. While our common stock is presently exempt from being considered a “penny stock” because our net tangible assets exceed $2 million and we have been in continuous operations for at least (3) years, if we are unable to continue to qualify for this exemption, or any other available exemption from the definition of “penny stock,” our common stock will become a “penny stock.” These rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as “established customers” or “accredited investors.” For example, broker-dealers must determine the appropriateness for non-qualifying persons of investments in penny stocks. Broker-dealers must also provide, prior to a transaction in a penny stock not otherwise exempt from the rules, a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, disclose the compensation of the broker-dealer and its salesperson in the transaction, furnish monthly account statements showing the market value of each penny stock held in the customer’s account, provide a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction.

Legal remedies available to an investor in “penny stocks” may include the following:

•	If a “penny stock” is sold to the investor in violation of the requirements listed above, or other federal or states securities laws, the investor may be able to cancel the purchase and receive a refund of the investment.

•	If a “penny stock” is sold to the investor in a fraudulent manner, the investor may be able to sue the persons and firms that committed the fraud for damages.

These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

9

Many brokerage firms will discourage or refrain from recommending investments in penny stocks. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not invest in penny stocks due, among other reasons, to the increased financial risk generally associated with these investments.

For these reasons, penny stocks may have a limited market and, consequently, limited liquidity. We can give no assurance at what time, if ever, our common stock or will not be classified as a “penny stock” in the future.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (“FINRA”), has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative, low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. The FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares, as well as overall liquidity, of our common stock.

Provisions in our charter and bylaws may delay or prevent an acquisition of our Company by a third party.

Our charter, bylaws and Maryland law contain provisions that could make it more difficult for a third party to acquire our Company without the consent of our board of directors (the “Board”). Additionally, these provisions could lower the price that future investors might be willing to pay for shares of our common stock. These anti-takeover provisions:

•	authorize the Board to create and issue, without stockholder approval, preferred stock, thereby increasing the number of outstanding shares, which can deter or prevent a takeover attempt;

•	prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	provide that any vacancy on the Board be filled only by the affirmative vote of a majority of the remaining directors then in office even if remaining directors do not constitute a quorum;

•	provide that the Board be divided into three classes, with approximately one-third of the directors to be elected each year;

•	provide that the Board is expressly authorized to adopt, amend or repeal our bylaws;

•	provide that our Company’s stockholders may only remove any member of the Board by the affirmative vote of at least two-thirds of all the votes entitled to be cast by our stockholders generally in the election of directors and, such removal is required to be for cause; and

•	provide that the number of directors on the Board shall be fixed only by vote of the Board.

Also, under Maryland law, business combinations, including mergers, consolidations, share exchanges, or, in circumstances specified in the statute, asset transfers or issuances or reclassifications of equity securities, between our Company and any interested stockholder, generally defined as any person who beneficially owns, directly or indirectly, 10% or more of our Company’s common stock, or any affiliate of an interested stockholder are prohibited for a five-year period, beginning on the most recent date such person became an interested stockholder. After this period, a combination of this type must be approved by two super-majority stockholder votes, unless common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The statute permits various exemptions from its provisions, including business combinations that are exempted by the Board prior to the time that the interested stockholder becomes an interested stockholder.

10

Our bylaws designate the Circuit Court for Baltimore City, Maryland as the sole and exclusive forum for certain actions, including derivative actions, which could limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company and its directors, officers, other employees, or the Company’s stockholders and may discourage lawsuits with respect to such claims.

Unless the Company consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland (the “Maryland Circuit Court”) (or, if the Maryland Circuit Court does not have jurisdiction, the federal district court for the District of Maryland) (the “Exclusive Forum”) shall be the sole and exclusive forum for (a)(i) any action asserting an Internal Corporate Claim, as such term is defined in the MGCL (other than any action arising under federal securities laws), including, without limitation, (ii) any action asserting a claim of breach of the applicable standard of conduct or any duty owed by any director or officer or other employee of the Company to the Company or to the stockholders of the Company or (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the MGCL, the Charter or these Bylaws, or (b) any other action asserting a claim against the Company or any director or officer or other employee of the Company that is governed by the internal affairs doctrine. Further, notwithstanding anything to the contrary in the foregoing, unless the Company consents in writing to the selection of an alternative forum, the federal district court for the District of Maryland (the “Securities Act Exclusive Forum”) shall be the sole and exclusive forum for resolution of any complaint asserting a cause of action arising under the Securities Act of 1933.

Although we believe these exclusive forum provisions benefit us by providing increased consistency in the application of Maryland law for the specified types of actions and proceedings, these provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company and its directors, officers, or other employees and may discourage lawsuits with respect to such claims.

A substantial number of shares of common stock may be sold under this prospectus, which could cause the price of our common stock to decline.

We are registering for resale 4,315,790 shares of common stock. This sale and any future sales of a substantial number of our common stock in the public market, or the perception that such sales may occur, could adversely affect the price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

11

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements in this prospectus, other than statements of historical fact, are forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements.

Examples of forward-looking statements include, but are not limited to:

•	Expected operating results, such as revenue, expenses, and capital expenditures.

•	Current or future volatility in market conditions.

•	Our belief that we have sufficient liquidity to fund our business operations during the next 12 months.

•	Strategy for customer retention, product development, market position, and risk management.

•	Our ability to execute our acquisition strategy, including the integration of any acquired businesses.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•	The extent to which we are successful in gaining new long-term relationships with customers or retaining significant existing customers and the level of service failures that could lead customers to use competitors’ services.

•	Strategic actions, including business acquisitions and our success in integrating acquired businesses.

•	Our ability to improve our current credit rating with our vendors and the impact on our raw materials and other costs and competitive position of doing so.

•	The impact of losing our intellectual property protections or the loss in value of our intellectual property.

•	Changes in customer demand.

•	The occurrence of hostilities, political instability or catastrophic events.

•	Developments and changes in laws and regulations, including increased regulation of our industry through legislative action and revised rules and standards.

•	Security breaches, cybersecurity attacks and other significant disruptions in our information technology systems.

Important factors that could cause actual results to differ materially from those indicated or implied by forward-looking statements include those described under “Risk Factors” in this prospectus and in our filings with the SEC. Any forward-looking statements represent our views only as of the date of this prospectus and should not be relied upon as representing our views as of any subsequent date. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Except as required by law, we disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

12

 USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. All net proceeds from the sale of shares of common stock covered by this prospectus will go to the selling stockholders. We expect that the selling stockholders will sell their shares of common stock as described under “Plan of Distribution.”

13

Unaudited Pro Forma Condensed Combined Financial Information

On May 18, 2026, we completed our previously announced Polymeric Acquisition, pursuant to which Polymeric Nocopi LLC, a wholly owned subsidiary of Nocopi, acquired substantially all of the assets of Polymeric, relating to the business of manufacturing, developing, producing and commercializing specialized ink and coating solutions for industrial, digital and screen printing applications operating under the “Polymeric” trade name (the “Business”).

The unaudited pro forma condensed combined financial information is provided for informational purposes only, is based on various adjustments and assumptions and is not necessarily indicative of what Nocopi’s consolidated statement of operations or consolidated balance sheet would have been had the Polymeric Acquisition been completed as of the dates indicated, nor is such information necessarily indicative of what Nocopi’s consolidated statement of operations or balance sheet will be for any future periods

The unaudited pro forma condensed financial information for the year ended December 31, 2025 and the three months ended March 31, 2026 has been derived by the application of pro forma adjustments to the historical financial statements of Nocopi and Polymeric, giving effect to the Polymeric Acquisition as if it had occurred on January 1, 2025.

The following unaudited pro forma condensed combined financial information presents the pro forma effects of the Polymeric Acquisition.

14

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of Nocopi Technologies, Inc. (“Nocopi” or the “Company”) and Polymeric U.S., Inc. (“Polymeric” or the “Seller”) as of March 31, 2026 and for the three months ended March 31, 2026 and the year ended December 31, 2025, after giving effect to the acquisition (the “Acquisition”) of substantially all the assets of Polymeric by Nocopi pursuant to that certain Asset Purchase Agreement (the “Asset Purchase Agreement”) dated May 18, 2026 between and among the Company, Polymeric and Savara Capital, a Mauritius limited company and the sole shareholder of the Seller (the “Owner”). The Acquisition has been accounted for as an acquisition of Polymeric by the Company under applicable accounting principles.

Pursuant to the Asset Purchase Agreement, the aggregate consideration paid by Nocopi was $2,650,000 (the “Purchase Price”), which consisted of (a) $1,900,000 in cash (the “Cash Consideration”), subject to customary working capital adjustments and other reductions described below, (b) the assumption by Nocopi of certain specified liabilities of the Seller and (c) the issuance by the Company of 500,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) to the Seller. At the closing of the Acquisition (the “Closing” and the date thereof, the “Closing Date”), Nocopi delivered to the Seller $1,750,000, which represented the Cash Consideration portion of the Purchase Price, less a holdback amount of $150,000 (the “Holdback Amount”).

The Holdback Amount is being retained by Nocopi with respect to the post-closing working capital adjustment and the indemnification obligations of the Seller and Owner under the Asset Purchase Agreement, and will be released to the Seller, in each case net of any working capital setoff, encumbered amounts and finally resolved indemnification claims, as follows: (a) up to $50,000 within five business days following the final determination of the post-closing working capital adjustment, (b) up to $50,000 on the 12-month anniversary of the Closing Date and (c) the remaining balance, if any, on the 18-month anniversary of the Closing Date.

The following unaudited pro forma condensed combined financial information has been derived by the application of pro forma adjustments to the historical financial statements of the Company and Polymeric. The unaudited pro forma condensed combined financial information gives effect to the Acquisition as if the Acquisition had occurred on January 1, 2025 with respect to the unaudited annual pro forma condensed combined statements of operations, and as of January 1, 2026 for the three months ended March 31, 2026 unaudited pro forma condensed combined statements of operations, and as of March 31, 2026 with respect to the unaudited pro forma condensed combined balance sheets.

The unaudited pro forma condensed combined financial information has been prepared by management and is based on Nocopi’s historical financial statements and the assumptions and adjustments described in the notes to the unaudited pro forma financial information below. The presentation of the unaudited pro forma condensed combined financial information has been prepared by Nocopi in accordance with Article 11 of Regulation S-X.

The final Purchase Price allocation is subject to the final determination of the fair values of acquired assets, assumed liabilities and consideration paid, therefore, the allocation and the resulting effect on the financial statements may differ materially from the unaudited pro forma amounts included herein.

15

The unaudited pro forma condensed combined financial information reflects the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. The pro forma transactions and adjustments (collectively, the “Transaction Accounting Adjustments”) are based on available information and on assumptions that the Company believes are reasonable under the circumstances to reflect, on a pro forma basis, the aggregate impact of the relevant transactions on the historical financial information of Nocopi. The Transaction Accounting Adjustments consist of those necessary to account for the Acquisition. The Transaction Accounting Adjustments are described in the notes to the unaudited pro forma condensed combined financial information.

In preparing the unaudited pro forma condensed combined financial information, the following historical information was used:

•

We have derived the Company’s historical financial data as of March 31, 2026 and for the three months ended March 31, 2026 from its unaudited financial statements contained on Form 10-Q as filed with the Securities and Exchange Commission (the “SEC”) and for the year ended December 31, 2025 from its audited financial statements contained on Form 10-K as filed with the SEC; and

•	We have derived Polymeric’s historical financial statements as of March 31, 2026 and for the three months ended March 31, 2026 from its unaudited financial statements filed as Exhibit 99.2 to the Current Report on Form 8-K to which this pro forma financial information is filed as Exhibit 99.3 and for the year ended December 31, 2025 from Polymeric’s audited financial statements filed as Exhibit 99.1 to the Current Report on Form 8-K to which this pro forma financial information is filed as Exhibit 99.3.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to reflect the results of operations or the financial position of the Company that would have resulted had the Acquisition been effective during the periods presented or the results that may be obtained by the Company in the future. The unaudited pro forma condensed combined financial information as of and for the periods presented does not reflect future events that may occur after the Acquisition, including, but not limited to, synergies or revenue enhancements arising from the Acquisition. Future results may vary significantly from the results reflected in the unaudited pro forma condensed combined financial information.

On May 18, 2026, the Company entered into Stock Purchase Agreements (the “Stock Purchase Agreements”), by and between the Company and various institutional investors (the “Investors”). The Stock Purchase Agreements provide for the private issuance (the “Private Placement”) to the Investors of an aggregate of 266,668 shares of Common Stock at a purchase price of $1.50 per share. To date, the Company received gross proceeds of $299,000 and recorded a subscription receivable of $101,000 in connection with this Private Placement. The adjustments related to this Private Placement are shown in a separate column as “Financing and Other Adjustments.” The Financing and Other Adjustments are described further in the notes to the unaudited pro forma condensed combined financial information.

16

NOCOPI TECHNOLOGIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

AS OF MARCH 31, 2026

	Nocopi Technologies, Inc.	Polymeric U.S., Inc	Transaction Accounting Adjustments		Financing and Other Adjustments		Pro Forma Combined
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$11,913,000	$892,955	$(2,642,955)	a,c	$299,000	f	$10,462,000
Subscription receivable	—	—	—		101,000	f	101,000
Accounts receivable, net	1,132,000	490,754	—		—		1,622,754
Inventory, net	404,100	1,421,011	—		—		1,825,111
Prepaid expenses and other curent assets	86,800	175,623	—		—		262,423
Refundable income taxes	—	29,086	(29,086)	c	—		—

Total Current Assets	13,535,900	3,009,429	(2,672,041)		400,000		14,273,288

OTHER ASSETS:
Property and equipment, net	21,200	61,096	—		—		82,296
Goodwill	—	—	480,434	b	—		480,434
Intangible assets, net	—	153,904	140,263	b	—		294,167
Long-term receivables	639,600	—	—		—		639,600
Operating lease right of use assets	142,300	139,517	339,712	e	—		621,529

Total Assets	$14,339,000	$3,363,946	$(1,711,632)		$400,000		$16,391,314

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable	$33,500	$160,487	$—		$—		$193,987
Accrued expenses and other liabilities	114,200	56,568	—		—		170,768
Stock compensation payable	48,300	—	—		—		48,300
Purchase consideration payable – holdback, current	—	—	100,000	a	—		100,000
Current maturities of long-term debt	—	31,001	—		—		31,001
Operating lease liability – current	82,200	137,441	28,960	e	—		248,601

Total Current Liabilities	278,200	385,497	128,960		—		792,657

LONG-TERM LIABILITIES:
Accrued expenses, non-current	44,700	—	—		—		44,700
Long-term debt, less current maturities	—	25,029	—		—		25,029
Purchase consideration payable – holdback, long-term	—	—	50,000	a	—		50,000
Operating lease liability – non-current	67,100	2,076	310,752	e	—		379,928

Total Liabilities	390,000	412,602	489,712		—		1,292,314

STOCKHOLDERS' EQUITY:

Common stock	111,000	12	4,988	a,d	2,667		118,667
Additional paid-in capital	26,103,700	5,701,841	(4,956,841)	a,d	397,333		27,246,033
Accumulated deficit	(12,265,700)	(2,750,509)	2,750,509	d			(12,265,700)

Total stockholders' equity	13,949,000	2,951,344	(2,201,344)		400,000		15,099,000

Total Liabilities and Stockholders' Equity	$14,339,000	$3,363,946	$(1,711,632)		$400,000		$16,391,314

17

NOCOPI TECHNOLOGIES, INC.

UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

AS OF MARCH 31, 2026

	For the Three Months Ended			For the Year Ended
	March 31, 2026			December 31, 2025

	Nocopi Technologies, Inc.	Polymeric U.S., Inc	Pro Forma Combined	Nocopi Technologies, Inc.	Polymeric U.S., Inc	Pro Forma Combined

Total revenues	$389,700	$1,307,472	$1,697,172	$1,493,800	$5,323,161	$6,816,961

Cost of revenues	199,100	824,494	1,023,594	680,400	3,716,816	4,397,216

Gross profit	190,600	482,978	673,578	813,400	1,606,345	2,419,745

Operating Expenses:
Research and development	55,800	—	55,800	179,900	—	179,900
Sales and marketing expenses	74,500	23,188	97,688	282,600	194,516	477,116
General and administrative expenses	221,800	315,467	537,267	952,300	1,584,185	2,536,485

Total Operating Expenses	352,100	338,655	690,755	1,414,800	1,778,701	3,193,501

Net Income (Loss) from Operations	(161,500)	144,323	(17,177)	(601,400)	(172,356)	(773,756)

Other Income (Expense):
Interest income	105,200	3,855	109,055	470,600	11,292	481,892
Other expense	—	(1,009)	(1,009)		1,797	1,797
Interest expense and bank charges	(6,000)	(1,290)	(7,290)	(24,100)	(258,368)	(282,468)

Total Other Income (Expense), net	99,200	1,556	100,756	446,500	(245,279)	201,221

Income (Loss) before provision for income taxes	(62,300)	145,879	83,579	(154,900)	(417,635)	(572,535)

Provision for income taxes	—	—	—	—	(13,479)	(13,479)

Net income (loss)	$(62,300)	$145,879	$83,579	$(154,900)	$(431,114)	$(586,014)

Net income (loss) per common share - basic and diluted
Basic and Diluted	$(0.01)		$0.01	$(0.01)		$(0.05)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and Diluted (g)	11,057,345		11,557,345	10,800,154		11,300,154

18

NOCOPI TECHNOLOGIES, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

March 31, 2026

Note 1: Basis of Presentation

On May 18, 2026, Nocopi Technologies, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Polymeric U.S., Inc. (“Polymeric” or the “Seller”), a Missouri corporation, and Savara Capital, a Mauritius limited company, and the sole shareholder of the Seller (the “Owner”). Pursuant to the Asset Purchase Agreement, the Company acquired (the “Acquisition”) substantially all the assets of Polymeric for an aggregate consideration paid of $2,650,000, which consisted of (a) $1,900,000 in cash, subject to customary working capital adjustments and other reductions described below, (b) the assumption by the Company of certain specified liabilities of the Seller and (c) the issuance by the Company of 500,000 shares of Common Stock to the Seller. On the Closing Date, the Company delivered to the Seller $1,750,000, which represents the Cash Consideration portion of the Purchase Price, less the Holdback Amount of $150,000.

The Holdback Amount is being retained by the Company with respect to the post-closing working capital adjustment and the indemnification obligations of the Seller and Owner under the Asset Purchase Agreement, and will be released to the Seller, in each case net of any working capital setoff, encumbered amounts and finally resolved indemnification claims, as follows: (a) up to $50,000 within five business days following the final determination of the post-closing working capital adjustment, (b) up to $50,000 on the 12-month anniversary of the Closing Date and (c) the remaining balance, if any, on the 18-month anniversary of the Closing Date.

The Acquisition was accounted for under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 805 Business Combinations, with the Company as the acquiring entity. The acquisition method of accounting requires, among other things, that the assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, the acquisition method of accounting requires that the consideration transferred be measured at current market prices at the date of the acquisition. Accordingly, the assets acquired and liabilities assumed are recorded as of the acquisition date at their respective fair values and added to those of the Company. The financial statements and reported results of operations of the Company issued after completion of the Acquisition will reflect these values. Prior periods will not be retroactively restated to reflect the historical financial position or results of operations of Polymeric.

The Transaction Accounting Adjustments are based on available information and on assumptions that the Company believes are reasonable under the circumstances to reflect, on a pro forma basis, the aggregate impact of the relevant transactions on the historical financial information of the Company. These adjustments are discussed in greater detail in Note 2 below.

The pro forma adjustments reflecting Polymeric under the acquisition method of accounting are based on estimates and assumptions. The pro forma adjustments are included to the extent they are adjustments that reflect the accounting for the transactions in accordance with accounting principles generally accepted in the United States.

The unaudited pro forma condensed combined balance sheets reflect the effects of applying certain preliminary accounting adjustments to the historical results. The final Purchase Price allocation is subject to the final determination of the fair values of acquired assets and assumed liabilities and, therefore, that allocation and the resulting effect on income from operations may differ from the unaudited pro forma amounts included herein.

Assumptions underlying the pro forma adjustments necessary to reasonably present this unaudited pro forma information should be read in conjunction with this unaudited pro forma condensed combined financial information. The pro forma adjustments have been made based on available information and in the opinion of management, are reasonable. The unaudited pro forma condensed combined financial information should not be considered indicative of actual results that would have been achieved had the acquisition occurred on the date indicated and do not purport to indicate results of operations for any future period.

Note 2: Unaudited Pro Forma Condensed Combined Balance Sheets Adjustments

a)	The adjustment reflects the consideration paid pursuant to the Asset Purchase Agreement, which consisted of: (a) $1,750,000, which represents the Cash Consideration portion of the Purchase Price and the Holdback Amount of $150,000 (reflected as Purchase consideration payable – holdback, current of $100,000 and long- term of $50,000), (b) the assumption by the Company of certain specified liabilities of the Seller and (c) the issuance by the Company of 500,000 shares of Common Stock and recorded at fair value amounting to $750,000 or $1.50 per share based on the last available closing price.

19

NOCOPI TECHNOLOGIES, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

March 31, 2026

b)	The table below provides a summary of the estimated Purchase Price allocation and calculation of goodwill for the Acquisition.

Total consideration	$2,650,000
Recognized amounts of identifiable assets acquired and liabilities assumed:
Identifiable tangible assets acquired	2,148,484
Intangible assets acquired	433,684
Liabilities assumed	(412,602)
Net assets acquired	2,169,566
Goodwill	$480,434

c)	Reflects the elimination of cash and cash equivalents of $892,955 and refundable income tax of $29,086 which are not included as part of the assets acquired by the Company.

d)	Reflects the recapitalization of Polymeric to eliminate its stockholders’ equity.

e)	Reflects the transaction that occurred on May 15, 2026, whereby Polymeric entered into an amendment agreement to extend the lease term of a certain lease agreement for an additional two-year period which will expire on December 31, 2028. The lease was extended due to the Acquisition. Consequently, the Company recorded operating lease right of use (“ROU”) assets and total ROU lease liabilities of $473,183 based on an incremental borrowing rate of 6.5%.

Reflects the elimination of Polymeric’s historical operating lease ROU assets and operating lease liabilities as of March 31, 2026 and record the effect of the extended lease that occurred on May 15, 2026 as follows:

Eliminate historical operating lease ROU assets	$(133,471)
Record pro forma operating lease ROU assets	473,183
Total adjustments to operating lease ROU assets	$339,712

Eliminate historical operating lease liability - current	$(131,396)
Record pro forma operating lease liability - current	160,355
Total adjustments to operating lease liability - current	$28,960

Eliminate historical operating lease liability – non-current	$(2,076)
Record pro forma operating lease liability – non-current	312,828
Total adjustments to operating lease liability – non-current	$310,752

f)	Reflects the transaction, shown in a separate column as Financing and Other Adjustments, that occurred on May 18, 2026, whereby the Company entered into Stock Purchase Agreements with the Investors. The Stock Purchase Agreements provide for the private issuance to the Investors of an aggregate of 266,668 shares of Common Stock at a purchase price of $1.50 per share. To date, the Company received gross proceeds of $299,000 and recorded a subscription receivable of $101,000 in connection with the Private Placement.

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NOCOPI TECHNOLOGIES, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

March 31, 2026

Note 3: Unaudited Pro Forma Condensed Combined Statements of Operations Adjustments

g)	The following table sets forth a reconciliation of the denominators used to compute pro forma basic and diluted loss per share reflecting the issuance by the Company of 500,000 shares of Common Stock pursuant to Asset Purchase Agreement.

	For the Three Months Ended March 31,2026	For the Year Ended December 31, 2025
Pro forma basic and diluted loss per share:
Denominator
Weighted-average shares of common stock outstanding - basic and diluted	11,057,345	10,800,154
Common stock issued pursuant to the acquisition	500,000	500,000
Pro forma weighted-average shares of common stock outstanding - basic and diluted	11,557,345	11,300,154

Pro forma basic and diluted loss per share	$0.01	$(0.05)

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DIVIDENDS AND DIVIDEND POLICY

Since our inception, we have not declared or paid any dividends on our common stock. We intend to retain any earnings for use in our business and do not currently intend to pay dividends on our common stock. The declaration and payment of any future dividends will be at the discretion of our Board and will depend upon our results of operations, cash requirements, financial condition, contractual restrictions, restrictions imposed by our indebtedness, any future debt agreements or applicable laws and other factors that our board of directors may deem relevant.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion and analysis of our financial condition and results of operations along with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. The following discussion contains forward-looking statements that are subject to risks, uncertainties and assumptions. You should review the section titled “Risk Factors” in this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described below.

Overview

Nocopi Technologies, Inc. develops and markets specialty reactive inks for multiple applications across various industries. Our specialty inks are used by our customers for a range of purposes from bringing entertainment products to life with a variety of color activations to providing document and brand authentication for security purposes aimed at reducing losses caused by fraudulent document reproduction or by product counterfeiting and/or diversion. Our primary markets are the large educational and toy products industry and the document and product authentication industry. We derive our revenues primarily from licensing our technologies on an exclusive or non-exclusive basis to licensees who incorporate our technologies into their product offering and from selling products incorporating our technologies to our licensees or to their licensed printers.

Results of Operations

Our revenues are derived from (a) royalties paid by licensees of our technologies, (b) fees for the provision of technical services to licensees and (c) from the direct sale of (i) products incorporating our technologies, such as inks, security paper and pressure sensitive labels, and (ii) equipment used to support the application of our technologies, such as ink-jet printing systems. Royalties consist of guaranteed minimum royalties payable by our licensees in certain cases and additional royalties which typically vary with the licensee’s sales or production of products incorporating our licensed technology. Service fees and sales revenues vary directly with the number of units of service or product provided.

We recognize revenue on our lines of business as follows:

a.	License fees for the use of our technology and royalties with guaranteed minimum amounts are recognized at a point in time when the term begins;

b.	Product sales are recognized at the time of the transfer of goods to customers at an amount that our Company expects to be entitled to in exchange for these goods, which is at the time of shipment; and

c.	Fees for technical services are recognized at the time of the transfer of services to customers at an amount that our Company expects to be entitled to in exchange for the services.

We believe that, as fixed cost reductions beyond those we have achieved in recent years may not be achievable, our operating results are substantially dependent on revenue levels. Because revenues derived from licenses and royalties carry a much higher gross profit margin than other revenues, operating results are also substantially affected by changes in revenue mix.

Both the absolute amount of our Company’s revenues and the mix among the various sources of revenue are subject to substantial fluctuation. We have a relatively small number of substantial customers rather than a large number of small customers. Accordingly, changes in the revenue received from a significant customer can have a substantial effect on our Company’s total revenue, revenue mix and overall financial performance. Such changes may result from a substantial customer’s product development delays, engineering changes, changes in product marketing strategies, production requirements and the like. In addition, certain customers have, from time to time, sought to renegotiate certain provisions of their license agreements and, when our Company agrees to revise such terms, revenues from the customer may be adversely affected.

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Comparison of the Three and Six Months Ended June 30, 2026 and June 30, 2025

Total revenues for the three months ended June 30, 2026 were approximately $961,000 as compared to $360,000 for the three months ended June 30, 2025, an increase of $601,000 or approximately 167%. Total revenues for the six months ended June 30, 2026 were approximately $1,351,000 as compared to $839,000 for the six months ended June 30, 2025, an increase of $512,000, or 61%. The increase in total revenues is primarily comprised of the following:

•	Licenses, royalties and fees decreased by approximately $74,000, or 53%, a decrease to approximately $66,000 for the three months ended June 30, 2026 from $140,000 for the three months ended June 30, 2025. Total revenues for the three months ended June 30, 2026 were approximately $961,000 compared to $360,000 for the three months ended June 30, 2025, an increase of approximately $601,000, or 167%. Licenses, royalties and fees decreased by approximately $164,000, or 50%, a decrease to approximately $167,000 for the six months ended June 30, 2026 from $330,000 for the six months ended June 30, 2025. The decrease in licenses, royalties and fees during the three and six months ended June 30, 2026 compared to the three and six months ended June 30, 2025 is due primarily to the non - renewal of one of our existing licenses in January 2025 and another in June 2025 and as well as lower royalties. We cannot assure you that the marketing and product development activities of the Company’s licensees or other businesses in the entertainment and toy products market will produce a significant increase in revenues for the Company, nor can the timing of any potential revenue increases be predicted, particularly given the uncertain economic conditions presently being experienced.

•	Product and other sales increased by approximately $675,000, or 307%, to approximately $895,000 for the three months ended June 30, 2026 from $220,000 for the three months ended June 30, 2025. Product and other sales increased by approximately $675,000, or 133%, to approximately $1,184,000 for the six months ended June 30, 2026 from $509,000 for the six months ended June 30, 2025. Sales of ink increased for the three and six months ended June 30, 2026 compared to the three and six months ended June 30, 2025 due primarily to higher ink shipments to the third party authorized printer used by two of the Company’s major licensees in the entertainment and toy products market. Additionally, product and other sales increased due to the Polymeric Acquisition and as such, our subsidiary, Polymeric Nocopi, generated approximately $620,000 from the acquisition date on May 18, 2026 to June 30, 2026. Additionally, in the second quarter of 2026, the Company derived revenues of approximately $318,500 from the Company’s licensees and their authorized printers in the entertainment and toy products market as compared to revenues of approximately $314,600 in the second quarter of 2025.

Our gross profit increased to approximately $357,000 or 37% of gross revenues, for the three months ended June 30, 2026 from approximately $192,000 or 53% of gross revenues for the three months ended June 30, 2025, an approximately 16% decrease in gross profit percentage. Our gross profit increased to approximately $548,000 or 41% of gross revenues for the six months ended June 30, 2026 from approximately 465,000 or 55% of gross revenues for the six months ended June 30, 2025, an approximately 14% decrease in gross profit percentage. The decrease in gross profit percentage is due to the decrease in revenues from licenses, royalties and fees which has historically carried a higher gross profit than product and other sales, which generally consist of either supplies or other manufactured products which incorporate the Company’s technologies or equipment used to support the application of its technologies. These product supplies and items (except for inks which are manufactured by the Company) are generally purchased from third-party vendors and resold to the end-user or licensee and carry a lower gross profit than licenses, royalties and fees.

As the variable component of cost of revenues related to licenses, royalties and fees is a low percentage of these revenues and the fixed component is not substantial, period to period changes in revenues from licenses, royalties and fees can significantly affect both the gross profit from these sources as well as the Company’s overall gross profit. The gross profit from licenses, royalties and fees decreased to approximately 29% for the three months ended June 30, 2026 from approximately 72% for the three months ended June 30, 2025. The gross profit from licenses, royalties and fees decreased to approximately 44% for the six months ended June 30, 2026 from approximately 75% for the six months ended June 30, 2025.

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The gross profit of product and other sales, expressed as a percentage of revenues, is dependent on both the overall sales volumes of product and other sales and on the mix of the specific goods produced and/or sold. The gross profit from product and other sales decreased to approximately 38% for the three months ended June 30, 2026 from approximately 41% for the three months ended June 30, 2025. The gross profit from product and other sales decreased to approximately 40% for the six months ended June 30, 2026 from approximately 43% for the six months ended June 30, 2025.

Total operating expenses for the three months ended June 30, 2026, as compared to the three months ended June 30, 2025, were approximately $925,000 and $364,000, respectively. Total operating expenses for the six months ended June 30, 2026, as compared to the three months ended June 30, 2025, were approximately $1,277,000 and $724,000, respectively. The increase in total operating expenses primarily comprised of the following:

•	Research and development expenses increased for the three months ended June 30, 2026 to approximately $48,000 as compared to $43,000 for the three months ended June 30, 2025. Research and development expenses increased for the six months ended June 30, 2026 to approximately $104,000 compared to $88,000 for the six months ended June 30, 2025. The increase is due primarily to higher lab expenses for both periods in 2026 as compared to the prior 2025 period.

•	Sales and marketing expenses increased for the three months ended June 30, 2026 to approximately $89,000 as compared to $57,000 for the three months ended June 30, 2025. Sales and marketing expenses increased for the six months ended June 30, 2026 to approximately $164,000 as compared to $148,000 for the six months ended June 30, 2025. The increase is due primarily to higher commission expense for both periods in 2026 as compared to the prior 2025 period as result of increase in revenues from product and other sales.

•	Professional and consulting expenses increased for the three months ended June 30, 2026 to approximately $417,000 as compared to $118,000 for the three months ended June 30, 2025. Professional and consulting expenses increased for the six months ended June 30, 2026 to approximately $485,000 as compared to $223,000 for the six months ended June 30, 2025. The increase is due primarily to increases in legal fees, accounting fees and consulting fees which are primarily related to acquisition-related cost for the Polymeric Acquisition.

•	Compensation and related taxes – general and administrative increased for the three months ended June 30, 2026 to approximately $237,000 as compared to $65,000 for the three months ended June 30, 2025. Compensation and related taxes – general and administrative increased for the six months ended June 30, 2026 to approximately $331,000 as compared to $136,000 for the six months ended June 30, 2025. The increase is due primarily to increases in salaries and stock based compensation to our officers as well as compensation expenses of our newly owned subsidiary, Polymeric Nocopi.

•	Other general and administrative expenses increased for the three months ended June 30, 2026 to approximately $134,000 as compared to $80,000 for the three months ended June 30, 2025. General and administrative expenses increased for the six months ended June 30, 2026 to approximately $193,000 as compared to $128,000 for the six months ended June 30, 2025. The increase is due primarily to increases in rent expenses, depreciation, and office expenses for both periods in 2026 as compared to the prior 2025 period and such increase is primarily attributable to the Polymeric Acquisition.

•	Additionally, the overall increase in total operating expenses is due to the Polymeric Acquisition and as such, the operating expenses included the operations of our newly owned subsidiary, Polymeric Nocopi, from May 18, 2026 to June 30, 2026.

We reported other income, net of approximately $96,000 and $114,000 for the three months ended June 30, 2026 and 2025, respectively, and approximately $195,000 and $225,000 for the six months ended June 30, 2026 and 2025, respectively. The decrease in interest income is the direct result of having a lower cash balance for both periods in 2026 as compared to the prior period of 2025.

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For the three and six months ended June 30, 2026 and 2025, there were no income tax benefit due to the recording of a full valuation allowance since it is more likely than not that the realization of the net deferred tax assets would not be realized.

Net loss increased to approximately $472,000 for the three months ended June 30, 2026 as compared to a net loss of $59,000 for the three months ended June 30, 2025. Net loss increased to approximately $534,000 for the six months ended June 30, 2026 as compared to a net loss of $33,000 for the six months ended June 30, 2025. The change relates to the factors discussed above.

Plan of Operation, Liquidity and Capital Resources

Our cash decreased to approximately $10,687,000 at June 30, 2026 from $11,553,600 at December 31, 2025.

The following table summarizes total current assets, liabilities and working capital at June 30, 2026, compared to December 31, 2025, and the changes between those periods:

	June 30, 2026	December 31, 2025
Total Current Assets	13,835,474	13,091,300
Total Current Liabilities	1,146,637	290,800
Working Capital	12,688,837	12,800,500

Sources and Uses of Cash

	For the six months ended June 30,
	2026	2025
Net cash provided by operating activities	$297,269	$455,300
Net cash used in investing activities	$(1,763,600)	$—
Net cash provided by financing activities	$600,000	$—

Net Cash Flow from Operating Activities

For the six months ended June 30, 2026, net cash provided by operating activities was approximately $297,000 due to our net loss of approximately $534,000 offset primarily by non-cash charges of stock-based compensation of approximately $70,000, depreciation of $13,000, amortization of $4,000 and amortization of right of use assets of $66,000. Net changes in operating assets and liabilities totaled approximately $682,000, which is primarily attributable to a decrease in long-term receivables of approximately $270,000, increase in accounts payable of $239,000 and stock subscription payable of $99,000, and decrease in operating lease liability of $64,000.

For the six months ended June 30, 2025, net cash provided by operating activities was approximately $455,000 due to our net loss of approximately $33,000 offset primarily by non-cash charges of stock- based compensation of approximately $48,000, depreciation of $3,000, and amortization of right of use assets of $39,000. Net changes in operating assets and liabilities totaled approximately $398,000, which is primarily attributable to a decrease in long-term receivables of approximately $219,000, increase in accounts payable of $87,000 and decrease in operating lease liability of $34,000.

Net Cash Flow used in Investing Activities

Net cash used in investing activities was approximately $1,764,000 for the six months ended June 30, 2026, related to purchase of equipment of approximately $14,000 and the acquisition of Polymeric business for $1,750,000 compared to $0 in the same period of 2025.

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Net Cash Flow from Financing Activities

Net cash provided by financing activities was approximately $600,000 for the six months ended June 30, 2026, related to proceeds received from the sale of our common stock for $600,000 as compared to $0 in the same period of 2025.

Our plan of operations for the next twelve months following the date of this prospectus consists of concentrating available human and financial resources to continue to capitalize on the existing customer relationships the Company has developed in the inks and coatings markets, as well as establish relationships with new prospective customers. Based on our current operating plan, we believe that our existing cash resources will be able to fund our planned operations for the next twelve months. Separate from customers gained with the Polymeric acquisition, this includes two licensees that have been marketing products incorporating the Company’s technologies since 2012. These two licensees maintain a significant presence in the entertainment and toy products market and are well known and highly regarded participants in this market. We anticipate that these two licensees will expand their current offerings that incorporate our technologies and will introduce and market new products that will incorporate our technologies available to them under their license agreements with the Company. We will continue to develop various applications for these licensees. We also plan to expand our licensee base in the entertainment and toy market. We currently have additional licensees marketing or developing products incorporating our technologies in certain geographic and niche markets of the overall entertainment and toy products market. Specific to the existing Polymeric customers, we intend to continue seeking new ways to grow our portfolio of products and expand the customer base for existing products.

The Company maintains its presence in the retail loss prevention market and believes that revenue growth in this market can be achieved through increased security ink sales to its licensees in this market. We will continue to adjust our production and technical staff as necessary and, subject to available financial resources, invest in capital equipment needed to support potential growth in ink production requirements beyond our current capacity. Additionally, we will pursue opportunities to market our current technologies in specific security and non-security markets. There can be no assurances that these efforts will enable the Company to generate additional revenues and positive cash flow.

The Company intends to continue pursuing strategic acquisitions of businesses with complementary or competing products, services, technologies, or capabilities that enhance its operations, expand its product and service offerings, and support long-term growth and the generation of free cash flow. Although the Company completed a recent acquisition in May 2026, management continues to actively evaluate additional acquisition opportunities and engage in discussions with prospective acquisition targets. Future acquisitions may be funded through the issuance of debt or equity securities, cash payments, the exchange of services, or any combination thereof. As of the date of this prospectus, the Company has not entered into any definitive agreements with respect to any additional acquisitions.

We have received, and may in the future seek, additional capital in the form of debt, equity or both, to support our working capital requirements and to provide funding for other business opportunities. We cannot assure you that if we require additional capital, that we will be successful in obtaining such additional capital, or that such additional capital, if obtained, will enable the Company to generate additional revenues and positive cash flow.

As previously stated, we generate a significant portion of our total revenues from licensees in the entertainment and toy products market. These licensees generally sell their products through retail outlets. In the future, such sales may be adversely affected by changes in consumer spending that may occur as a result of an uncertain economic environment in 2026 and beyond and its effect on the global economy, geopolitical instability including the Russia-Ukraine war and conflicts in the Middle East and the related supply chain disruptions as well as the record inflation and significantly higher interest rates currently being experienced in the United States along with the probability of an economic recession both in the United States and globally. As a result, our revenues, results of operations and liquidity may be negatively impacted in future periods.

Contractual Obligations

As of June 30, 2026, there were no material changes in our contractual obligations from those disclosed in the 2025 Annual Report, other than those appearing in the notes to the financial statements appearing elsewhere in this prospectus.

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Recently Adopted Accounting Pronouncements

As of June 30, 2026 and for the period then ended, there are no recently adopted accounting standards that have a material effect on the Company’s financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

As of June 30, 2026, there were no recently issued accounting standards not yet adopted that would have a material effect on the Company’s financial statements.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements.

Comparison of the Years Ended December 31, 2025 and 2024

Revenues for 2025 were $1,493,800, a decrease of approximately 29%, or $624,000, from $2,117,800 in 2024.

Licenses, royalties and fees increased in 2025 by approximately 18%, or $93,600, to $605,100 from $511,500 in 2024. The increase in licenses, royalties and fees in 2025 compared to 2024 is due primarily to a new license which commenced on June 1, 2025 and a renewal of an existing license on January 1, 2025 offset by lower royalties from our Company’s licensees in entertainment and toy products market. We cannot assure you that the marketing and product development activities of our Company’s licensees or other businesses in the entertainment and toy products market will produce a significant increase in revenues for our Company, nor can the timing of any potential revenue increases be predicted, particularly given the uncertain economic conditions presently being experienced.

Product and other sales decreased by $717,600, or approximately 45%, to $888,700 in 2025 from $1,606,300 in 2024. The lower level of ink sales in 2025 compared to 2024 is due primarily to lower ink shipments to the third party authorized printer used by two of our Company’s major licensees in the entertainment and toy products market. Sales of ink to the licensed printers of its licensees in the entertainment and toy products market were approximately $722,500 lower in 2025 compared to 2024. Sales of security ink in 2025 to our Company’s licensees in the retail receipt and document fraud market increased by approximately $3,100 compared to 2024.

Our Company derived $1,260,900, or approximately 84% of total revenues, from licensees and other licensed printers in the entertainment and toy products market in 2025 compared to $2,008,700, or approximately 95% of total revenues, in 2024. The decrease in revenues from the licensees and other authorized printers in the entertainment and toy products market in 2025 compared to 2024 is due primarily to the lower ink shipments to the third party authorized printer used by two of our Company’s major licensees in the entertainment and toy products market. Our Company’s licensees in the entertainment and toy products market continue to develop new products for this market and improve other current offerings; however, other sales will be affected by marketplace reaction to the new and improved products, economic conditions that influence this market segment and the economy as a whole. Revenues that our Company derives from these licensees will be similarly affected. We cannot assure you that the marketing and product development activities of licensees in the entertainment and toy products market will produce increased revenues for our Company in future periods, nor can the timing of any potential revenue increases be predicted, particularly given the uncertain economic conditions presently being experienced.

Our Company’s gross profit decreased to $813,400, or approximately 54% of revenues, in 2025 from $1,100,300, or approximately 52%, in 2024. The lower gross profit in 2025 compared to 2024 results primarily from higher gross revenues from licenses, royalties and fees offset by lower product and other sales in 2025 compared to 2024.

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Licenses, royalties and fees have historically carried a higher gross profit than product sales, which generally consist of supplies or other manufactured products that incorporate our Company’s technologies or equipment used to support the application of its technologies. These items (except for inks which are manufactured by our Company) are generally purchased from third-party vendors and resold to the end-user or licensee and carry a lower gross profit than licenses, royalties and fees. The lower gross profit in 2025 compared to 2024 reflects higher gross revenues from licenses, royalties and fees offset by lower gross revenues from product and other sales in 2025 compared to 2024.

As the variable component of cost of revenues related to licenses, royalties and fees is a low percentage of these revenues and the fixed component is not substantial, period to period changes in revenues from licenses, royalties and fees can significantly affect both gross profit from licenses, royalties and fees as well as overall gross profit. Due primarily to the higher revenues from licenses, royalties and fees in 2025 compared to 2024, the gross profit from licenses, royalties and fees increased to approximately 74% of revenues from licenses, royalties and fees in 2025 from approximately 57% in 2024.

The gross profit, expressed as a percentage of revenues, of product and other sales is dependent on both the overall sales volumes of product and other sales and on the mix of the specific goods produced and/or sold. The gross profit from product and other sales was approximately 41% of revenues in 2025 and 50% in 2024.

Research and development expenses were $179,900 in 2025 compared to $178,200 in 2024. The increase in 2025 compared to 2024 resulted primarily from rent & occupancy expenses in 2025 compared to 2024.

Sales and marketing expenses were $282,600 in 2025 compared to $322,400 in 2024. The decrease in 2025 compared to 2024 is due primarily to lower commission expense on the lower level of revenues in 2025.

General and administrative expenses decreased to $952,300 in 2025 from $3,900,000 in 2024. The decrease in 2025 compared to 2024 is due primarily to lower stock-based compensation and employee related expenses offset by higher rent & occupancy expenses.

There was no income tax expense (benefit) reflected in the results of operations for 2025 and 2024. As of December 31, 2025 and 2024, our Company had federal net operating loss carry forwards of $804,000 and $707,000 respectively, and state net operating loss carryforwards of $3,176,000 and $2,568,000, respectively, which may be used to offset future taxable income. The remaining federal NOL's will not expire but will be limited to 80% of taxable income. Pennsylvania NOL's started to expire in 2024, with $1,307,000 expiring by 2032. The remaining Pennsylvania NOL's expire in 20 years. Florida NOL's will not expire.

Other income decreased to $446,500 in 2025 from $621,400 in 2024. The decrease is due to other income in 2024 of $84,000, which was receipt of the 2021 Employee Retention Tax Credit and a decrease in interest income.

Our net (loss) of $154,900 in 2025 compared to the net (loss) of $2,678,900 in 2024 resulted primarily from a lower gross profit on a lower level of product and other sales and by lower overhead expenses in 2025 compared to 2024.

Our management does not believe that inflation and changing prices have had a significant effect on our revenues and results of operations during the years ended December 31, 2025 and December 31, 2024.

Plan of Operation, Liquidity and Capital Resources

Our Company’s cash increased to $11,553,600 at December 31, 2025 from $10,839,700 at December 31, 2024. During 2025, our Company provided $713,900 in its operating activities.

Our Company’s revenues decreased approximately 29% to $1,493,800 in 2025 from $2,117,800 in 2024 primarily as a result of higher licensing revenue from our Company’s licensees in the entertainment and toy products market and lower revenue from products and other sales. Our Company’s gross profit increased approximately 2% to $813,400 in 2025 from $1,100,300 in 2024 primarily as a result of higher license fees from the licensees in the entertainment and toy products market and lower from product and other sales.

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Our Company’s total expenses decreased in 2025 compared to 2024, our Company’s net interest income decreased in 2025 compared to 2024 and our Company’s other income decreased in 2025 compared to 2024. The Company had a decrease in stock-based compensation of approximately $2,606,600 in 2025 when compared to 2024. As a result of these factors, our Company generated a net loss of $154,900 in 2025 compared to a net loss of $2,678,900 in 2024. Our Company had positive operating cash flow of $713,900   in 2025. At December 31, 2025, our Company had working capital of $12,711,800 and stockholders’ equity of $13,603,800. For the full year of 2024, our Company had a net loss of $2,678,900 and had positive operating cash flow of $594,800. At December 31, 2024, our Company had working capital of $12,388,300 and stockholders’ equity of $12,048,500.

We may need to obtain additional capital in the future to further support the working capital requirements associated with our existing revenue base and to develop new revenue sources. We cannot assure you that we will be successful in obtaining such additional capital, if needed.

Contractual Obligations

We conduct our operations in leased facilities under a non-cancelable operating lease expiring on December 31, 2027. Future minimum lease payments under this operating lease at December 31, 2025 are: $88,700 for 2026 and $91,900 for 2027. Total rental expense under operating leases was $83,500 and $70,500 for the years ended December 31, 2025 and December 31, 2024, respectively.

Recently Adopted Accounting Pronouncements

In December 2023, the Financial Accounting Standards Board (FASB) issued ASU No. 2023-09, Income Taxes (Topic 740). The amendments in this update related to the rate reconciliation and income taxes paid disclosures improve the transparency of income tax disclosures by requiring (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. The amendments allow investors to better assess, in their capital allocation decisions, how an entity’s worldwide operations and related tax risks and tax planning and operational opportunities affect its income tax rate and prospects for future cash flows. The other amendments in this Update improve the effectiveness and comparability of disclosures by (1) adding disclosures of pretax income (or loss) and income tax expense (or benefit) to be consistent with U.S. Securities and Exchange Commission (SEC) Regulation S-X 210.4-08(h), Rules of General Application—General Notes to Financial Statements: Income Tax Expense, and (2) removing disclosures that no longer are considered cost beneficial or relevant. For public business entities, the amendments in this Update are effective for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The amendments in this Update should be applied on a prospective basis. Retrospective application is permitted. The Company adopted Accounting Standards Update (ASU) 2023-09, “Improvements to Income Tax Disclosures,” on a retrospective basis within its annual reporting for the year ended December 31, 2025. The adoption of ASU 2023-09 resulted in enhanced disclosures related to the effective tax-rate reconciliation, including additional disaggregation requirements prescribed by the standard.

Off-Balance Sheet Arrangements

None.

Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company, as defined by Rule 12b-2 of the Exchange Act and are not required to provide this information.

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BUSINESS

Overview

We develop and market specialty reactive inks for multiple applications across various industries. Our specialty inks are used by our customers for a range of purposes from bringing entertainment products to life with a variety of color activations to providing document and brand authentication for security purposes aimed at reducing losses caused by fraudulent document reproduction or by product counterfeiting and/or diversion. Our primary markets are the large educational and toy products industry and the document and product authentication industry. We derive our revenues primarily from licensing our technologies on an exclusive or non-exclusive basis to licensees who incorporate our technologies into their product offering and from selling products incorporating our technologies to our licensees or to their licensed printers.

Industry Overview and Market Trends

The key ingredients to an ink are pigments, dyes, resins, surfactants, dryers, oils, solvents, water, waxes, and various other additives. There are many different types of both printing processes and print applications, so the mixing or preparation of formulations for these quantities widely vary. Pigments and dyes are the key ingredient that comprise the ink’s color and are formulated from substances with certain characteristics that make them suitable for use on printed products.

The printing inks market is seeing a shift as companies transition from manufacturing petroleum-based printing inks to manufacturing environmentally friendly, more sustainable printing inks. “Green” printing inks are based on sustainable materials such as soy and other plant-based sources and do not contain the heavy metals or other dangerous and toxic substances that petroleum-based printing inks do; thus they do not cause excessive pollution in the landfill. Examples of more environmentally friendly printing inks include water-based and oil-based printing inks. The use of “green” printing inks also reduces emissions of volatile organic compounds (VOC) associated with the printing process.

In 2025, the global printing ink industry was estimated to be worth $35.8 billion and forecasted to grow between 2025 and 2030 by 2.4% CAGR to $40.2 billion according to Smithers report “The Future of Global Ink Markets to 2030”. The water-based printing inks market consists of sales of water-based printing inks and related services used for printing on fabric and paper. Water-based printing inks are referred to as aqueous inks and are dye and pigment inks and can be segmented by type into acrylic water-based inks, maleic water-based inks, and shellac water-based inks.

Our Company does not produce commodity-based pigments. Rather, we source various pigments, dyes and other raw materials for ink, and then employ additional chemistry in formulating those materials into a highly engineered, specialty ink for a specific use. We are a specialty ink formulator within the ink industry that custom formulates, tests, and produces specialty inks that best meet our customer’s product needs and color demands. While our sale of “green” inks were slightly lower year-over-year, we believe our customers’ demands continue to shift with the trend towards utilizing more “green” printing inks. In 2025, approximately 35.3% of the ink sales were “green” printing inks, compared to 38.3% in 2024. As the “green” printing ink market continues to grow, we expect to continue to transition towards manufacturing environmentally friendly, more sustainable printing inks and away from manufacturing petroleum-based printing inks. We do not expect the “green” printing ink trend to adversely affect any aspects of our operations.

Products and Technology

We are a niche formulator of specialty inks and our specialty ink portfolio is backed by years of research and development efforts, trade secrets, and patents we have been granted in the United States, Canada, South Africa, Saudi Arabia, Australia, New Zealand, Japan, France, the United Kingdom, Belgium, the Netherlands, Germany, Austria, Italy, Sweden, Switzerland, Luxembourg, and Liechtenstein. We currently have patent protection on substantially all our of security inks including our Rub & Reveal system and our Rub-It & Color technology.

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Our goal is to provide our customers with specialized ink formulations with rapid design, test and production capabilities. We aim to serve our customers demand for unique product needs and security needs from our specialty inks through applying our industry knowledge, our technical expertise, our raw material procurement leverage, our product breadth, and our manufacturing operations capabilities to deliver ink formulations both domestically and internationally. We believe that our role in our customer’s value chain remains an essential component of their product offering as our customers continually rely upon supplier partners, such as our Company, that provide advanced solutions to improve their products’ appeal, marketability, differentiation, performance, and overall competitive advantage.

We currently serve end markets that include children entertainment and toy products and anti-counterfeiting, anti-diversion segments that include industrial marking, security packaging for cosmetics and consumer products, and point of sales protection. We derive our revenues primarily from product sales of our inks as well as from licensing and royalty fees of our technologies on an exclusive or non-exclusive basis to licensees who incorporate our technologies into their product offering and from selling products incorporating our technologies to our licensees or to their licensed printers. We are currently seeking to expand into other markets.

Entertainment and Toy Technologies and Products

Across the Entertainment and Toy Products category, we market our Rub-it & Color technology which consists of specialty inks that are produced in a variety of colors and can be revealed by rubbing with a fingernail or other firm object such as a plastic pen cap. Rub-it & Color ink technology can be used for coloring books, activity kits, play sheets, single use place mats, greeting cards, board games, promotional products, or any other paper-based application that needs some “fun” factor added. Two key features of our Rub-it & Color ink technology is that it’s safe and non-toxic, conforms to ASTM D4236 and F-963 and other toxicology tests.

Our customers in the Entertainment and Toy Technologies and Products category capitalize on our mess free and non-toxic features of our ink products. Our patented, revolutionary, and award-winning Rub-it & Color technology can be utilized across a variety of products and applications needing some “fun” factor as well as providing safe and non-toxic conditions that conform to ASTM D4236 and F-963 and other toxicology tests.

We license our Rub-it & Color technology through various license agreements that can be for exclusive and non-exclusive uses. These agreements cover both domestic and international geographies and can include specific distribution channels and specific lines of products and applications. Historically our license agreements have ranged anywhere from two to four years, but can also vary depending on our customer, use, and geography of the agreement. Certain of our license agreements with licensees contain renewal options and/or guaranteed minimum royalties, while others do not. We cannot assure you that any of our existing licenses will be renewed or will generate significant operating revenues for our Company in the future. In each of the years 2025 and 2024, we derived approximately 84% and 95%, respectively, of our total revenues from our licensees and their licensed printers in the entertainment and toy products market. We continue to pursue additional licensing opportunities for our Rub-it & Color ink technology in the large worldwide entertainment and toy products market and we also seek to renew our existing license agreements that are near expiration for extension terms.

Anti-Counterfeiting and Anti-Diversion Technologies and Products

Continuing developments in copying and printing technologies makes it easier than ever before to counterfeit a wide variety of documents. Counterfeit products are increasingly problematic for consumers, governments, and corporations. According to The Organization for Economic Cooperation and Development (OECD) data on counterfeiting and international trade, the total value of counterfeit and pirated goods was $1.023 trillion in 2023. And according to Corsearch, the value is set to reach approximately $1.79 trillion in 2030. Product labels and packaging, retail receipts, event and transportation tickets and the like are all susceptible to counterfeiting, causing economic losses to manufacturers of brand name products. With improvements in the copying and printing technologies making it easier to counterfeit labeling and packaging and increasing the losses to businesses from such counterfeiting activities.

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Our Copimark and Rub & Reveal technologies provide proprietary document authentication systems that are useful to businesses and brand owners desiring to authenticate a wide variety of printed materials and products. Our Copimark system enables businesses to print invisibly on certain areas of a document or packaging. When authentication of certain document or packaging is required, our invisible printing can be activated or revealed by use of a special highlighter pen. Other variations of our Copimark technology involve multiple color responses from a common pen, visible marks of one color that turn another color with the pen or visible and invisible marks that turn into a multicolored image. Our Rub & Reveal system permits the invisible printing of an authenticating symbol or code that can be revealed by rubbing a fingernail over the printed area.

Our technologies provide users with the ability to authenticate documents and detect counterfeit documents. Applications include the authentication of documents having intrinsic value, such as merchandise receipts, checks, travelers’ checks, gift certificates and event tickets, and the authentication of product labeling and packaging. When applied to product labels and packaging, our systems allow detection of counterfeit products, the labels and packaging of which would not contain the authenticating marks invisibly printed on the packaging or labels of the legitimate product.

Our marketing efforts for these technologies are focused on specific industries we believe may be affected by product counterfeiting. These technologies also combat product diversion (i.e. sale of legitimate products through unauthorized distribution channels or in unauthorized markets). Another of our related technologies, our invisible inkjet technology, permits manufacturers and distributors to track the movement of products from production to ultimate consumption when coupled with proprietary software. The “track and trace” capability provided by this technology is an attractive capability to brand owners. Our ink technology is also utilized in retail receipt and document fraud markets through licensing arrangements with four printers and distributors in the United States and Canada who provide loss prevention products to retailers and other outlets. We market these technologies through the use of licensed printers and distributors.

Contrast Technologies, formerly known as Euro-Nocopi, S.A., is a former affiliate of our Company that, since June 2003, has held a perpetual royalty-free license to utilize certain of our anti-counterfeiting and anti-diversion technologies in Europe.

Product Revenue

The following table illustrates the approximate percentage of our Company’s total revenues accounted for by each type of its products for the three months ended June 30, 2026 and 2025 and each of the last two fiscal years:

	Year Ended December 31,
Product Type	2025	2024
Entertainment and Toy Technologies and Products	84%	95%
Anti-Counterfeiting and Anti-Diversion Technologies and Products	16%	5%

Marketing

Our current marketing efforts are focused on commercializing our developed technologies across current and new geographic and market areas. We sell products through both multi-year license agreements with our existing customers as well as direct sales to a range of end customers through our sales staff. We primarily use truck carriers and freight service providers to transport our products to customers from our manufacturing facility. Our marketing approach utilizes our dynamic production capabilities of our products and technologies.

Acquisition Strategy

Our growth strategy includes expanding our business through acquisitions of other companies with competing or complementary services, technologies or businesses in order to expand our product and service offerings to grow our free cash flow. We are currently actively engaged in the process to identify acquisition candidates and negotiate transactions. Although we completed a recent acquisition in May 2026, management continues to actively evaluate additional acquisition opportunities and engage in discussions with prospective acquisition targets. Future acquisitions may be funded through the issuance of debt or equity securities, cash payments, the exchange of services, or any combination thereof. As of the date of this prospectus, we have not entered into any definitive agreements with respect to any additional acquisitions.

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Major Customers

We had one customer that accounted for 21% and 35% of revenue for the three and six months ended June 30, 2026, respectively, and two customers that accounted for 67% of net accounts receivable as of June 30, 2026. In addition, the Company had two and three customers that accounted for 82% and 83% of revenue for the three and six months ended June 30, 2025, respectively. During 2025, we made sales or obtained revenues equal to 10% or more of our Company’s 2025 total revenues from two non-affiliated customers who individually accounted for approximately 23% and 52%, respectively, of 2025 revenues of our Company. During 2024, we made sales or obtained revenues equal to 10% or more of our Company’s 2024 total revenues from two non-affiliated customers who individually accounted for approximately 18% and 70%, respectively, of 2024 revenues of our Company.

Manufacturing

Our Company operates a manufacturing facility located at our corporate headquarters at 480 Shoemaker Road, Suite 104, King of Prussia, Pennsylvania 19406. At this location, we also have product development, sales, and administrative operations located adjacent to our production floor area. Our formulation and production methodologies aim to consistently achieve the highest technical standards while simultaneously reaching fast lead times of production and delivery for our customers.

We have established a quality control program that currently entails laboratory analysis of developed technologies; and when warranted, our specially trained technicians travel to third party production facilities to train client staff and monitor our manufacturing process. We also strive to improve our production efficiencies and data controls to target less material waste as well as attempt more sustainable sourcing of raw materials.

Patents

Our Company has been granted various patents in the United States, Canada, South Africa, Saudi Arabia, Australia, New Zealand, Japan, France, the United Kingdom, Belgium, the Netherlands, Germany, Austria, Italy, Sweden, Switzerland, Luxembourg, and Liechtenstein. Patents may exist for 20 years from filing date and we actively monitor the marketplace to employ management processes designed to rigorously enforce our legal ownership of intellectual property. We currently have patent protection on substantially all of our security inks including our RUB & REVEAL system, and on our Rub-it & Color technology. Our latest patent protects our newly developed technology that may have applications in the entertainment and toy products market.

In the United States and some other countries, patent applications are automatically published at a specified time after filing. Since we are obligated to pay annuities from time to time on our patents to keep them in force, we annually evaluate our patent portfolio to determine which patents we will continue to maintain. In Europe, annuities for European patents are paid by Contrast Technologies, formerly known as Euro-Nocopi, S.A., since Europe is where they hold a perpetual royalty-free license to exploit certain of our anti-counterfeiting and anti-diversion technologies.

Research and Development

Our research and development activities are primarily focused on advancing our portfolio of ink technologies. We aim to successfully develop new chemistry formulations, new market-changing technologies and new customer driven solutions. Our research and development efforts support our commercial development activities while also attempting to improve our manufacturing operations.

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We are presently conducting research and development activities in the following three areas: (1) refining our present product portfolio, (2) developing specific customer applications, and (3) expanding our technology into new areas of implementation. Research and development expenses for the three and six months ended June 30, 2026 were $48,300 and $104,100, respectively. During the years ended December 31, 2025 and December 31, 2024, we spent approximately $179,900 and $178,200, respectively, on research and development. We continue to focus our research and development activities to develop and market additional new products and applications.

Competition

We compete in the fragmented specialty ink industry which is highly competitive. Competition is based on several key criteria which include quality, price, service, performance, product innovation, product recognition, speed, and delivery. Our competitors range from large, publicly owned international companies with broad product offerings to local, privately held independent specialty producers offering a specific market niche or product. Overall, many participants tend to offer a varied and broad array of product lines designed to meet specific customer requirements.

The ink industry has become increasingly global as participants have focused on establishing and maintaining leadership positions outside of their home markets. Many of these participant’s product lines face increasing competition due to industry consolidation, pricing pressures and competing technologies. Nonetheless, we believe our patented and proprietary technologies provide a unique and cost-effective solution for our customers. To improve our competitive position, we are building and leveraging our corporate brand as a differentiator to create value and better communicate our specialty production capabilities which we believe make it easier to introduce new product lines and applications to provide scale to our operations and ultimately enable us to successfully compete in the market.

Employees and Human Capital

We currently have 25 full-time employees and believe that we have good relations with our employees.

We are committed to providing a healthy environment and safe workplace by operating in accordance with established health and safety protocols within our facility and maintaining a strong health and safety compliance program. We prioritize, manage, and carefully track safety performance at our facility and integrate sound safety practices in every aspect of our operations.

Regulation of our Business

We are subject to common business, tax and regulations pertaining to the operation of our business. We believe that we are in compliance with all applicable governmental regulations.

Financial Information about Foreign and Domestic Operations

We conduct our business operations solely within the United States; however, we have licensees and customers in Europe, South America, Asia and Australia. These licensees and customers accounted for approximately 61% of our gross revenues in 2025 and approximately 77% of our gross revenues in 2024.

Recent Developments

On May 18, 2026, we entered into the Asset Purchase Agreement with the Seller and the Owner, whereby the Seller and Owner agreed to sell its Polymeric’s business to Polymeric Nocopi. Pursuant to the Asset Purchase Agreement, we acquired substantially all the assets of Polymeric for an aggregate purchase consideration of $2,650,000, which consisted of (a) $1,900,000 in cash, subject to customary working capital adjustments and other reductions described below, (b) the assumption by the Company of certain specified liabilities of the Seller and (c) the issuance by the Company of 500,000 shares of common stock to the Seller. On the closing date, we delivered to the Seller $1,750,000, which represented the cash consideration portion of the purchase price, less the holdback amount of $150,000. Polymeric’s business operations consist primarily of the manufacture and sale of screens and digital inks. We believe the acquisition expands the Company’s product offerings, manufacturing capabilities, customer relationships, and is expected to enhance future revenue opportunities and expand geographic footprint of the Company.

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MANAGEMENT

The following table sets forth information relating to our executive officers and directors as of the date of this prospectus.

Name	Age	Relationship
Matthew C. Winger	42	Chief Executive Officer and Chairman of the Board
Kevin Westenburg	32	President and Director
Eric Sites	47	Director
Debra E. Glickman	59	Chief Financial Officer

The following is a brief biography of each executive officer and director.

Matthew C. Winger has served as a director since March 2022 and as our Chief Executive Officer and Chairman since March 2025. Mr. Winger has also served as a Director of Kennedy Lewis Investment Management LLC since September 2025. Prior to that, he served as Executive Vice President of Corporate Development from October 2022 to March 2025. Mr. Winger also previously served as a Managing Director of Douglas Elliman Inc., from October 2024 to July 2025. Mr. Winger was the Director of Investments for M2A Family Office, a position he held from November 2020 until October 2024, where he evaluated public and private market investment opportunities for equity, debt, and real estate sectors, as well as provided support to portfolio investments across operations and company management. Prior to joining M2A Family Office, Mr. Winger was Director of Investments at a private venture supporting investment analysis and capital allocation. Earlier in his career, Mr. Winger was Senior Research Analyst at Fairholme Capital Management working directly with the CIO in executing a deep dive, fundamental strategy across public securities of distressed and special situation opportunities. Prior to this, Mr. Winger held various roles at TIAA-CREF, Loeb Partners and Countrywide Commercial Real Estate Finance. Mr. Winger earned a Bachelor of Science degree from the Kelley School of Business at Indiana University and an M.B.A. from New York University’s Stern School of Business. He is a CFA Charterholder and a member of the CFA Society Miami, as well as a volunteer with Big Brothers Big Sisters of Miami. The Board believes that Mr. Winger’s extensive knowledge of the Company’s operations as Chief Executive Officer as well as his knowledge of public and private markets makes him well suited to serve as a member of our Board.

Kevin Westenburg has served as our President and a director since June 2025, and is currently the founder of WestCam Partners, a financial advisory firm he founded in 2024 that specializes in restructuring consulting services. Prior to this, Mr. Westenburg was a senior member of the investment team at Kennedy Lewis Investment Management from 2019 to 2024, where he focused on underwriting new investments as well as operational restructurings and financial recapitalizations across consumer, financial services, and industrial companies. Prior to Kennedy Lewis Investment Management, Mr. Westenburg worked at Grant Thornton LLP from 2016 to 2018, where he worked on financial statement audits across the insurance, industrial, and healthcare sectors. Mr. Westenburg earned a Master of Science degree in Finance from Boston College and a Bachelor of Science degree in Accounting from Towson University. He is a former Certified Public Accountant. The Board believes that Mr. Westenburg’s auditing and transactional experience makes him well suited to serve as a member of our Board.

Eric Sites has served as a director since December 2025, and is a Vice President at Horizon Kinetics Holding Corp. Mr. Sites joined Horizon Kinetics in 2004 and is a Portfolio Manager and Research Analyst for the firm. Mr. Sites previously served as a Director for Canadian Securities Exchange, Bermuda Stock Exchange, Consensus Mining and Seigniorage Company, and Renn Fund. He is currently a Director of IL&FS Securities Services Ltd (ISSL) of India. Mr. Sites received a BA from Southern Illinois University in 2000 and an MA from Columbia University, Teachers College in 2002. The Board believes that Mr. Site’s analytical and investment background makes him well suited to serve as a member of our Board.

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Debra E. Glickman has served as our Chief Financial Officer since June 2023. Prior to Nocopi, Ms. Glickman joined M2A Family Office in 2020 as the Chief Financial Officer. Prior to joining M2A, Ms. Glickman spent seven years as the CFO for Harbor Group Consulting LLC where she led numerous functions including accounting, financial, operations, and human resources. Prior to this role, Ms. Glickman spent thirteen years as Vice President and Chief Investment Officer of Sterling/Carl Marks Capital, Inc. and CMNY Capital II, LP (Carl Marls & Co., Inc), Small Business Investment Companies licensed by the SBA specializing in small to mid-market growth capital investments for internal expansion and acquisition strategies. Ms. Glickman earned a Bachelor of Science Degree in Accounting from the University of Maryland. She enjoys volunteering for fundraising events for the Diabetes Research Institute Foundation and The Breast Cancer Research Foundation-Play for P.I.N.K.

Corporate Governance

Committees

We currently only maintain one committee of the Board, our Audit Committee, which is described in more detail below. As a result of our smaller sized Board and the small number of executive officers involved with our Company, our Company does not have a separately designated nominating or compensation committee or committee performing similar functions; therefore, our full Board currently serves in these capacities.

Audit Committee

Our Company has established a standing audit committee that makes recommendations to our Board regarding the selection of an independent registered public accounting firm, reviews the results and scope of the Company’s audits and other accounting-related services and reviews, oversight of our risk assessment, risk management and cybersecurity risks, and evaluates the Company’s internal control functions. Our Board has adopted an Audit Committee charter specifically setting forth these responsibilities of the Audit Committee, which are consistent with the applicable rules and regulations of the SEC. A copy of the Audit Committee charter is available on our website at www.nocopi.com.

Our audit committee is currently comprised of Matthew Winger, Kevin Westenburg and Eric Sites, with Mr. Westenburg serving as the chair. Mr. Sites is “independent” within the meaning of Rule 10A-3 under the Exchange Act and the NASDAQ Stock Market Rules for Audit Committee purposes. Messrs. Winger and Westenburg are not “independent” within the aforementioned standards. Our Board has designated Mr. Sites as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Code of Business Conduct and Ethics

Our Company has adopted a Code of Ethics that applies to its Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and persons performing similar functions. A copy of our Company’s Code of Ethics is filed as Exhibit 14.1 our Annual Report on Form 10-K for the year ended December 31, 2025 and can also be found on our website at www.nocopi.com. Our website address is included for reference only. The information contained on our website is not incorporated by reference into this prospectus.

If we make any amendment to the Code of Ethics or grant any waivers, including any implicit waiver, from a provision of the Code of Ethics, we will disclose the nature of such amendment or waiver on our website to the extent required by the rules and regulations of the SEC.

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EXECUTIVE AND DIRECTOR COMPENSATION

The table below summarizes all compensation awarded to, earned by, or paid to our named executive officers for the fiscal years ended December 31, 2025 and 2024.

Summary Compensation Table

Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(e)	All other compensation ($)(f)	Total ($) (g)
Michael S. Liebowitz Former CEO and Chmn. of the Board (1)	2025	—	—	—	—	—
	2024	150,000	—	447,500	—	597,500
Terry W. Stovold Former Chief Operating Officer (2)	2025	73,500	3,000	—	139,700	216,200
	2024	75,000	5,000	—	184,600	264,600
Matthew C. Winger Current CEO and Chmn. of the Board. (3)	2025	117,700	—	7,500	—	125,200
	2024	120,000	—	100,200	—	220,200
Debra E. Glickman Chief Financial Officer (4)	2025	122,600	15,600	15,000	—	153,200
	2024	125,000	15,600	8,400	—	149,000

1.	Mr. Liebowitz was originally appointed our Chief Effective Officer on August 18, 2023. In connection with his appointment, on October 16, 2023, Mr. Liebowitz entered into a written employment agreement, effective retroactively to August 18, 2023 under which he served as President and Chief Executive Officer of the Company for a period of five years with successive one year renewal terms. In consideration for serving as Chief Executive Officer, Mr. Liebowitz was entitled to an annual base salary of $400,000, which was effective retroactively as of the commencement of his term, August 18, 2023. Mr. Liebowitz voluntarily reduced his annual base salary to $150,000, effective December 30, 2023. In addition, Mr. Liebowitz was entitled to a one-time equity award of 1,000,000 restricted stock units (“RSUs”) of the Company’s common stock (the “Prior Grant”) valued at $3,580,000, which was the fair value of our common stock at grant date of October 10, 2023, which award vested in its entirety on August 18, 2024. On August 16, 2024, Mr. Liebowitz agreed to cancel and forfeit the Prior Grant and, in lieu of the Prior Grant, the Company granted Mr. Liebowitz 1,649,769 RSUs (the “Replacement Grant”), pursuant to and subject to the Company’s 2024 Equity Incentive Plan (the “2024 Plan”) and an award agreement, as approved by the Board of Directors. The fair market value of the Replacement Grant was $3,580,000, which was determined based on the closing price of the Company’s common stock on the grant date. The shares of common stock underlying the Replacement Grant were scheduled to vest ratably and quarterly over a two-year period beginning on August 16, 2024. The cancellation and issuance of the Replacement Grant was treated as a modification of an award under FASB ASC 718. This modification resulted in an incremental fair value of $1,410,000, calculated as the difference between the fair value of the Replacement Grant and the fair value of the Prior Grant on the modification date. The incremental fair value was expected to be recognized as additional compensation expense on a straight-line basis over the new two-year vesting period. The Company will relieve the stock compensation liability on a proportional basis as the Replacement Grant vests. On December 23, 2024, the executive agreed to forfeit to the Company all remaining 1,443,548 shares underlying the unvested RSUs outstanding under the Replacement Grant. The fair market value of $3,132,500 was recorded as a credit to equity and a debit to stock compensation payable. On February 26, 2025, Michael S. Liebowitz notified the Board of his resignation as Chairman of the Board and Chief Executive Officer of the Company, effective immediately.

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2.	Mr. Operations and Sales for an initial term of three years with successive one year renewal terms and in July 2014, our Board appointed Mr. Stovold as Chief Operating Officer of the Company. The employment agreement provided for a base salary set by the Board, which was set at $75,000 per year, along with a commission of seven percent (7%) on sales generated by his efforts. The amount in column (f) reflects Mr. Stovold’s commissions on sales. As of December 31, 2025, Mr. Stovold was owed approximately $120,700 of commissions payable through 2028 related to sales realized through 2025 as a result his efforts of which approximately $66,500 is currently payable. On September 30, 2026, we entered into a letter agreement with Mr. Stovold, pursuant to which Mr. Stovold resigned as Chief Operating Officer, effective October 1, 2026. Mr. Stovold remains employed by the Company as a non-executive employee in a limited transitional capacity through July 1, 2029.

3.	Mr. Winger entered into a written employment agreement effective October 1, 2022 under which he served as our Executive Vice President of Corporate Development for an initial term of two years with successive two year renewal terms. The employment agreement provided for a base salary set by the Board, which was set at $125,000 per year. On December 22, 2024, the Board adjusted Mr. Winger’s salary to $120,000, and the Company issued 60,000 shares to Mr. Winger for his services for 2024 with a fair market value of $100,200. The compensation included for Mr. Winger above represents his compensation for services rendered as Executive Vice President of Corporate Development for 2024. On March 4, 2025, the Board appointed Mr. Winger as the Company’s Chairman of the Board and Chief Executive Officer (and principal executive officer), effective immediately, to fill the vacancy created by Mr. Liebowitz’s resignation.

4.	Ms. Glickman receives a base salary of $125,000 per year, along with a discretionary bonus determined by the Board. On December 24, 2024, the Company issued 5,000 shares to Ms. Glickman with a fair market value of $8,400, which is included in her compensation for 2024. On December 24, 2025 and December 29, 2025, the Company issued 10,000 shares to Ms. Glickman with a fair market value of $15,000, which is included in her compensation for 2025.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2025, the following equity awards to our directors and named executive officers were outstanding:

Name	Number of shares or units of stock that have not vested (#)(1)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Matthew C. Winger	5,000	$7,500	—	—
Kevin Westenburg	10,000	$15,000	—	—
Eric Sites	—	—	—	—
Debra E. Glickman	5,000	$7,500	—	—
1.	Consists of restricted stock units, which will vest on December 29, 2026.

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Policies and Practices Related to the Grant of Certain Equity Awards

In response to Item 402(x)(1) of Regulation S-K, we have not granted new awards of stock options, stock appreciation rights, or similar option-like instruments within four business days before or one business day after the release of a Quarterly Report on Form 10-Q, Annual Report on Form 10-K, or Current Report on Form 8-K that discloses material nonpublic information. Accordingly, we have no specific policy or practice on the timing of awards of such options in relation to the disclosure of material nonpublic information by us. In the event that we determine to grant new awards of such options, the Board will evaluate the appropriate steps to take in relation to the foregoing.

Director Compensation

The following table summarizes compensation earned by our Company’s directors for the year ended December 31, 2025. All directors have been and will be reimbursed for reasonable expenses incurred in connection with attendance at meetings of the Board or other activities undertaken by them on behalf of our Company.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Nonequity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Michael S. Liebowitz(1)	—	—	—	—	—	—	—
Matthew C. Winger(1)	—	—	—	—	—	—	—
Jacqueline J. Goldman(2)	—	—	—	—	—	—
Kevin Westenburg(3)	—	—	—	—	—	—	—
Eric Sites(4)	—	—	—	—	—	—	—

1.	During 2025, Mr. Liebowitz and Mr. Winger each served as an executive officer and a director. Messrs. Liebowitz and Winger did not receive any additional compensation for their services rendered as directors of the Company in 2025. Mr. Liebowitz resigned from the Board, effective February 26, 2025.

2.	Ms. Goldman resigned from the Board, effective June 13, 2025.

3.	During 2025, Mr. Westenburg served as an executive officer and a director. Mr. Westenburg did not receive any additional compensation for his services rendered as a director of the Company in 2025.

4.	Mr. Sites was appointed to the board, effective December 15, 2025.

All directors receive compensation in accordance with the Company’s director compensation policy. Pursuant to this program, each director receives an annual cash retainer in the amount of $3,000 for service as a director. On December 22, 2025, the Board of Directors modified the annual director fees to an annual cash retainer of $50,000 and 30,000 RSUs for each year of board service. For 2025, Messrs. Liebowitz, Winger and Westenburg, as current or former executives of the Company, agreed to waive all board fees.

Compensation Policies and Practices as They Relate to Our Risk Management

No risks arise from our Company’s compensation policies and practices for our employees that are reasonably likely to have a material adverse effect on our Company.

Change in Control Arrangements

We are not aware of any arrangements that could result in a change of control.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

On September 11, 2023, the Company engaged Phillip Frost, the trustee of Frost Gamma Investments Trust, a beneficial owner of greater than 5% of our outstanding voting securities, as a consultant to provide general advisory services to the Company for a three-year period ending on September 11, 2026. In consideration for providing the advisory services, the Company agreed to issue Frost Gamma Investments Trust an aggregate of 65,790 shares of Common Stock (the “Advisory Shares”). The Advisory Shares are issued annually ratably over the three-year period, with two-thirds of the Advisory Shares having already been issued.

Review, approval or ratification of transactions with related persons

Our Company does not have any formal written policies or procedures for related party transactions, however in practice, our Board reviews and approves all related party transactions and other matters pertaining to the integrity of management, including potential conflicts of interest, trading in our securities, or adherence to standards of business conduct.

Director Independence

Although we are currently traded on the Over-the-Counter Markets, our Board has reviewed each of the Directors’ relationships with the Company in conjunction with NASDAQ Listing Rule 5605(a)(2) that provides that an “independent director” is ‘a person other than an Executive Officer or employee of our Company or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board has affirmatively determined that Eric Sites is an independent director in that he is independent of management and free of any relationship that would interfere with their independent judgment as members of our Board. In making such determination, the Board considered the relationships that Mr. Sites had with our Company and all other facts and circumstances that our Board deemed relevant in determining Mr. Site’s independence. The members of our Board who are not an “independent director” are Matthew C. Winger and Kevin Westenburg as a result of their respective executive officer status with our Company.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 14, 2026 (except as otherwise indicated below), the stock ownership of (1) each person or group known to our Company to beneficially own 5% or more of our common stock and (2) each director and executive officer individually, and (3) all directors and executive officers of our Company as a group.

To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table below has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Except as otherwise indicated, the address of each of the persons in the table below is c/o Nocopi Technologies, Inc., 480 Shoemaker Road, Suite 104, King of Prussia, Pennsylvania 19406.

Common Stock

Name of Beneficial Owner	Number Of Shares Beneficially Owned	Percentage of Class (1)(2)
5% Stockholders
Michael S. Liebowitz 125 Ocean Drive, Apt. 703 Miami Beach, FL 33139 (3)	3,232,455	27.14%
Joseph S. Steinberg c/o Jefferies Financial Group 520 Madison Avenue New York, NY 10022 (4)	1,445,851	12.14%
Phillip Frost, M.D. 4400 Biscayne Blvd, Suite 1500 Miami, Florida 33137 (6)	1,511,642	12.69%
Directors and Executive Officers
Kevin Westenburg	200,533	1.68%
Debra E. Glickman	15,280	*
Matthew C. Winger	245,916	2.06%
Eric Sites	—	*
All Executive Officers and Directors as a Group (four (4) individuals)	462,929	3.89%

*	Less than 1%.

(1)	Where the Number of Shares Beneficially Owned (reported in the preceding column) includes shares which may be purchased upon the exercise of outstanding stock options and warrants which are or within sixty days will become exercisable (“presently exercisable options”) or the vesting of outstanding restricted stock units within sixty days of the date hereof, the percentage of class reported in this column has been calculated assuming the exercise of such presently exercisable options or vesting of outstanding restricted stock units, as applicable.

(2)	Based on 11,910,064 shares of common stock outstanding on October 9, 2026.

(3)	The shares are held directly by MSL 18 HOLDINGS LLC and indirectly by Michael S. Liebowitz, who has sole voting and dispositive control of MSL 18 HOLDINGS LLC.

(4)	Based upon a Form 4 filed on June 10, 2025.

(5)	Based upon a Schedule 13D/A filed August 10, 2022 by SRK Fund I, LP.

(6)	Based on Form 4 filed on September 15, 2025 by Phillip Frost, M.D. and Frost Gamma Investments Trust. Includes 1,489,712 Common Shares held by Frost Gamma Investments Trust (“FGIT”). Dr. Phillip Frost is the trustee of FGIT.

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SELLING STOCKHOLDERS

The share of common stock being offered by the selling stockholders are those (i) issued to certain of the selling stockholders in connection with the Private Placements, (ii) issued to Polymeric in connection with the Polymeric Acquisition and (iii) held by the other selling stockholders identified below. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Other than with respect to (i) Matthew C. Winger, who currently serves as our Chief Executive Officer and Chairman of the Board; (ii) Kevin Westenburg, who currently serves as President and as a director; and (iii) Michael S. Liebowitz, our former Chief Executive Officer and former Chairman of the Board, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock held by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder. The beneficial ownership of our common stock is based on 11,910,064 shares of our common stock outstanding as of October 9, 2026. The third column lists the shares of common stock being offered by this prospectus by the selling stockholders. The information in the table below with respect to the selling stockholders has been obtained from the selling stockholders.

Information about the selling stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

Except as otherwise indicated, the address of each of the persons in the table below is c/o Nocopi Technologies, Inc., 480 Shoemaker Road, Suite 104, King of Prussia, Pennsylvania 19406.

	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering(1)
Name of Selling Stockholder			Number	Percent
MSL 18 Holdings LLC	1,250,000	1,250,000	—	—
Joseph S. Steinberg	1,250,000	1,250,000	—	—
Frost Gamma Investments Trust	1,315,790	1,315,790	—	—
Polymeric U.S., Inc.	500,000	500,000	—	—

*	Denotes less than 1%

(1)	Assumes that all shares of common stock being registered in this prospectus are resold to third parties.

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Description of SECURITIES

Description of Common Stock

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation (the “charter”) and our Amended and Restated Bylaws (the “bylaws”). We encourage you to read our charter, our bylaws and the applicable provisions of the MGCL for additional information.

Authorized Share Capital. The Company’s authorized capital stock consists of 75,000,000 shares of common stock, par value $0.01 per share and 300,000 shares of series A preferred stock, par value $1.00 per share.

Voting. Holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors.

Dividend Rights. Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for this purpose.

Liquidation Preferences. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive on a proportional basis any assets remaining available for distribution after payment of our liabilities.

Other Terms. Holders of common stock have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock. All outstanding shares of the common stock are fully paid and non-assessable.

Anti-Takeover Provisions

Certain of our charter and bylaw, statutory and contractual provisions could make the removal of our management and directors more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock. Furthermore, the existence of the foregoing provisions, as well as the significant common stock beneficially owned by our executive officers, and certain members of our board of directors, could lower the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our Company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

Charter and Bylaw Provisions

The Company's charter and bylaws contain provisions that could make it more difficult for a third party to acquire the Company without the consent of our Board. Additionally, these provisions could lower the price that future investors might be willing to pay for shares of our common stock. These anti-takeover provisions:

•	authorize our board of directors to create and issue, without stockholder approval, preferred stock, thereby increasing the number of outstanding shares, which can deter or prevent a takeover attempt;

•	prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	provide that any vacancy on the board of directors of the Company be filled only by the affirmative vote of a majority of the remaining directors then in office even if remaining directors do not constitute a quorum;

•	provide that our board of directors be divided into three classes, with approximately one-third of the directors to be elected each year;

•	provide that our board of directors is expressly authorized to adopt, amend or repeal our bylaws;

44

•	provide that our directors will be elected by a plurality of the votes cast in the election of directors;

•	provide that the Company’s stockholders may only remove any member of the Board by the affirmative vote of at least two-thirds of all the votes entitled to be cast by the stockholders generally in the election of directors and, such removal is required to be for cause; and

•	provide that the number of directors of the Company shall be fixed only by vote of the board of directors.

These provisions could lower the price that future investors might be willing to pay for shares of our common stock.

Maryland Law

Business Combination and Fair Price Statute

Under the MGCL, certain business combinations between a Maryland corporation that has 100 or more beneficial owners of its common stock, and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder.

An interested stockholder is:

•	Any person (other than the corporation or any subsidiary) who beneficially owns 10 percent or more of the voting power of the corporation's outstanding voting stock after the date on which the corporation had 100 or more beneficial owners of its stock.

•	An affiliate or associate of the corporation who, at any time within the two-year period immediately before the date in question, was the beneficial owner of 10 percent or more of the voting power of the then outstanding stock of the corporation.

After the five-year period, the business combination generally must be recommended by the board of directors and approved by the affirmative vote of at least 80 percent of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and two-thirds of the votes entitled to be cast by holders of voting stock of the corporation (other than shares held by the interested stockholder). This is not required if:

•	The corporation's common stockholders receive a minimum price (as defined in the statute) for their shares.

•	The consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

A person is not an interested stockholder under the statute if the board of directors of the corporation approved in advance the transaction by which the person otherwise would have become an interested stockholder. The statute also permits various exemptions from its provisions, including for business combinations that are approved or exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.

Control Share Acquisitions

Holders of "control shares" of a Maryland corporation that has 100 or more beneficial owners of its common stock acquired in a "control share acquisition" have no voting rights except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding votes cast by:

•	The person who makes or proposes to make a control share acquisition.

•	An officer of the corporation.

•	An employee of the corporation who is also a director of the corporation.

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Control shares are voting shares of stock which, if aggregated with all other shares of stock previously acquired or directly controlled by the stockholder, would entitle the stockholder to exercise voting power in electing directors within one of the following ranges of voting power:

•	One-tenth or more but less than one-third.

•	One-third or more but less than a majority.

•	A majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, on satisfaction of certain conditions (including an undertaking to pay expenses and delivering an acquiring person statement), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to, among other things:

•	Shares acquired in a merger, consolidation, or statutory share exchange if the corporation is a party to the transaction.

•	Newly issued shares acquired directly from the corporation.

•	Acquisitions approved or exempted by the charter or bylaws of the corporation.

Subtitle 8

Under Subtitle 8 of Title 3 of the Maryland General Corporation Law, a public corporation with a class of equity securities registered under the Securities Exchange Act of 1934 and at least three independent directors can elect to be subject to any or all of following takeover defense provisions:

•	The corporation's board of directors will be divided into three classes.

•	The affirmative vote of at least two-thirds of all the votes entitled to be cast by stockholders generally in the election of directors is required to remove a director.

•	The number of directors may be fixed only by vote of the board of directors.

•	A vacancy on the board may be filled only by the affirmative vote of a majority of the remaining directors in office.

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•	The directors elected to fill a vacancy will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies.

•	The request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting is required for stockholders to call a special meeting of stockholders.

The charter of a corporation may contain a provision or the board of directors may adopt a resolution that prohibits the corporation from electing to be subject to any or all of the provisions of Subtitle 8.

Constituency Provision

A corporation may specify in its charter that the board of directors can consider the effect of the potential acquisition of control on:

•	Stockholders.

•	Employees.

•	Suppliers, customers, and creditors of the corporation.

•	The communities in which offices of the corporation are located.

Contractual Provisions

The terms of change of control provisions contained in our president & chief executive officer’s employee agreement may discourage a change in control of our Company.

Our board of directors also has the power to adopt a stockholder rights plan that could delay or prevent a change in control of our Company even if the change in control is generally beneficial to our stockholders. These plans, sometimes called “poison pills,” are oftentimes criticized by institutional investors or their advisors and could affect our rating by such investors or advisors. If our board of directors adopts such a plan, it might have the effect of reducing the price that new investors are willing to pay for shares of our common stock.

Together, these charter, statutory and contractual provisions could make the removal of our management and directors more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock. Furthermore, the existence of the foregoing provisions, as well as the significant common stock beneficially owned by our executive officers and certain members of our board of directors, could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our Company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

Preferred Stock

The common stock is subject to the express terms of the Company’s preferred stock and any series thereof. The board of directors may issue preferred stock with voting, dividend, liquidation and other rights that could adversely affect the relative rights of the holders of the common stock.

Listing

Our shares of common stock are currently quoted on the OTC Market (OTCQB) under the symbol “NNUP”.

Transfer Agent

Our transfer agent is Equiniti Trust Company, LLC, 28 Liberty Street, Floor 53, New York, NY 10005.

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PLAN OF DISTRIBUTION

The selling stockholders of the securities and any of their pledgees, donees, transferees or other successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

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The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholders will sell any or all of shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock, estimated to be $96,715.31 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any.

Our common stock is currently quoted on the OTC Market (OTCQB) under the symbol “NNUP.”

49

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Miles & Stockbridge P.C.

EXPERTS

The consolidated financial statements of Nocopi Technologies, Inc. as of December 31, 2025 and 2024 and for the years then ended have been included herein and in the registration statement in reliance on the report of Stephano Slack LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Polymeric U.S., Inc. as of December 31, 2025 and 2024 and for the years then ended have been included herein and in the registration statement in reliance on the report of Aprio, LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

50

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements, or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement, or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are available to the public over the Internet on the SEC’s website at http://www.sec.gov.

Our website address is www.nocopi.com. The information contained on, or accessible through, our website is not incorporated into this prospectus and does not form a part hereof (other than those filings with the SEC that we specifically incorporate by reference into the prospectus or any supplement to this prospectus).

51

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

NOCOPI TECHNOLOGIES, INC.

FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

NOCOPI TECHNOLOGIES, INC.

FINANCIAL STATEMENTS

JUNE 30, 2026 AND 2025

POLYMERIC U.S., INC.

FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

POLYMERIC U.S., INC.

CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026 AND 2025

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Nocopi Technologies, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Nocopi Technologies, Inc. (the Company) as of December 31, 2025 and 2024, and the related statements of comprehensive loss, stockholders’ equity, and cash flows for the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the financial statements). In the opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the two years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. The responsibility is to express an opinion on the Company's financial statements based on the audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted the audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of the audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

The audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. The audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit provides a reasonable basis for the opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved the especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Stephano Slack LLC

We have served as the Company’s auditor since 2024.

Wayne, Pennsylvania

March 31, 2026

F-2

Nocopi Technologies, Inc.
Balance Sheets*

	December 31
	2025	2024
Assets
Current assets
Cash and cash equivalents	$11,553,600	$10,839,700
Accounts receivable less $12,000 allowance for credit losses for December 31, 2025 and 2024	936,700	1,234,500
Inventory, net of allowance of $114,200 and $85,400	456,900	349,600
Prepaid and other	144,100	155,700
Total current assets	13,091,300	12,579,500
Fixed assets
Leasehold improvements	81,500	81,500
Furniture, fixtures and equipment	179,700	179,700
Fixed assets, gross	261,200	261,200
Less: accumulated depreciation and amortization	251,200	244,500
Total fixed assets	10,000	16,700
Other assets
Long-term receivables	775,000	1,292,800
Operating lease right of use - building	161,300	32,400
Total other assets	936,300	1,325,200
Total assets	$14,037,600	$13,921,400
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$30,600	$20,900
Accrued expenses	153,300	108,300
Stock compensation payable	26,700	26,800
Operating lease liability - current	80,200	35,200
Total current liabilities	290,800	191,200

Long-term liabilities
Operating lease liability – non-current	88,700	—
Accrued expenses, non-current	54,300	90,400
Total liabilities	433,800	281,600

Commitments and contingencies

Stockholders’ equity
Series A preferred stock, $1.00 par value, authorized - 300,000 shares, Issued and outstanding	—	—
Common stock, $0.01 par value, authorized - 75,000,000 shares, Issued and outstanding - 2025 – 10,835,123 shares; 2024 - 10,792,913 shares	108,300	107,900
Paid-in capital	25,698,900	25,580,400
Accumulated deficit	(12,203,400)	(12,048,500)
Total stockholders’ equity	13,603,800	13,639,800
Total liabilities and stockholders’ equity	$14,037,600	$13,921,400

*The accompanying notes are an integral part of these financial statements.

F-3

  Nocopi Technologies, Inc.
Statements of Comprehensive Loss*

	Years ended December 31
	2025	2024
Revenues
Licenses, royalties and fees	$605,100	$511,500
Product and other sales	888,700	1,606,300
Total revenues	1,493,800	2,117,800
Cost of revenues
Licenses, royalties and fees	154,900	218,800
Product and other sales	525,500	798,700
Total cost of revenues	680,400	1,017,500
Gross profit	813,400	1,100,300
Operating expenses
Research and development	179,900	178,200
Sales and marketing	282,600	322,400
General and administrative	952,300	3,900,000
Total operating expenses	1,414,800	4,400,600
Net loss from operations	(601,400)	(3,300,300)
Other income (expenses)
Other income	—	84,000
Interest income	470,600	560,700
Interest expense and bank charges	(24,100)	(23,300)
Total other income	446,500	621,400
Net loss before income taxes	(154,900)	(2,678,900)
Income taxes (benefit)	—	—
Net loss	$(154,900)	$(2,678,900)
Net loss per common share
Basic and Diluted	$(0.014)	$(0.25)
Weighted average common shares outstanding
Basic and Diluted	10,800,154	10,531,797

*The accompanying notes are an integral part of these financial statements.

F-4

Nocopi Technologies, Inc.
Statement of Stockholders’ Equity*
For the Period January 1, 2024 through December 31, 2025

	Common stock		Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount
Balance - January 1, 2024	10,501,178	$105,000	$21,647,100	$(9,369,600)	$12,382,500
Issuance of common stock	291,735	2,900	3,933,300	—	3,936,200
Net loss	—	—	—	(2,678,900)	(2,678,900)
Balance - December 31, 2024	10,792,913	107,900	25,580,400	(12,048,500)	13,639,800
Issuance of common stock	42,210	400	118,500	—	118,900
Net loss	—	—	—	(154,900)	(154,900)
Balance - December 31, 2025	10,835,123	$108,300	$25,698,900	$(12,203,400)	$13,603,800

*The accompanying notes are an integral part of these financial statements.

F-5

  Nocopi Technologies, Inc.
Statements of Cash Flows*

	Years ended December 31
	2025	2024
Operating Activities
Net loss	$(154,900)	$(2,678,900)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	6,700	29,700
Stock based compensation, net of taxes	118,900	2,615,900
Amortization of operating lease right of use-building	75,500	68,200
Inventory reserve	28,800	(41,500)
(Increase) decrease in assets
Accounts receivable	297,800	(113,800)
Inventory	(136,100)	139,900
Interest receivable	—	160,000
Prepaid and other	11,600	(33,900)
Long-term receivables	517,800	545,700
Increase (decrease) in liabilities
Accounts payable	9,700	(6,600)
Accrued expenses	8,900	(24,500)
Operating lease liability	(70,800)	(65,400)
Net cash provided by operating activities	713,900	594,800

Investing Activities
Proceeds from sale of short-term investment	—	7,985,600
Purchase of fixed assets	—	(9,900)
Net cash provided by investing activities	—	7,975,700

Increase in cash and cash equivalents	713,900	8,570,500

Cash and Cash Equivalents
Beginning of year	10,839,700	2,269,200
End of year	$11,553,600	$10,839,700

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Issuance of common stock to employees, net of taxes	$31,200	$439,500
Issuance of common stock for services	$87,700	$87,700
Right of use asset and liability	$204,500	$83,000

*The accompanying notes are an integral part of these financial statements.

F-6

NOCOPI TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2025 and 2024

1. Organization of the Company

Nocopi Technologies, Inc. (the “Company”) is organized under the laws of the State of Maryland. Its main business activities are the development and distribution of document security products and the licensing of its patented reactive ink technologies for the Entertainment and Toy and the Document and Product Authentication markets in the United States and foreign countries. The Company operates in one principal industry segment.

2. Significant Accounting Policies

Financial Statement Presentation - Amounts included in the accompanying financial statements have been rounded to the nearest hundred, except for number of shares and per share information.

Estimates - The preparation of the financial statements in conformity with Accounting Principles Generally Accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the dates of financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

Cash and cash equivalents consist of demand deposits and money-market funds.

Fair Value of Financial Instruments - The Company’s financial instruments consist of cash and cash equivalents, receivables, short-term investments and trade and other payables. The carrying value of cash and cash equivalents, receivables, short-term investments and trade and other payables approximate their fair value because of their short maturities.

The framework for measuring fair value provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy under FASB ASC 820 are described as follows:

Level 1 Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company can access.

Level 2 Inputs to the valuation methodology include:

● quoted prices for similar assets or liabilities in active markets;

● quoted prices for identical or similar assets or liabilities in inactive markets;

● inputs other than quoted prices that are observable for the asset or liability;

● inputs that are derived principally from or corroborated by observable market data by correlation or other means

F-7

NOCOPI TECHNOLOGIES, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2025 and 2024

If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Valuation techniques maximize the use of relevant observable inputs and minimize the use of unobservable inputs.

The following is a description of the valuation methodologies used for assets measured at fair value as of December 31, 2025 and December 31, 2024.

Accounts receivable and credit policies - Accounts receivable are uncollateralized customer obligations due under normal trade terms generally requiring payment within 30 days from the invoice date. Customer account balances with invoices dated over 90 days old are considered delinquent.

The carrying amount of accounts receivable is reduced by an allowance that reflects management’s best estimate of the amounts that will not be collected.

Accounts receivable are presented net of an allowance for credit losses, which is an estimate of amounts that may not be collectible. The Company uses historical loss information based on the aging of receivables, adjusted for management’s expectations about current and future economic conditions, as the basis to determine expected credit losses. Management exercises significant judgment in determining expected credit losses. Key inputs include macroeconomic factors, industry trends, and the creditworthiness of counterparties. Management believes that the composition of receivables at year-end is consistent with historical conditions as credit terms and practices and the client base has not changed significantly.

Inventory consists primarily of ink components and is stated at the lower of cost (determined by the first-in, first-out method) or net realizable value.

Fixed assets are carried at cost less accumulated depreciation and amortization. Furniture, fixtures and equipment are generally depreciated on the straight-line method over their estimated service lives. Leasehold improvements are amortized on a straight-line basis over the shorter of five years or the term of the lease. Major renovations and betterments are capitalized. Maintenance, repairs and minor items are expensed as incurred. Upon disposal, assets and related depreciation are removed from the accounts and the net amount, less proceeds from disposal, is charged or credited to income.

Patent costs are charged to expense as incurred  .

Revenues - The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers. Revenue is recognized when control of promised goods or services is transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled. The Company’s revenues are derived from royalties paid by licensees of the Company’s technologies, fees for the provision of technical services to licensees, and from the direct sale of (i) products incorporating the Company’s technologies, such as inks, security paper and pressure-sensitive labels, and (ii) equipment used to support the application of the Company’s technologies. Royalties consist of guaranteed minimum royalties payable by certain licensees and additional royalties which vary based on the licensee’s sales or production of products incorporating the licensed technology. Service fees and product sales revenues vary directly with the number of units provided.

Fixed-Fee License Agreements

Under certain license agreements, customers are required to pay guaranteed minimum royalties over the term of the contract. Management has determined that these licenses represent the right to use functional intellectual property, as the licensed technology has standalone functionality and does not require ongoing substantive activities affecting its utility. Accordingly, revenue related to guaranteed minimum royalties is recognized at a point in time when the license is made available to the customer, provided the contract is enforceable and collection is probable.

Because guaranteed minimum payments are received over multiple years, future payments are discounted to present value when a significant financing component exists. The related interest income is recognized over the collection period using the effective interest method.

F-8

NOCOPI TECHNOLOGIES, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2025 and 2024

License Agreements – Future Technology

Certain license arrangements provide access to future or evolving ink technologies. Revenue under these agreements is recognized over time as the Company satisfies its performance obligations over the contractual term.

Sales-Based Royalties

In addition to guaranteed minimum royalties, certain license agreements provide for royalties based on the licensee’s sales or production volumes. Royalties in excess of guaranteed minimum amounts are recognized in the period in which the underlying customer sales occur.

Product Sales

Revenue from product sales is recognized at a point in time when control transfers to the customer, generally upon shipment under FOB shipping point terms.

Significant judgment is required in determining the timing of revenue recognition for license arrangements and in assessing whether a significant financing component exists.

Income taxes - Deferred income taxes are provided for all temporary differences and net operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Stock-based compensation - The Company accounts for stock-based compensation under the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 718, “Compensation - Stock Compensation”, which requires the measurement and recognition of compensation expense for all stock-based awards made to employees and directors based on estimated fair values on the grant date. The Company estimates the fair value of stock-based awards on the date of grant using the Black-Scholes model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the shorter of the vesting period or the requisite service periods using the straight-line method. The Company accounts for stock-based compensation awards to non-employees in accordance with FASB ASU 2017-07, with ASU No. 2018-07, Compensation - Stock Based Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”), which aligns accounting for share-based payments issued to nonemployees to that of employees under the existing guidance of Topic 718, with certain exceptions. This update supersedes previous guidance for equity-based payments to nonemployees under Subtopic 505-50, Equity - Equity-Based Payments to Non-Employees. All issuances of stock options or other equity instruments to non-employees as consideration for goods or services received by the Company are accounted for based on the fair value of the equity instruments issued. Non-employee equity-based payments are recorded as an expense over the service period, as if the Company had paid cash for the services.

Earnings per share - The Company follows FASB ASC 260 resulting in the presentation of basic and diluted earnings per share. Basic earnings per common share are based on the weighted average number of shares outstanding during the periods presented. Diluted earnings per share are computed using weighted average number of common shares plus dilutive common share equivalents outstanding during the period. Potential common shares that would have the effect of increasing diluted earnings per share are considered to be anti-dilutive, i.e. the exercise prices of the outstanding stock options were greater than the market price of the common stock. Since the Company did not have any common stock equivalents outstanding as of December 31, 2025 and 2024, basic and diluted earnings per share were the same.

Comprehensive income - The Company follows FASB ASC 220 in reporting comprehensive income. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. Since the Company has no items of other comprehensive income, comprehensive income is equal to net income.

F-9

NOCOPI TECHNOLOGIES, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2025 and 2024

Recoverability of Long-Lived Assets - The Company follows FASB ASC 360-35, “Impairment or Disposal of Long-Lived Assets.” The Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The Company is not aware of any events or circumstances which indicate the existence of an impairment which would be material to the Company’s annual financial statements.

Segment Reporting - The company manages its operations as a single operating segment for the purpose of assessing performance and making operating decisions, and thus reports as a single operating segment. The company’s singular focus is on the development of its ink technology. Revenue to date has been generated through the Company’s license agreements and sale of ink with its collaborators, see Note 11 and 13 for geographic information of revenue. All tangible assets are held in the United States.

Recently Adopted Accounting Pronouncements - In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740). The amendments in this Update related to the rate reconciliation and income taxes paid disclosures improve the transparency of income tax disclosures by requiring (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. The amendments allow investors to better assess, in their capital allocation decisions, how an entity’s worldwide operations and related tax risks and tax planning and operational opportunities affect its income tax rate and prospects for future cash flows. The other amendments in this Update improve the effectiveness and comparability of disclosures by (1) adding disclosures of pretax income (or loss) and income tax expense (or benefit) to be consistent with U.S. Securities and Exchange Commission (SEC) Regulation S-X 210.4-08(h), Rules of General Application—General Notes to Financial Statements: Income Tax Expense, and (2) removing disclosures that no longer are considered cost beneficial or relevant. For public business entities, the amendments in this Update are effective for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The amendments in this Update should be applied on a prospective basis. Retrospective application is permitted. The Company adopted Accounting Standards Update (ASU) 2023-09, “Improvements to Income Tax Disclosures,” on a retrospective basis within its annual reporting for the year ended December 31, 2025. The adoption of ASU 2023-09 resulted in enhanced disclosures related to the effective tax-rate reconciliation, including additional disaggregation requirements prescribed by the standard.

Recently Issued Accounting Pronouncements Not Yet Adopted - In November 2024, the FASB issued ASU No. 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (ASU 2024-03). The new guidance requires disaggregated information about certain income statement expense line items on an annual and interim basis. This guidance will be effective for annual periods beginning the year ended December 31, 2027 and for interim periods thereafter. The new standard permits early adoption and can be applied prospectively or retrospectively. We are evaluating the effect that this guidance will have on the consolidated financial statements and related disclosures.

3. Cash and Cash Equivalents

	Year ended December 31
	2025	2024
Cash and cash equivalents
Cash and money market funds	$11,553,600	$10,839,700
Cash and cash equivalents	$11,553,600	$10,839,700

The Company currently maintains, and may in the future maintain, assets at certain financial institutions in the U.S. in amounts that are, and in the future may be, in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limit of $250,000. At December 31, 2025 and December 31, 2024, the Company had $11,303,600 and $10,589,700 in excess of the FDIC insured limit, respectively. In the event of a failure of any financial institutions where the Company maintains deposits or other assets, the Company may incur a loss to the extent such loss exceeds the FDIC insurance limitation, which could have a material adverse effect on liquidity, financial condition and results of operations. Interest income earned was $447,500 and $304,800 for the years ended December 31, 2025 and 2024, respectively.

4. Inventories

	Year ended December 31
	2025	2024
Inventories consist of the following:
Raw materials	$571,100	$428,000
Finished goods	—	7,000
Inventory gross	571,100	435,000
Less: Allowance	(114,200)	(85,400)
Inventory	$456,900	$349,600

F-10

NOCOPI TECHNOLOGIES, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2025 and 2024

5. Concentration of Credit Risk

The Company is exposed to credit risk with respect to cash and short-term investments with a financial institution. See Note 3 for a discussion on excess cash and cash equivalents.

In addition, the Company is exposed to credit risk with respect to its accounts receivable due to the concentration of major customers. See Note 11 for a discussion of customer concentration.

6. Long-term Receivables

As of December 31, 2025, the Company had long-term receivables of $775,000 from three of the four licensees representing the present value of fixed guaranteed royalty payments that will be payable over varying periods of two through five years that commenced in the second half of 2022 and terminate in the second quarter of 2028. The fixed guaranteed royalty payments result from amendments to license agreements with three existing licensees and a license agreement with a new licensee. The receivable represents the present value of the fixed minimum annual payments due under the license agreements, discounted at the Company’s incremental borrowing rate of 6.32% for two licensees that renewed in 2022, 8.14% for a licensee that renewed in January 2025 and 5.52% for a new licensee in June 2025.

The four agreements grant licenses for the use of certain patented ink technology as it exists at the time that it is granted which is considered functional intellectual property. Under Topic 606, a performance obligation to transfer a license for functional intellectual property is satisfied at a point in time and the fixed consideration could be recognized upfront when the Company transfers control of the licensee if certain criteria are met. Specifically, the minimum royalty guarantee could be recognized upfront if the following conditions are met:

•	The royalty payment is fixed or determinable

•	Collection of the royalty payment is considered probable

•	The licensee has the ability to benefit from the licensed technology

The Company determined that the above conditions were met upon execution of the four license agreements. The present value of the fixed guaranteed costs of obtaining the four license agreements (sales commissions) was recorded upon renewal of three existing license agreements and a new license agreement with a new licensee. The sales commissions are amortized on a systematic basis consistent with the pattern of revenue recognition for the underlying four license agreements. The unamortized balance as of December 31, 2025 and December 31, 2024, for accrued commission payable was $96,100 and $128,500, respectively, included on the balance sheet in accrued expenses and accrued expenses, non-current.

The current portion of the four license agreements, in the amount of $599,400 and $545,700, is included in accounts receivable on the balance sheets as of December 31, 2025 and 2024, respectively.

The following table summarizes the future minimum payments due under the three license agreements as of December 31, 2025:

Year Ending December 31:

2026	$634,000
2027	$567,500
2028	$270,000
Total	$1,471,500

The Company has evaluated the collectability of the long-term receivables and believes them to be fully collectible as of December 31, 2025. However, there can be no assurance that the receivables will not be impaired in the future due to changes in the licensees’ financial condition or other factors.

The long-term receivables are recorded at its present value as of December 31, 2025, and the receivable and imputed interest will be amortized over the term of the license agreements using the effective interest method. The book value approximates the fair value for long-tern receivables. The unamortized balance of the long-term receivables as of December 31, 2025 and 2024 is $775,000 and $1,292,800, respectively. The unamortized imputed interest balance as of December 31, 2025 and 2024 was $90,200 and $110,500, respectively, which will be recognized as interest income through June 30, 2028. Interest income derived from long-term receivables was $23,100 and $16,100 for the year ended December 31, 2025 and 2024, respectively, included in the statements of comprehensive income (loss).

7. Stockholders’ Equity

The Company maintains the 2024 Equity Incentive Plan (the “Plan”), under which equity awards, including stock options, restricted stock, and other share-based awards, may be granted to employees, directors, and consultants. The maximum number of shares of the Company’s common stock authorized for issuance under the Plan is 2,000,000 shares.

As of December 31, 2025, an aggregate of 375,875 shares had been issued or were subject to outstanding awards under the Plan, and 1,624,125 shares remained available for future grants.

F-11

NOCOPI TECHNOLOGIES, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2025 and 2024

Prior Grant and Replacement Grant

In connection with an employment agreement, the Company granted (the “Prior Grant”) to an executive a one-time equity award of 1,000,000 restricted stock units (“RSUs”) of the Company’s common stock valued at $3,580,000, fair value, which award was originally set to vest in its entirety on August 18, 2024. The fair market value of the Prior Grant was determined based on the closing price of the Company’s common stock on the grant date and was expensed on a straight-line basis to general and administrative expense as stock-based compensation over the one-year vesting term. The Company recorded stock-based compensation expense for this issuance of $2,435,800 for the year ended December 31, 2024.

Under the original terms of the award, to the extent the Company had not established an employee equity compensation plan on or prior to August 18, 2024, the RSUs could have been converted, at the election of the executive, in full or in part, into cash compensation at a rate of $3.58 per share, which was the fair market value of the common stock on October 10, 2023, the date the Board of Directors approved the grant.

Because the award permitted cash settlement at the election of the executive, the award was initially classified as a liability award under ASC 718 and remeasured at each reporting period until modification.

On August 16, 2024, the executive agreed to cancel and forfeit the Prior Grant and, in lieu of the Prior Grant, the Company granted the executive 1,649,769 RSUs (the “Replacement Grant”) pursuant to and subject to the Plan and an award agreement approved by the Board of Directors.

The fair market value of the Replacement Grant was $3,580,000, determined based on the closing price of the Company’s common stock on the grant date. The shares underlying the Replacement Grant vest ratably and quarterly over a two-year period beginning August 16, 2024.

The cancellation and issuance of the Replacement Grant was accounted for as a modification under ASC 718. The incremental fair value of $1,410,000, representing the excess of the fair value of the Replacement Grant over the fair value of the Prior Grant immediately before modification, is recognized as additional compensation expense over the remaining vesting period.

Upon modification, the award was reclassified from liability to equity classification.

On November 16, 2024, 144,805 shares of vested stock were issued at a fair value of $330,800, net of taxes.

On December 23, 2024, the executive agreed to forfeit 1,443,548 unvested RSUs under the Replacement Grant at a value of $3,308,800.

The forfeiture was accounted for in accordance with ASC 718, resulting in reversal of previously recognized expense associated with unvested awards.

Advisory Shares – Private Placement

On September 11, 2023, the Company entered into a stock purchase agreement in connection with a private placement for total gross proceeds of $5.0 million. The agreement provided for the issuance of 1,250,000 shares of common stock at $4.00 per share. The sale closed on September 11, 2023. No placement fees or commissions were paid.

In addition, as consideration for advisory services through September 11, 2026, the Company agreed to issue 65,790 shares of common stock with a total grant-date fair value of $263,160, which vest in three equal tranches on September 11, 2024, 2025, and 2026.

The Company recognizes compensation expense for advisory share grants based on grant-date fair value and recognizes expense on a straight-line basis over the service period.

For the years ended December 31, 2025 and 2024, the Company recognized consulting expense of $87,600 and $87,900, respectively, related to this stock grant.

On September 11, 2024 and September 11, 2025, the Company issued 21,930 shares of common stock at a fair value of $87,700 upon the vesting of the first and second tranches. As of December 31, 2025, unrecognized compensation expense related to the advisory shares was approximately $61,000, which will be recognized over the remaining service period.

F-12

NOCOPI TECHNOLOGIES, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2025 and 2024

Director and Executive Grants

On December 22, 2024, the Company issued 60,000 shares of common stock to an outside director and 60,000 shares to an executive for services rendered. The shares were fully vested upon issuance and had an aggregate grant-date fair value of $200,400, which was recognized as stock-based compensation expense.

On December 24, 2024, the Company granted 10,000 RSUs to an executive. Of these, 5,000 vested and were issued immediately at a value of $8,500. The remaining 5,000 vested on December 24, 2025 with 2,640 shares being issued at a value of $4,700, net of taxes. The grant-date fair value was $16,700. The immediately vested portion was recognized as compensation expense on the grant date, and the remaining portion was recognized over the one-year vesting period.

On December 29, 2025, executives were granted 40,000 RSUs, of which 20,000 vested and 17,640 shares were issued immediately at a value of $26,500, net of taxes. The remaining 20,000 vest on December 29, 2026. The aggregate grant-date fair value was $60,000, of which $30,000 was recognized in 2025. The remaining amount will be recognized over the remaining vesting period.

Stock-Based Compensation Expense

For the years ended December 31, 2025 and 2024, the Company recognized stock-based compensation expense of $126,000 and $2,732,500, respectively.

As of December 31, 2025, total unrecognized compensation expense related to nonvested awards was approximately $90,800, which is expected to be recognized over a weighted-average period of approximately one year.

8. Income Taxes

The Company adopted Accounting Standards Update (ASU) 2023-09, “Improvements to Income Tax Disclosures,” on a retrospective basis within its annual reporting for the year ended December 31, 2025. The adoption of ASU 2023-09 resulted in enhanced disclosures related to the effective tax-rate reconciliation, including additional disaggregation requirements prescribed by the standard. For further details, see Note 2, Significant Accounting Policies.

There was no income tax expense reflected in the results of operations for the years ended December 31, 2025 and December 31, 2024, because the Company carried forward net losses for tax purposes.

As of December 31, 2025 and December 31, 2024, the Company had federal net operating loss carry forwards of $804,000 and $707,000 respectively, and state net operating loss carryforwards of $3,176,000 and $2,568,000 which may be used to offset future taxable income. The remaining federal NOL's will not expire but will be limited to 80% of taxable income. The Pennsylvania NOL's started to expire in 2024, with $1,307,000 expiring by 2032. Remaining Pennsylvania NOL's expire in 20 years. Florida NOL's will not expire.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Deferred tax assets consist primarily of the tax effect of NOL carry-forwards. The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding its realizability.

The tax effects of temporary differences which give rise to deferred tax assets (liabilities) are summarized as follows:

	2025	2024

Deferred tax assets/(liabilities)
Net operating loss carryforward	$412,600	$595,300
R&D Credits	80,300	41,300
Operating lease assets	2,200	800
Capitalize research & development costs	53,600	73,400
Depreciation & amortization	2,300	600
Total deferred tax assets	551,000	711,400
Valuation allowance	(551,000)	(711,400)
Net	$—	$—

For the year ended December 31, 2025, the net decrease in valuation allowance was $160,400.

F-13

NOCOPI TECHNOLOGIES, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2025 and 2024

Reconciliation of the statutory federal income tax to the Company's effective tax:

	December 31, 2025		December 31, 2024
	Amount	%	Amount	%
U.S. Federal statutory tax rate	(32,500)	21.00	(568,900)	21.00
State and local income tax, net of federal income tax effect
Pennsylvania state modification	(33,200)	21.40	(18,000)	0.67
Pennsylvania income tax	(11,800)	7.63	(265,800)	9.81
Other	(2,100)	1.38	6,900	(0.25)(.25)
Tax Credits	(39,000)	25.20	(41,300)	1.52
Changes in valuation allowances	(160,400)	103.59	123,400	(4.56)
Nontaxable or nondeductible items
Forfeiture of stock-based compensation	—	—	1,026,800	(37.90)
ERTC income not taxable	—	—	(17,600)	0.65
Return to provision adjustments	19,000	(12.29)	(126,800)	4.68
Expiration of net operating losses	260,000	(167.91)	—	—
Other	—	—	(118,700)	4.38

Provision for income taxes	—	—	—	—

Internal Revenue Code Section 382 limits the ability to utilize net operating losses if a 50% change in ownership occurs over a three-year period. Such limitation of the net operating losses may have occurred, but we have not analyzed it at this time as the deferred tax asset is fully reserved.

The Company’s policy is to record interest and penalties associated with unrecognized tax benefits as additional income taxes in the statement of operations. The Company did not recognize any interest or penalties during 2025 related to unrecognized tax benefits.

Tax years ending December 31, 2022 and thereafter remain open to examination for federal income tax purposes and by other major taxing jurisdictions to which the Company is subject.

9. Commitments and Contingencies

The Company conducts its operations in leased facilities under a non-cancelable operating lease expiring on December 31, 2027.

The Company entered into a second amendment to the operating lease agreement, effective June 1, 2025, relating to the leased facilities. The second amendment provides for an extension term to December 31, 2027, and for monthly rent payments of, initially, $7,147, escalating annually by 3.5%.

The Company has capitalized the present value of the minimum lease payments commencing June 1, 2025, using an estimated incremental borrowing rate of 6.5%. The minimum lease payments do not include common area annual expenses which are considered to be non-lease components.

As of December 31, 2025 and 2024, the operating lease asset amounted to $161,300 and $32,400, respectively, and operating lease liability amounted to $168,900 and $35,200, respectively.

There are no other material operating leases. The Company has elected not to recognize right-of-use assets and lease liabilities arising from short-term leases. The Company’s leases do not contain variable lease payments or residual value guarantees.

Total operating lease costs were $83,500 and $70,500 for the years ended December 31, 2025 and December 31, 2024.

Undiscounted future minimum lease payments as of December 31, 2025, by year and in aggregate are as follows:

Operating Leases
Year ending December 31
2026	$88,700
2027	91,900
Total lease payments	180,600
Less imputed interest	(11,700)
Total	$168,900

F-14

NOCOPI TECHNOLOGIES, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2025 and 2024

The Company entered into an employment agreement with its Chief Operating Officer, which expired in March 2025. Under the agreement, the COO receives a salary as determined by the Company’s Board of Directors, currently set at $75,000, and is entitled to a commission of 7% of sales generated through her efforts. The agreement provides for automatic one-year renewal terms following the expiration of the initial term, unless terminated in accordance with its provisions.

The Company entered an employment agreement with its Chief Executive Officer, which expires in September 2026. Under the agreement, the CEO receives a salary set by the Company’s Board of Directors, currently set at $125,000 per year effective October 1, 2022 plus a performance bonus determined by the Company’s Board of Directors. The CEO voluntarily reduced his salary to $120,000 on December 22, 2024. The employment agreement contains two-year renewal provisions that become effective after the original term.

From time to time, the Company may be subject to legal proceedings and claims that arise in the ordinary course of its business. In management’s opinion the outcome of any such litigation will not materially affect the Company’s financial condition or results of operations.

The Company is not currently subject to any material legal proceedings.

10. 401(k) Savings Plan

The Company sponsors a 401(k) savings plan, covering substantially all employees, providing for employee and employer contributions. Employer contributions are made at the discretion of the Company. There were no contributions charged to expense during 2025 or 2024.

11. Major Customer and Geographic Information

The Company’s revenues, expressed as a percentage of total revenues, from non-affiliated customers that equaled 10% or more of the Company’s total revenues were:

	Year ended December 31
	2025	2024
Customer A	52%	70%
Customer B	23%	18%

The Company’s non-affiliate customers whose individual balances amounted to more than 10% of the Company’s net accounts receivable, expressed as a percentage of net accounts receivable, were:

	December 31
	2025	2024
Customer A	—%	15%
Customer B	82%	78%

The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company also maintains allowances for potential credit losses. The loss of a major customer could have a material adverse effect on the Company’s business operations and financial condition. The Company’s revenues by geographic region are as follows:

	Year ended December 31
	2025	2024
North America	590,000	484,800
South America	—	600
Europe	—	—
Asia	822,600	1,546,500
Australia	81,200	85,900
	1,493,800	2,117,800

F-15

NOCOPI TECHNOLOGIES, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2025 and 2024

12. Employee Retention Tax Credit

The CARES Act, signed into law on March 27, 2020 with subsequent amendments, provides for refundable employee retention credit to employers whose operations were suspended due to COVID-19 or whose revenue significantly decreased. On June 15, 2023, the Company filed a Form 941-X to claim a refundable employee retention credit for the first quarter and third quarter 2021 payroll in the total amount of $84,000. During the year ended December 31, 2024, the Company received such credit and recorded the credit as other income in the accompanying Statement of Comprehensive Loss.

13. Segment Reporting

The Company operates as a single reportable segment, as the Chief Operating Decision Maker (“CODM”), the Chief Executive Officer (“CEO”), evaluates the business on a consolidated basis and does not receive discrete financial information for multiple business units.

Measure of Segment Profit or Loss

The CODM assesses the Company’s financial performance based on operating loss, which aligns with the amount reported in the statement of comprehensive loss. The following table presents a reconciliation of segment operating loss to net loss:

	Years ended December 31
	2025	2024
Revenues
Licenses, royalties and fees	$605,100	$511,500
Product and other sales	888,700	1,606,300
Total revenues	1,493,800	2,117,800
Cost of revenues
Licenses, royalties and fees	154,900	218,800
Product and other sales	525,500	798,700
Total cost of revenues	680,400	1,017,500
Gross profit	813,400	1,100,300
Operating expenses
Research and development	179,900	178,200
Sales and marketing	282,600	322,400
General and administrative	952,300	3,900,000
Total operating expenses	1,414,800	4,400,600
Net loss from operations	(601,400)	(3,300,300)
Other income (expenses)
Other income	—	84,000
Interest income	470,600	560,700
Interest expense and bank charges	(24,100)	(23,300)
Total other income	446,500	621,400
Net loss before income taxes	(154,900)	(2,678,900)
Income taxes (benefit)	—	—
Net loss	$(154,900)	$(2,678,900)

Significant Segment Expenses

The Company considers the following as significant expenses in evaluating its segment performance:

•	Research and Development: includes costs related to personnel, laboratory materials and supplies and product development and testing for ink technologies.

•	General and Administrative: includes personnel costs, professional fees, and other overhead expenses.

•	Sales and Marketing: includes personnel costs and other sales related expenses.

•	Cost of Revenues: includes labor costs, material costs and manufacturing overhead costs associated with the production of materials transferred to the customer from the Company’s facility.

Since the Company has only one reportable segment, no additional segment disclosures are required beyond entity-wide disclosures presented below.
F-16

NOCOPI TECHNOLOGIES, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2025 and 2024

Entity-Wide Disclosures

•	Geographic Revenue Information: For the year ended December 31, 2025 40% of the Company’s net sales were generated in North America and 60% internationally. For the year ended December 31, 2024, 23% of the Company’s net sales were generated in North America and 77% were generated internationally. Refer to Note 11.

•	Major Customers: The Company has two customers that accounted for 75% of revenue and 82% of net accounts receivable for the year ended December 31, 2025 and 88% of revenue and 93% of net accounts receivable for the year ended December 31, 2024. Refer to Note 11.

14. Subsequent Event

On December 31, 2025, the Company entered into Stock Purchase Agreements (the “Purchase Agreements”), by and between the Company and various institutional investors (the “Purchasers”).The Purchase Agreements provided for the private issuance (the “Private Placement”) to the Purchasers of an aggregate of 266,666 shares of the Company’s common stock (such shares of common stock issued pursuant to the Private Placement, the “Placement Shares”) at a purchase price of $1.50 per share. Kevin Westenburg, the Company’s President and a Director, purchased 33,333 Placement Shares in connection with the Private Placement. On January 9, 2026, the Private Placement closed and the Company received aggregate gross proceeds of $399,999. No placement fees or commissions were paid in connection with this transaction.

In connection with the Purchase Agreements, on December 31, 2025, the Company entered into registration rights agreements with certain of the Purchasers, which provides that on or prior to January 9, 2027, the Company must file a registration statement to register the Purchaser’s respective Placement Shares.

F-17

NOCOPI TECHNOLOGIES, INC. AND SUBSIDIARY

 CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025

Revenues
Licenses, royalties and fees	$66,000	$140,100	$166,700	$330,400
Product and other sales	895,012	219,900	1,184,012	508,600
Total revenues	961,012	360,000	1,350,712	839,000

Cost of revenues
Licenses, royalties and fees	47,000	39,100	93,400	82,600
Product and other sales	556,631	129,400	709,331	291,200
Total cost of revenues	603,631	168,500	802,731	373,800

Gross profit	357,381	191,500	547,981	465,200

Operating Expenses:
Research and development	48,300	43,200	104,100	88,200
Sales and marketing expenses	89,092	57,300	163,592	148,300
Professional and consulting fees	417,300	118,300	485,300	222,600
Compensation and related taxes - general and administrative	236,695	65,300	331,095	136,300
Other general and administrative expenses	133,726	79,900	193,126	128,100

Total Operating Expenses	925,113	364,000	1,277,213	723,500

Net Loss from Operations	(567,732)	(172,500)	(729,232)	(258,300)

Other Income (Expense):
Interest income	102,005	120,000	207,205	237,200
Interest expense and bank charges	(6,200)	(6,100)	(12,200)	(12,000)

Total Other Income, net	95,805	113,900	195,005	225,200

Loss before provision for income taxes	(471,927)	(58,600)	(534,227)	(33,100)

Provision for income taxes	—	—	—	—

Net loss	$(471,927)	$(58,600)	$(534,227)	$(33,100)

Net loss per common share, basic and diluted	$(0.04)	$(0.01)	$(0.05)	$(0.00)
Weighted average common shares outstanding - basic and diluted	11,399,612	10,792,913	11,240,115	10,792,913

See accompanying notes to these unaudited condensed consolidated financial statements.

F-18

NOCOPI TECHNOLOGIES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2026	December 31, 2025
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$10,687,269	$11,553,600
Accounts receivable less $12,000 allowance for credit losses	1,267,881	936,700
Inventory, net of allowance $373,000 and $114,200, respectively	1,712,186	456,900
Prepaid expenses and other current assets	168,138	144,100

Total Current Assets	13,835,474	13,091,300

OTHER ASSETS:
Property and equipment, net	316,287	10,000
Goodwill	490,000	—
Intangible assets, net	290,492	—
Long-term receivables	504,700	775,000
Operating lease right of use assets	568,901	161,300

Total Assets	$16,005,854	$14,037,600

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$430,223	$30,600
Accrued expenses and other liabilities	197,700	153,300
Stock compensation payable	70,200	26,700
Purchase consideration payable – holdback, current	100,000	—
Stock subscription payable	99,000	—
Operating lease liability – current	249,514	80,200

Total Current Liabilities	1,146,637	290,800

NON-CURRENT LIABILITIES:
Accrued expenses, non-current	35,300	54,300
Purchase consideration payable – holdback, long-term	50,000	—
Operating lease liability – non-current	328,144	88,700
TOTAL NON-CURRENT LIABILITIES	413,444	143,000

Total Liabilities	1,560,081	433,800

Commitments and Contingencies (Note 12)

STOCKHOLDERS' EQUITY:

Preferred stock, $1.00 par value, 3,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value,75,000,000 shares authorized, 11,743,364 and 10,835,123 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	117,434	108,300
Additional paid-in capital	27,065,966	25,698,900
Accumulated deficit	(12,737,627)	(12,203,400)

Total stockholders' equity	14,445,773	13,603,800

Total Liabilities and Stockholders' Equity	$16,005,854	$14,037,600

See accompanying notes to these unaudited condensed consolidated financial statements.

F-19

NOCOPI TECHNOLOGIES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended June 30,
	2026	2025

OPERATING ACTIVITIES
Net loss	$(534,227)	$(33,100)
Adjustments to reconcile net income (loss) to net cash provided by (used in ) operating activities
Depreciation	12,580	3,400
Amortization	3,677
Stock based compensation	69,700	47,600
Amortization of operating lease right of use asset	65,582	38,500
Inventory reserve	(27,667)	1,100
Changes in Assets and Liabilities:
Accounts receivable	93,751	100,500
Inventory	71,108	(23,700)
Prepaid and other	(732)	41,900
Long-term receivables	270,300	219,300
Accounts payable	238,700	86,700
Accrued expenses and other liabilities	18,922	7,200
Stock subscription payable	99,000	—
Operating lease liability	(64,425)	(34,100)
Accrued expenses, non-current	(19,000)	—

Net cash provided by operating activities	297,269	455,300

INVESTING ACTIVITIES
Purchase of fixed assets	(13,600)	—
Acquisition of business	(1,750,000)	—

Net cash used in investing activities	(1,763,600)	—

FINANCING ACTIVITIES
Issuance of common stock for cash	600,000	—
Net cash provided by financing activities	600,000	—

Net cash increase (decrease) for period	(866,331)	455,300

Cash and Cash Equivalents
Cash - beginning of period	11,553,600	10,839,700
Cash - end of period	$10,687,269	$11,295,000

Supplemental Disclosure of Cash Flow Information
Cash paid for:
Interest	$—	$—
Income Tax	$—	$—

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Operating lease right of use asset and operating lease liability pursuant to ASC 842	$—	$204,500
Operating lease right of use asset and operating lease liability due to modification pursuant to ASC 842	$473,183	$—
Derecognition of the carrying amounts of the operating right of use asset and operating lease liability associated with the terminated portion pursuant to ASC 842	$117,458	$—
Shares issued for acquisition of a company	$750,000	$—

Net assets acquired in acquisition of Polymeric:
Accounts receivable, net	$424,932	$—
Inventory	1,298,727	—
Prepaid expenses and other current assets	23,306	—
Property and equipment, net	305,267	—
Goodwill	490,000	—
Intangible assets, net	294,170	—
Operating lease right of use assets	117,458	—
Accounts payable	(160,923)	—
Accrued expenses and other liabilities	(25,479)	—
Operating lease liability – current and non-current	(117,458)	—

Net assets acquired	$2,650,000	$—

See accompanying notes to these unaudited condensed consolidated financial statements.

F-20

NOCOPI TECHNOLOGIES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2026 AND 2025

(Unaudited)

	Common stock $0.01 Par Value		Additional Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance at December 31, 2025	10,835,123	$108,300	$25,698,900	$(12,203,400)	$13,603,800
Stock-based compensation	—	—	7,500	—	7,500
Issuance of common stock for cash	266,666	2,700	397,300	—	400,000
Net loss	—	—	—	(62,300)	(62,300)
Balance at March 31, 2026	11,101,789	111,000	26,103,700	(12,265,700)	13,949,000
Stock-based compensation	—	—	7,450	—	7,450
Common stock adjustment	205	21	(21)	—	—
Issuance of common stock for cash	133,334	1,333	198,667	—	200,000
Shares issued for acquisition of a company	500,000	5,000	745,000	—	750,000
Shares issued for services	8,036	80	11,170	—	11,250
Net loss	—	—	—	(471,927)	(471,927)
Balance at June 30, 2026	11,743,364	$117,434	$27,065,966	$(12,737,627)	$14,445,773

	Common stock $0.01 Par Value		Additional Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance at December 31, 2024	10,792,913	$107,900	$25,580,400	$(12,048,500)	$13,639,800
Stock-based compensation	—	—	2,000	—	2,000
Net income	—	—	—	25,500	25,500
Balance at March 31, 2025	10,792,913	107,900	25,582,400	(12,023,000)	13,667,300
Stock-based compensation	—	—	2,100	—	2,100
Net loss	—	—	—	(58,600)	(58,600)
Balance at June 30, 2025	10,792,913	$107,900	$25,584,500	$(12,081,600)	$13,610,800

See accompanying notes to these unaudited condensed consolidated financial statements.

F-21

 NOCOPI TECHNOLOGIES, INC. AND SUBSIDIARY

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 1. Organization and Nature of Operations

Nocopi Technologies, Inc. (the “Company”) is incorporated under the laws of the State of Maryland. The Company’s main business activities are the development and distribution of document security products and the licensing of its patented reactive ink technologies for the Entertainment and Toy and the Document and Product Authentication markets in the United States and foreign countries.

On May 18, 2026, the Company entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Polymeric U.S., Inc. (“Polymeric” or the “Seller”), a Missouri corporation, and Savara Capital, a Mauritius limited company, and the sole shareholder of the Seller (the “Owner”) whereby the Seller and Owner agreed to sell its Polymeric’s business to a wholly owned subsidiary of the Company, Polymeric Nocopi, LLC (“Polymeric Nocopi”) (see Note 8). Pursuant to the Asset Purchase Agreement, the Company acquired (the “Polymeric Acquisition”) substantially all the assets of Polymeric for an aggregate purchase consideration of $2,650,000, which consisted of (a) $1,900,000 in cash, subject to customary working capital adjustments and other reductions described below, (b) the assumption by the Company of certain specified liabilities of the Seller and (c) the issuance by the Company of 500,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) to the Seller. On the closing date, the Company delivered to the Seller $1,750,000, which represented the cash consideration portion of the Purchase Price, less the holdback amount of $150,000. Polymeric's business operations consist primarily of the manufacture and sale of screens and digital inks.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). These statements include all adjustments (consisting of normal recurring adjustments and reclassifications and non-recurring adjustments) which management believes necessary for a fair presentation of the statements and have been prepared on a consistent basis using the accounting policies described in Note 2. Significant Accounting Policies included in the Notes to Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the Securities and Exchange Commission on March 31, 2026 (the “2025 Annual Report”). Certain financial information and footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted from the Company’s interim unaudited condensed consolidated financial statements. Accordingly, these interim unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto for the fiscal year ended December 31, 2025. The December 31, 2025 consolidated balance sheet is derived from those statements. The interim operating results for the three and six months ended June 30, 2026 are not necessarily indicative of the operating results expected for the full year ending December 31, 2026.

The Company follows Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 220 in reporting comprehensive (loss) income.  Comprehensive (loss) income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net (loss) income.  Since the Company has no items of other comprehensive (loss) income, comprehensive (loss) income is equal to net (loss) income.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of Nocopi Technologies, Inc. and its wholly-owned subsidiary, Polymeric Nocopi. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates and Assumptions

In preparing the unaudited condensed consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet, and revenues and expenses for the period then ended. Actual results may differ significantly from those estimates. Significant estimates made by management include, but are not limited to, the allowance for credit losses and inventory reserves, the estimates of useful lives for depreciation, valuation of the lease liabilities and related right of use assets, valuation of goodwill, fair value of common stock, valuation of stock-based compensation and valuation allowance associated with deferred tax assets.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation. The reclassified amounts have no impact on the Company’s previously reported financial position or results of operations and relates to the presentation of professional and consulting expenses and compensation and related expenses – general and administrative, separately on the condensed consolidated statements of comprehensive loss previously included in the general and administrative expenses.

Accounts Receivable and Allowances for Credit Losses

Accounts receivable are uncollateralized customer obligations due under normal trade terms generally requiring payment within 30 days from the invoice date. Customer account balances with invoices dated over 90 days old are considered delinquent. The carrying amount of accounts receivable is reduced by an allowance that reflects management’s best estimate of the amounts that will not be collected.

Accounts receivable are presented net of an allowance for credit losses, which is an estimate of amounts that may not be collectible. The Company uses historical loss information based on the aging of receivables, adjusted for management’s expectations about current and future economic conditions, as the basis to determine expected credit losses. Management exercises significant judgment in determining expected credit losses. Key inputs include macroeconomic factors, industry trends, and the creditworthiness of counterparties. Management believes that the composition of receivables at quarter-end is consistent with historical conditions as credit terms and practices and the client base has not changed significantly.

F-22

NOCOPI TECHNOLOGIES, INC. AND SUBSIDIARY CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The Company has elected to apply the practical expedient provided by ASU No. 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. Under this practical expedient, the Company assumes that current conditions existing as of the balance sheet date do not change over the remaining life of current accounts receivable and current contract assets when developing the reasonable and supportable forecasts used to estimate expected credit losses. The practical expedient was adopted prospectively, and its adoption did not have a material impact on the Company's condensed consolidated financial statements.

As of June 30, 2026 and December 31, 2025, the allowance for credit losses was $12,000 for both periods. During the three and six months ended June 30, 2026 and 2025, the Company recorded a direct write-off of accounts receivable into provision for credit losses amounting to $0 for all periods.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist primarily of costs paid for future services which will occur within a year. Prepaid expenses principally include prepayments in cash for insurance, rent, and services which are being amortized over the terms of their respective agreements.

Intangible Assets and Goodwill

Intangible assets consist of patents, trademarks, and customer lists. These intangible assets were acquired in a stand-alone asset purchase and were initially recognized at cost in connection with the Polymeric Acquisition (see Note 7). The Company's finite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives of 10 years, which reflect the period over which the assets are expected to contribute directly or indirectly to future cash flows. The estimated useful lives, residual values, and amortization methods are reviewed at least annually and adjusted prospectively if estimates or expectations change.

Costs incurred to renew or extend the life of existing intangible assets are capitalized when the applicable recognition criteria are met, while maintenance and other costs that do not extend the useful life are expensed as incurred.

The Company records goodwill as the excess of the purchase price over the fair value of the identifiable net assets acquired in a business combination (see Note 8). Goodwill is not amortized but is evaluated for impairment at least annually and more frequently if events or changes in circumstances indicate that it is more likely than not that the fair value of the reporting unit is less than its carrying amount. The Company may first perform a qualitative assessment to determine whether it is necessary to perform a quantitative impairment test. If a quantitative impairment test is performed, any impairment loss is recognized for the amount by which the carrying amount of the reporting unit exceeds its fair value, limited to the carrying amount of goodwill. Impairment losses recognized for goodwill are not subsequently reversed.

Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Impairment is determined by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from use of the assets and their ultimate disposition. In instances where impairment is determined to exist, the Company writes down the asset to its fair value based on the present value of estimated future cash flows. There was no impairment as of June 30, 2026 and December 31, 2025.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers. Revenue is recognized when control of promised goods or services is transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled. The Company’s revenues are derived from royalties paid by licensees of the Company’s technologies, fees for the provision of technical services to licensees, and from the direct sale of (i) products incorporating the Company’s technologies, such as inks, security paper and pressure-sensitive labels, and (ii) equipment used to support the application of the Company’s technologies. Royalties consist of guaranteed minimum royalties payable by certain licensees and additional royalties which vary based on the licensee’s sales or production of products incorporating the licensed technology. Service fees and product sales revenues vary directly with the number of units provided.

Fixed-Fee License Agreements

Under certain license agreements, customers are required to pay guaranteed minimum royalties over the term of the contract. Management has determined that these licenses represent the right to use functional intellectual property, as the licensed technology has standalone functionality and does not require ongoing substantive activities affecting its utility. Accordingly, revenue related to guaranteed minimum royalties is recognized at a point in time when the license is made available to the customer, provided the contract is enforceable and collection is probable.

Because guaranteed minimum payments are received over multiple years, future payments are discounted to present value when a significant financing component exists. The related interest income is recognized over the collection period using the effective interest method.

License Agreements – Future Technology

Certain license arrangements provide access to future or evolving ink technologies. Revenue under these agreements is recognized over time as the Company satisfies its performance obligations over the contractual term.

Sales-Based Royalties

In addition to guaranteed minimum royalties, certain license agreements provide for royalties based on the licensee’s sales or production volumes. Royalties in excess of guaranteed minimum amounts are recognized in the period in which the underlying customer sales occur.

F-23

NOCOPI TECHNOLOGIES, INC. AND SUBSIDIARY CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Product Sales

Revenue from product sales is recognized at a point in time when control transfers to the customer, generally upon shipment under FOB shipping point terms.

Significant judgment is required in determining the timing of revenue recognition for license arrangements and in assessing whether a significant financing component exists.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, Income Taxes. Income tax expense is the total of the current-year income tax due or refundable and the change in the deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of the tax benefit that is greater than fifty percent (50%) likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Management is not aware of any issues that could result in significant payments, accruals, or material deviation from its positions.

The Company files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. In general, the statute of limitations of the Company’s U.S. federal tax returns remains open three years after a tax return is filed. The statutes of limitations on the Company’s state and local tax returns may remain open for an additional year depending upon the jurisdiction.

Management has concluded that there are no uncertain tax positions that would require recognition in the financial statements. If the Company were to incur an income tax liability in the future, interest on any income tax liability would be reported as interest expense and penalties on any income tax liability would be reported as income taxes. Management’s conclusions regarding uncertain tax positions may be subject to review and adjustment at a later date based upon ongoing analysis or tax laws, regulations and interpretations thereof as well as other factors.

The Company currently has no federal or state tax examinations in progress. As of June 30, 2026, the Company’s tax returns for the tax years 2025, 2024 and 2023 remain subject to audit, primarily by the Internal Revenue Service. The Company did not have material unrecognized tax benefits as of June 30, 2026 and does not expect this to change significantly over the next 12 months. The Company will recognize interest and penalties accrued on any unrecognized tax benefits as a component of the provision for income taxes.

Stock-Based Compensation

Stock-based compensation is accounted for based on the requirements of ASC 718 – “Compensation –Stock Compensation”, which requires recognition in the financial statements of the cost of employee and director services along with non-employee services received in exchange for an award of equity instruments over the period the employee, director or non-employee is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee, director or non-employee services received in exchange for an award based on the grant-date fair value of the award.

Earnings (Loss) per Share

In accordance with FASB ASC 260, Earnings per Share, basic earnings (loss) per common share is computed using net earnings (loss) divided by the weighted average number of common shares outstanding for the periods presented. Diluted earnings (loss) per share are computed using weighted average number of common shares plus dilutive common share equivalents outstanding during the period. The potential common shares related to unvested RSUs were excluded from diluted EPS because their effect would be antidilutive.

Lease Accounting

The Company follows ASC Topic 842, Leases (Topic 842) and applies the package of practical expedients, which permits it not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs. In addition, the Company elected not to apply ASC Topic 842 to arrangements with lease terms of 12 months or less. Operating lease right of use assets (“ROU”) represents the right to use the leased asset for the lease term and operating lease liabilities are recognized based on the present value of future minimum lease payments over the lease term at commencement date. As most leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at the adoption date in determining the present value of future payments. Lease expense for minimum lease payments is amortized on a straight-line basis over the lease term and is included in other general and administrative expenses. An amendment to a lease is assessed to determine if it represents a lease modification or a separate contract. Lease modifications are reassessed as of the effective date of the modification. For modified leases, the Company also reassesses the lease classification as of the modification’s effective date.

F-24

NOCOPI TECHNOLOGIES, INC. AND SUBSIDIARY CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Recently Issued Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU No. 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (ASU 2024-03). The new guidance requires disaggregated information about certain income statement expense line items on an annual and interim basis. This guidance will be effective for annual periods beginning the year ended December 31, 2027 and for interim periods thereafter. The new standard permits early adoption and can be applied prospectively or retrospectively. The Company is evaluating the effect that this guidance will have on the Company’s consolidated financial statements and related disclosures.

On December 8, 2025, the FASB issued ASU 2025-11 – Interim Reporting (“ASU 2025-11”) which is intended to improve the navigability of the guidance in ASC 270, Interim Reporting, and clarify when it applies. Under the amendments, an entity is subject to ASC 270 if it provides interim financial statements and notes in accordance with GAAP. ASU 2025-11 also addresses the form and content of such financial statements, interim disclosures requirements, and establishes a principle under which an entity must disclose events since the end of the last annual reporting period that have a material impact on the entity. ASU 2025-11 is effective for interim reporting periods within annual reporting periods beginning after December 15, 2027 and early adoption is permitted. The Company is currently evaluating the impact the adoption of ASU 2025-11 may have on the Company’s consolidated financial statements and related disclosures.

On December 17, 2025, the FASB issued ASU 2025-12, Codification Improvements. The amendments in this update are to make other incremental improvements to GAAP and facilitate codification updates for a broad range of topics arising from technical corrections, unintended application of the codification, clarifications, and other minor improvements. The resulting amendments are collectively referred to as “Codification Improvements.” ASU 2025-12 is effective for all entities for annual reporting periods beginning after December 15, 2026, and interim reporting periods within those annual reporting periods. The Company is currently evaluating the impact the adoption of ASU 2025-12 may have on the Company’s consolidated financial statements and related disclosures.

Note 3. Cash and Cash Equivalents

	June 30, 2026	December 31, 2025
Cash and cash equivalents
Cash and money market funds	$10,687,269	$11,553,600
Cash and cash equivalents	$10,687,269	$11,553,600

The Company currently maintains, and may in the future maintain, assets at certain financial institutions in the United States in amounts that are, and in the future may be, in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limit of $250,000. At June 30, 2026 and December 31, 2025, the Company had approximately $10,000,600 and $11,303,600 in excess of the FDIC insured limit, respectively. In the event of a failure of any financial institutions where the Company maintains deposits or other assets, the Company may incur a loss to the extent such loss exceeds the FDIC insurance limitation, which could have a material adverse effect on liquidity, financial condition and results of operations. Interest income earned was approximately $93,000 and $115,000 for the three months ended June 30, 2026 and 2025, respectively, and approximately $192,000 and $227,000 for the six months ended June 30, 2026 and 2025, respectively, included in interest income on the condensed consolidated statements of comprehensive loss.

Note 4. Inventories

Inventories consists primarily of ink components and is stated at the lower of cost (determined by the first-in, first-out method) or net realizable value. Cost includes material costs, labor, and overhead. Provisions are made for the estimated effect of obsolete and slow-moving inventories on the basis of historical experience, current usage patterns, future demand and marketability of products, inventory levels and turns, and known replacement costs.

	June 30, 2026	December 31, 2025
Inventories consist of the following
Raw materials	$1,307,005	$571,100
Work in process	1,179	—
Finished goods	776,969	—
Inventory gross	2,085,153	571,100
Less: Allowance	(372,967)	(114,200)
Inventory	$1,712,186	$456,900

The increase in inventory primarily reflects inventory acquired in the Polymeric Acquisition – see Note 8.

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NOCOPI TECHNOLOGIES, INC. AND SUBSIDIARY CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 5. Long-term Receivables

As of June 30, 2026 and December 31, 2025, the Company had long-term receivables of $504,700 and $775,000, respectively, from four licensees, respectively, representing the present value of fixed guaranteed royalty payments that will be payable over varying periods of two through five years that commenced in the second half of 2022 and terminate in the second quarter of 2028. The fixed guaranteed royalty payments result from amendments to license agreements with three existing licensees and a license agreement with a new licensee. The receivable represents the present value of the fixed minimum annual payments due under the license agreements, discounted at the Company's incremental borrowing rate of 6.32% for two licensees that renewed in 2022 and 8.14% for a licensee that renewed in January 2025 and 5.52% for a new licensee in June 2025.

The Company renewed one its license agreements on January 1, 2026. While the agreement contractually states an effective date of January 1, 2026, the Company’s management determined that the substantive economics of the arrangement do not change until July 1, 2026, which is the accounting effective date of this agreement. The Company’s management believes that the accounting effective date is a more accurate reflection of the business and the economic nature of the agreement and more properly aligns the expenses associated with entering into the agreement with the corresponding revenue.

These agreements grant licenses for the use of certain patented ink technology as it exists at the time that it is granted which is considered functional intellectual property. Under Topic 606, a performance obligation to transfer a license for functional intellectual property is satisfied at a point in time and the fixed consideration could be recognized upfront when the Company transfers control of the licensee if certain criteria are met. Specifically, the minimum royalty guarantee could be recognized upfront if the following conditions are met:

•	The royalty payment is fixed or determinable

•	Collection of the royalty payment is considered probable

•	The licensee has the ability to benefit from the licensed technology

The Company determined that the above conditions were met upon execution of the four license agreements. The present value of the fixed guaranteed costs of obtaining the license agreements (sales commissions) was recorded upon renewal of three existing license agreements and a new license agreement with a new licensee. The sales commissions are amortized on a systematic basis consistent with the pattern of revenue recognition for the underlying these license agreements. The unamortized balance as of June 30, 2026 and December 31, 2025, for accrued commission payable was approximately $75,300 and $96,100, respectively, included on the condensed consolidated balance sheet in accrued expenses and accrued expenses, non-current.

The current portion of the license agreements in the amount of approximately $568,900 and $599,400, is included in accounts receivable on the balance sheets as of June 30, 2026 and December 31, 2025, respectively.

The following table summarizes the remaining future minimum payments due under the four license agreements as of June 30, 2026

Year Ending December 31:
2026	$317,000
2027	567,500
2028	270,000
Total	$1,154,500

The Company has evaluated the collectability of the long-term receivables and concluded that expected credit losses related to the receivables remain immaterial as of June 30, 2026. However, there can be no assurance that the receivables will not be impaired in the future due to changes in the licensees’ financial condition or other factors.

The long-term receivables are recorded at its present value as of June 30, 2026, and the receivable and imputed interest will be amortized over the term of the license agreements using the effective interest method. The book value approximates the fair value for long-term receivables. The unamortized balance of the long-term receivables as of June 30, 2026 and December 31, 2025 was $504,700 and $775,000, respectively. The unamortized imputed interest balance as of June 30, 2026 and December 31, 2025 was $75,300 and $90,200, respectively, which will be recognized as interest income through June 30, 2028. Interest income derived from long-term receivables was approximately $7,800 and $5,500 for the three months ended June 30, 2026 and 2025, respectively, and approximately $15,000 and $10,500 for the six months ended June 30, 2026 and 2025, respectively, included in the condensed consolidated statements of comprehensive loss.

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NOCOPI TECHNOLOGIES, INC. AND SUBSIDIARY CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 6. Property and Equipment

Property and equipment acquisitions are stated at cost less accumulated depreciation and amortization. Expenditures for maintenance and repairs are expensed currently, while renewals and betterments that materially extend the life of an asset are capitalized. The cost of assets sold, retired, or otherwise disposed of, and the related allowance for depreciation, are eliminated from the accounts, and any resulting gain or loss is recognized. Depreciation and amortization is charged to expense on the straight-line basis over the estimated useful life of each asset. Leasehold improvements are amortized over the shorter of the lease term or their respective estimated useful lives.

 As of the dates presented, property and equipment consisted of the following:

	June 30, 2026	December 31, 2025
Leasehold improvements (approximately 2-year useful life)	$95,100	$81,500
Furniture, fixtures and equipment (3 to 7-year useful life)	188,533	179,700
Laboratory and production equipment (5-year useful life)	296,434	—
Less: accumulated depreciation	(263,780)	(251,200)
Total	$316,287	$10,000

For the three months ended June 30, 2026 and 2025, depreciation expense amounted to $10,180 and $1,700, respectively. For the six months ended June 30, 2026 and 2025, depreciation expense amounted to $12,580 and $3,400, respectively.

The increase in property and equipment primarily reflects property and equipment acquired in the Polymeric Acquisition – see Note 8.

Note 7. Intangible Assets

The carrying basis and accumulated amortization of recognized intangible assets at June 30, 2026 are:

June 30, 2026

Patents	$75,000
Customer list	69,170
Trademark	150,000
Total	294,170
Less: accumulated amortization	(3,678)
Total intangible assets, net	$290,492

The increase in intangible assets primarily reflects intangible assets acquired in the Polymeric Acquisition – see Note 8.

Note 8. Business Acquisition

On May 18, 2026, the Company entered into an Asset Purchase Agreement with Polymeric U.S., Inc., a Missouri corporation, and Savara Capital, a Mauritius limited company, and the sole shareholder of the Seller whereby the Seller and Owner agreed to sell its Polymeric’s business to a Polymeric Nocopi, a wholly owned subsidiary of the Company. Pursuant to the Asset Purchase Agreement, the aggregate purchase consideration was $2,650,000, which consisted of (a) $1,900,000 in cash, subject to customary working capital adjustments and other reductions described below, (b) the assumption by the Company of certain specified liabilities of the Seller and (c) the issuance by the Company of 500,000 shares of Common Stock to the Seller. At the closing of the Polymeric Acquisition, the Company delivered to the Seller $1,750,000, which represented the cash consideration portion of the Purchase Price, less a holdback amount of $150,000.

The holdback amount is being retained by the Company with respect to the post-closing working capital adjustment and the indemnification obligations of the Seller and Owner under the Asset Purchase Agreement, and will be released to the Seller, in each case net of any working capital setoff, encumbered amounts and finally resolved indemnification claims, as follows: (a) up to $50,000 within five business days following the final determination of the post-closing working capital adjustment, (b) up to $50,000 on the 12-month anniversary of the closing date and (c) the remaining balance, if any, on the 18-month anniversary of the closing date. Accordingly, the Holdback Amount of $150,000 was reflected as Purchase consideration payable – holdback, current of $100,000 and long- term of $50,000 on the accompanying condensed consolidated balance sheets.

Management concluded that the assets and business operations acquired in the transaction meet the definition of a business under ASC 805 because 1) inputs were acquired 2) substantive processes were acquired 3) outputs existed before acquisition; and 4) the acquired operations are capable of continuing as an ongoing business immediately after acquisition.

Accordingly, the Polymeric Acquisition is accounted for as a business combination under ASC 805 using the acquisition method with the Company as the acquiring entity.

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NOCOPI TECHNOLOGIES, INC. AND SUBSIDIARY CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The Polymeric Acquisition was accounted for under the acquisition method of accounting in accordance with FASB ASC Topic No. 805 Business Combinations, with the Company as the acquiring entity. The acquisition method of accounting requires, among other things, that the assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, the acquisition method of accounting requires that the consideration transferred be measured at current market prices at the date of the acquisition. Accordingly, the assets acquired and liabilities assumed are recorded as of the acquisition date at their respective fair values and added to those of the Company. The financial statements and reported results of operations of the Company issued after completion of the Polymeric Acquisition will reflect these values. Accordingly, the Company recorded the acquired assets and assumed liabilities at their estimated acquisition-date fair values in accordance with ASC 805 directly on the financial statements of its wholly owned subsidiary, Polymeric Nocopi.

In accordance with ASC 805-30-30-7, the Company measured the consideration transferred at its acquisition-date fair value. The equity consideration consisted of 500,000 shares of the Company's Common Stock, which were measured at $1.50 per share based on the quoted market price of the Company's Common Stock on the acquisition date, resulting in a fair value of $750,000.

The estimated fair values of assets acquired and liabilities assumed are provisional and are based on the information that was available as of the acquisition date to estimate the fair value of assets acquired and liabilities assumed. The Company believes that information provides a reasonable basis for estimating the fair values of assets acquired and liabilities assumed. The Company expects to complete the purchase accounting during the measurement period as additional information becomes available.

The consideration paid by the Company as follows:

Cash	$1,750,000
Purchase consideration – Holdback Amount	150,000
Fair value of the 500,000 shares of the Company’s Common Stock	750,000
Fair value of total consideration transferred	$2,650,000

The net purchase price paid by the Company was allocated to assets acquired and liabilities assumed on the records of the Company as follows:

Current assets acquired (including inventories of $1,298,727 and accounts receivable of $424,932)	$1,746,965
Property and equipment, net	305,267
Liabilities assumed (including accounts payable of $160,923, operating lease liability of $117,458 and other accrued liabilities of $25,479)	(303,860)
Total identifiable net assets	1,748,372
Intangible assets (see Note 7)	294,170
Operating lease ROU assets (see Note 12)	117,458
Goodwill	490,000
Total	$2,650,000

Acquisition related cost (legal fees included in professional and consulting expenses during the six months ended June 30, 2026)	$170,000

In connection with the Polymeric Acquisition, on May 18, 2026, Polymeric Nocopi LLC, entered into a Transition Support Agreement with a member of the former Seller’s board of directors who has significant knowledge of Polymeric’s business operations. Under the agreement, the consultant agreed to provide transition and support services to assist the Company in becoming familiar with the acquired operations and to facilitate an orderly transition of the acquired business. In consideration for these services, the Company paid the consultant $100,000 at closing, with no additional amounts payable under the agreement. The $100,000 payment relates to post-acquisition transition services and was recorded in professional and consulting expenses during the six months ended June 30, 2026.

The goodwill recognized in the acquisition is expected to be deductible for income tax purposes.

The results of operations of Polymeric Nocopi have been included in the Company's condensed consolidated financial statements since the acquisition date. For the period from May 18, 2026 through June 30, 2026, Polymeric Nocopi contributed approximately $620,000 of revenue and net income of $85,000, which are included in the accompanying condensed consolidated statements of comprehensive loss.

Note 9. Stockholders’ Equity

Advisory Shares – Private Placement

On September 11, 2023, the Company entered into a stock purchase agreement in connection with a private placement for total gross proceeds of $5.0 million. The agreement provided for the issuance of 1,250,000 shares of common stock at $4.00 per share. The sale closed on September 11, 2023. No placement fees or commissions were paid.

In addition, as consideration for advisory services through September 11, 2026, the Company agreed to issue 65,790 shares of common stock with a total grant-date fair value of $263,160, which vest in three equal tranches on September 11, 2024, 2025, and 2026.

The Company recognizes compensation expense for advisory share grants based on grant-date fair value and recognizes expense on a straight-line basis over the service period.

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NOCOPI TECHNOLOGIES, INC. AND SUBSIDIARY CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For the three months ended June 30, 2026 and 2025, the Company recognized consulting expense of approximately $21,900 related to this stock grant. For the six months ended June 30, 2026 and 2025, the Company recognized consulting expense of approximately $43,500 and $43,500, respectively, related to this stock grant.

On September 11, 2024 and September 11, 2025, the Company issued 21,930 shares of common stock at a fair value of $87,700 upon the vesting of the first and second tranches. As of June 30, 2026, unrecognized compensation expense related to the advisory shares was approximately $17,500, which will be recognized over the remaining service period through September 11, 2026.

Additional Private Placements

On December 31, 2025, the Company entered into Stock Purchase Agreements (the “Purchase Agreements”), by and between the Company and various institutional investors (the “Purchasers”). The Purchase Agreements provided for the private issuance (the “Private Placement”) to the Purchasers of an aggregate of 266,666 shares of the Company’s common stock (such shares of common stock issued pursuant to the Private Placement, the “Placement Shares”) at a purchase price of $1.50 per share. On January 9, 2026, the Private Placement closed and the Company received aggregate gross proceeds of $400,000. No placement fees or commissions were paid in connection with this transaction.

Kevin Westenburg, the Company’s President and a Director, purchased 33,333 Placement Shares in connection with the Private Placement.

Third Parties purchased an aggregate of 233,333 Placement Shares in connection with the Private Placement.

In connection with the Purchase Agreements, on December 31, 2025, the Company entered into registration rights agreements with certain of the Purchasers, which provides that on or prior to January 9, 2027, the Company must file a registration statement to register the Purchaser’s respective Placement Shares.

In addition, in May 2026, the Company sold 133,334 shares of Common Stock for $200,000 or $1.50 per share to an accredited investor in a transaction exempt from registration under the Securities Act of 1933, as amended.

Additionally, in May 2026, the Company received partial funding of $99,000 from an an investor related to a private placement which has not fully closed yet as of June 30, 2026. Accordingly, the Company recorded stock subscription payable of $99,000 at June 30, 2026 as reflected in the accompanying condensed consolidated balance sheets.

Stock-Based Compensation Expense

2024 Incentive Compensation Plan

On June 17, 2024, the Company’s shareholders approved the Nocopi Technologies, Inc. 2024 Incentive Compensation Plan (the “2024 Plan”), which allows the Company to issue equity awards to directors, officers, other employees and consultants of the Company. As of June 30, 2026 and 2025, 41,930 and 41,930 unvested restricted stock units (“RSUs”) are outstanding under the 2024 Plan, respectively. In addition, as of June 30, 2026 and 2025, 333,945 and 291,735 shares have been issued in settlement of vested RSUs granted under the 2024 Plan, respectively. As of June 30, 2026 and 2025, the unamortized value related to grants under the 2024 Plan was approximately $32,500 and $109,200, respectively.

On December 29, 2025, executives were granted 40,000 RSUs, of which 20,000 vested and 17,640 shares were issued immediately at a value of $26,500, net of taxes. The remaining 20,000 vest on December 29, 2026. The aggregate grant-date fair value was $60,000, of which $30,000 was recognized in 2025. For the three and six months ended June 30, 2026, the Company recognized stock-based compensation expense of approximately  $7,500 and $15,000, respectively, related to this director and executive grants. The remaining amount of approximately $15,000 will be recognized over the remaining vesting period through December 2026.

On May 18, 2026, the Company entered into a two-year consulting agreement whereby the consultant shall be compensated with an equity grant for any given year during the service period, which shall be determined based on the fair market value per share of common stock as of the grant date for the applicable year during the service period. Accordingly, the Company agreed to grant a total of 32,143 shares of common stock related to the consultant’s first year of service period having a total grant-date fair value of $45,000 or $1.40 per share, which shall vest in equal quarterly installments starting in June 2026. On June 30, 2026, the Company issued the first quarterly installment payment of 8,036 vested shares of common stock valued at $11,250. As of June 30, 2026, the unamortized value related to consulting agreement was 33,750.

During the three months ended June 30, 2026 and 2025, the Company recognized total stock-based compensation related to all of the above stock awards of approximately $40,600 and $24,000, respectively, and for the six months ended June 30, 2026 and 2025, approximately $69,700 and $47,600, respectively.

As of June 30, 2026, total unrecognized compensation expense related to all nonvested awards was approximately $66,250, which is expected to be recognized over a weighted-average period of approximately one year.

Shares issued for Business Acquisition

On May 18, 2026, the Company issued 500,000 shares of Common Stock in connection with the Polymeric Acquisition, which was recorded at a fair value amounting to $750,000 or $1.50 per share based on the closing price on the closing date of the Polymeric Acquisition (see Note 8).

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NOCOPI TECHNOLOGIES, INC. AND SUBSIDIARY CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 10. Income Taxes

There was no income tax expense reflected in the results of operations for the six months ended June 30, 2026 and the year ended December 31, 2025 because the Company carried forward net losses for tax purposes.

As of June 30, 2026 and December 31, 2025, the Company had federal net operating loss carry forwards of $1,382,000 and $804,000 respectively, and state net operating loss carryforwards of $2,976,000 and $2,757,000 which may be used to offset future taxable income. The remaining federal NOL's will not expire but will be limited to 80% of taxable income. Pennsylvania NOL's began to expire in 2024, with $964,948 expiring by 2032. The remaining Pennsylvania NOL's expire in 20 years and the Florida NOL's will not expire.

The tax effects of temporary differences which give rise to deferred tax assets (liabilities) are summarized as follows (in approximate amounts):

	June 30, 2026	December 31, 2025

Deferred tax assets/(liabilities)
Net operating loss carryforward	$466,100	$412,600
R&D Credits	84,700	80,300
Stock-based compensation	4,100	—
Operating lease assets	2,300	2,200
Capitalize research & development costs	41,300	53,600
Depreciation & amortization	(5,300)	2,300
Total deferred tax assets	593,200	551,000
Valuation allowance	(593,200)	(551,000)
Net	$—	$—

For the six months ended June 30, 2026, the net increase in valuation allowance was $42,000.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Deferred tax assets consist primarily of the tax effect of NOL carry-forwards. The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding its realizability.

Reconciliation of the statutory federal income tax to the Company's effective tax:

	June 30, 2026		December 31, 2025
	Amount	%	Amount	%
U.S. Federal statutory tax rate	(112,200)	21.00	(32,500)	21.00
State and local income tax, net of federal income tax effect
Pennsylvania state modifications	(9,600)	1.80	(33,200)	21.40
Pennsylvania income tax	7,400	(1.40)	(11,800)	7.63
State valuation adjustment	(73,900)	13.80	—	—
Pennsylvania net operating loss expiration	8,000	(1.5)	—	—
Other	68,100	(12.80)	(2,100)	1.38
Tax credits	(4,500)	0.9	(39,000)	25.20
Changes in valuation allowance	116,200	(21.70)	(160,400)	103.59
Nontaxable or nondeductible items
Return to provision adjustments	—	—	19,000	(12.29)
Expiration of net operating losses	—	—	260,000	(167.91)
Other	500	(0.1)	—	—

Provision for income taxes	—	—	—	—

Internal Revenue Code Section 382 may limit the Company’s ability to utilize net operating loss carryforwards if an ownership change, as defined by the Code, occurs. The Company has not completed an analysis to determine whether an ownership change has occurred or whether any resulting limitation would materially affect the utilization of its net operating loss carryforwards. If an ownership change has occurred, the amount of net operating loss carryforwards available for future use could be limited.

The Company’s policy is to record interest and penalties associated with unrecognized tax benefits as additional income taxes in the condensed consolidated statements of comprehensive loss. The Company did not recognize any interest or penalties during 2026 related to unrecognized tax benefits.

Tax years 2023 through 2025 remain open to examination for federal income tax purposes and by other major taxing jurisdictions to which the Company is subject.

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NOCOPI TECHNOLOGIES, INC. AND SUBSIDIARY CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 11. Major Customer and Geographic Information

The Company’s revenues, expressed as a percentage of total revenues, from non-affiliated customers that equaled 10% or more of the Company’s total revenues were:

	Three Months ended June 30,		Six Months ended June 30,
	2026	2025	2026	2025
Customer A	21%	58%	35%	54%
Customer B	—	24%	—	17%
Customer C	—	—	—	12%

The Company’s non-affiliate customers whose individual balances amounted to more than 10% of the Company’s net accounts receivable, expressed as a percentage of net accounts receivable, were:

	June 30, 2026	December 31, 2025
Customer A	11%	0%
Customer B	56%	82%

The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company also maintains allowances for potential credit losses. The loss of a major customer could have a material adverse effect on the Company’s business operations and financial condition.

The Company’s revenues by geographic region are as follows (in approximate amounts):

	Three Months ended June 30,		Six Months ended June 30,
	2026	2025	2026	2025
North America	$676,000	$136,600	$759,000	$321,700
South America	—	—	900	—
Asia	262,600	210,200	546,600	482,400
Australia	22,400	13,200	44,200	34,900
	$961,000	$360,000	$1,350,700	$839,000

Note 12. Commitments and Contingencies

Legal Matters

From time to time the Company may be involved in claims and legal actions that arise in the ordinary course of business. To the Company’s knowledge, there are no material pending legal proceedings to which the Company is a party or of which any of the Company’s property is the subject.

Leases

The Company conducts its operations in leased facilities located in King of Prussia, PA under a non-cancelable operating lease expiring on December 31, 2027. The Company entered into a second amendment to the operating lease agreement, effective June 1, 2025, relating to the leased facilities. The second amendment provides for an extension term to December 31, 2027, and for monthly rent payments of, initially, $7,147, escalating annually by 3.5%. The Company has capitalized the present value of the minimum lease payments commencing June 1, 2025, using an estimated incremental borrowing rate of 6.5%. The minimum lease payments do not include common area annual expenses which are considered to be non-lease components.

On May 18, 2026, the Company, through its wholly owned subsidiary, Polymeric Nocopi, assumed a two-year lease agreement executed in year 2024 to conduct its operations in leased facilities located in North Kansas City, MO. The Company assumed balances of the ROU assets and lease liabilities of $117,458 through the Polymeric Acquisition (see Note 8) based on an weighted average incremental borrowing rate of approximately 4%.

Simultaneously, on May 18, 2026, the Company, through its wholly owned subsidiary, Polymeric Nocopi, entered into an amendment agreement due to the Polymeric Acquisition (see Note 8) and extended the lease term of the above lease agreement for an additional two-year period which will expire on December 31, 2028. The May 2026 amendment qualifies as a partial termination because it alters the contractual terms and does not create a separate lease since no new right of use was granted and lease payments did not increase to reflect a new right. This represents a partial termination of the existing lease as defined in ASC 842-10-25-13.

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NOCOPI TECHNOLOGIES, INC. AND SUBSIDIARY CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Accordingly, the Company recalculated the lease liability for the shortened term (from May 2023 to December 2028) using the incremental borrowing rate as of May 18, 2026 of 6.5%, derecognized the carrying amounts of the ROU asset and lease liability of $117,458 associated with the terminated portion and recognized a new ROU asset and lease liability for the amended term of $473,183.

As of June 30, 2026 and December 31, 2025, the operating lease ROU asset amounted to approximately $568,900 and $161,300, respectively. As of June 30, 2026 and December 31, 2025, total operating lease liability amounted approximately $577,700 and $168,900, respectively, consisting of current portion of approximately $249,500 and $80,200, respectively, and non-current portion of approximately $328,200 and $88,700, respectively.

Total operating lease costs were $46,500 and $20,400 for the three months ended June 30, 2026 and 2025, respectively, and approximately $68,100 and $40,000 for the six months ended June 30, 2026 and 2025, respectively.

Undiscounted future minimum lease payments as of June 30, 2026, by year and in aggregate are approximately as follows:

Year ending December 31	Operating Leases
2026	$134,600
2027	290,400
2028	198,600
Total lease payments	623,600
Less imputed interest	(45,900)
Total	$577,700

Note 13. Segment Reporting

The Company uses “the management approach” in determining reportable operating segments. Operating segments are defined as components of an entity where discrete financial information is evaluated regularly by the chief operating decision maker (“CODM”). The management approach considers the internal organization and reporting used by the Company’s CODM for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Company’s CODM is the chief executive officer of the Company, who reviews operating results to make decisions about operating decisions, allocating resources and assessing performance for the entire Company. The CODM reviews and utilizes consolidated financial information, including revenue, gross profit, operating income (loss) and net income (loss) as reported on the condensed consolidated statements of comprehensive loss, to assess performance and allocate resources to support strategic priorities. Consolidated net income (loss) is our segment's primary measure of profit or loss. The measure of segment assets is reported on the consolidated balance sheets as total consolidated assets. The single segment constitutes all the consolidated entities, and the accompanying consolidated financial statements and the notes to the accompanying consolidated financial statements are representative of such amounts. For the three and six months ended June 30, 2026 and 2025, the Company operates in one operating segment.

The table below provides information about the Company’s revenue, significant segment expenses and other segment expenses for the following periods.

	Three Months ended June 30,
	2026	2025
Revenues
Licenses, royalties and fees	$66,000	$140,100
Product and other sales	895,012	219,900
Total revenues	961,012	360,000
Cost of revenues
Licenses, royalties and fees	47,000	39,100
Product and other sales	556,631	129,400
Total cost of revenues	603,631	168,500
Gross profit	357,381	191,500
Less Segment expenses
Research and development	48,300	43,200
Sales and marketing	89,092	57,300
Professional and consulting expenses	417,300	118,300
Compensation and related taxes - general and administrative	236,695	65,300
Other general and administrative	133,726	79,900
Total operating expenses	925,113	364,000
Net loss from operations	(567,732)	(172,500)
Other income (expenses)
Interest income	102,005	120,000
Interest expense and bank charges	(6,200)	(6,100)
Total other income	95,805	113,900
Segment Net loss	$(471,927)	$(58,600)

F-32

NOCOPI TECHNOLOGIES, INC. AND SUBSIDIARY CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

	Six Months ended June 30,
	2026	2025
Revenues
Licenses, royalties and fees	$166,700	$330,400
Product and other sales	1,184,012	508,600
Total revenues	1,350,712	839,000
Cost of revenues
Licenses, royalties and fees	93,400	82,600
Product and other sales	709,331	291,200
Total cost of revenues	802,731	373,800
Gross profit	547,981	465,200
Less Segment expenses
Research and development	104,100	88,200
Sales and marketing	163,592	148,300
Professional and consulting expenses	485,300	222,600
Compensation and related taxes - general and administrative	331,095	136,300
Other general and administrative	193,126	128,100
Total operating expenses	1,277,213	723,500
Net loss from operations	(729,232)	(258,300)
Other income (expenses)
Interest income	207,205	237,200
Interest expense and bank charges	(12,200)	(12,000)
Total other income	195,005	225,200
Segment Net loss	$(534,227)	$(33,100)

	June 30, 2026	December 31, 2025
Segment Assets	$16,005,854	$14,037,600

Significant Segment Expenses

The Company considers the following as significant expenses in evaluating its segment performance:

•	Research and Development: includes costs related to personnel, laboratory materials and supplies and product development and testing for ink technologies.

•	General and Administrative: includes personnel costs, professional fees, and other overhead expenses.

•	Sales and Marketing: includes personnel costs and other sales related expenses.

•	Cost of Revenues: represents labor costs, material costs and manufacturing overhead costs associated with the production of materials transferred to the customer from the Company’s facility.

Since the Company has only one reportable segment, no additional segment disclosures are required beyond entity-wide disclosures presented below.

Entity-Wide Disclosures

•	Geographic Revenue Information: For the three months ended June 30, 2026, approximately 70% of the Company’s net sales were generated in North America and 30% internationally. For the six months ended June 30, 2026, approximately 56% of the Company’s net sales were generated in North America and 44% internationally. For both the three and six months ended June 30, 2025, 38% of the Company’s net sales were generated in North America and 62% internationally. Refer to Note 11.

•	Major Customers: The Company had one customer that accounted for 21% and 35% of revenue for the three and six months ended June 30, 2026, respectively, and two customers that accounted for 67% of net accounts receivable as of June 30, 2026. In addition, the Company had two and three customers that accounted for 82% and 83% of revenue for the three and six months ended June 30, 2025, respectively; and one customer that accounted for 82% of net accounts receivable as of December 31, 2025. Refer to Note 11.

Independent Auditors’ Report

The Board of Directors Polymeric U.S., Inc.

North Kansas City, Missouri

Opinion

We have audited the accompanying financial statements of Polymeric U.S., Inc., which comprise the balance sheets as of December 31, 2025 and 2024, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Polymeric U.S., Inc. as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Polymeric U.S., Inc. and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter – Sale Transaction

As discussed in Note 15 to the financial statements, Polymeric U.S., Inc. entered into a sale transaction with Nocopi Technologies, Inc. on May 18, 2026. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Polymeric U.S., Inc.’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

F-34

Independent Auditors’ Report

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts, and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Polymeric U.S., Inc.’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Polymeric U.S., Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Aprio, LLP

Overland Park, Kansas

July 30, 2026

F-35

POLYMERIC U.S., INC.

Balance Sheets

December 31,

	2025	2024
Assets

Current assets:
Cash and cash equivalents	$686,006	$281,831
Accounts receivable, net of allowance for credit losses	374,476	645,447
Other receivables	124,442	211,169
Inventories, net of allowance for obsolescence	1,553,079	1,748,136
Refundable income taxes	29,086	9,162

Total current assets	2,767,089	2,895,745

Property and equipment, at cost:
Leasehold improvements	58,012	58,012
Machinery and equipment	804,133	802,094
Furniture and fixtures	16,598	11,354
	878,743	871,460
Less accumulated depreciation and amortization	802,557	703,997

Net property and equipment	76,186	167,463

Other assets:
Operating lease right-of-use assets, net of amortization	184,628	204,761
Intangible assets, net of amortization	159,864	324,668

Total other assets	344,492	529,429

Total assets	$3,187,767	$3,592,637

The accompanying notes are an integral part of these financial statements

F-36

POLYMERIC U.S., INC.

Balance Sheets

December 31,

	2025	2024
Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
Current maturities of long-term debt	$30,355	$27,900
Current maturities of notes payable to affiliate	—	126,012
Current maturities of long-term operating lease liabilities	181,557	198,510
Contingent consideration payable	7,106	—
Accounts payable	104,906	209,747
Accounts payable - affiliate	—	25,000
Accrued expenses	22,282	10,269

Total current liabilities	346,206	597,438

Long-term liabilities:
Notes payable to affiliate, less current maturities	—	4,506,042
Accounts payable - affiliate, long-term	—	104,023
Contingent consideration payable, less current portion	—	30,000
Long-term debt, less current maturities	33,025	63,380
Long-term operating lease liabilities, less current maturities	3,071	7,018
Total long-term liabilities	36,096	4,710,463

Total liabilities	382,302	5,307,901

Stockholders' equity (deficit):
Common stock, $.01 par value; 30,000 shares authorized; 1,200 and 1,031 shares issued and outstanding as of December 31, 2025 and 2024, respectively	12	10
Additional paid-in capital	5,701,841	750,000
Retained deficit	(2,896,388)	(2,465,274)

Total stockholders' equity (deficit)	2,805,465	(1,715,264)

Total liabilities and stockholders' equity (deficit)	$3,187,767	$3,592,637

The accompanying notes are an integral part of these financial statements

F-37

POLYMERIC U.S., INC.

Statements of Operations

Years Ended December 31,

	2025	2024

Sales, net	$5,323,161	$5,868,162
Cost of goods sold	3,716,816	3,713,517
Gross profit	1,606,345	2,154,645

Operating expenses:
Selling	194,516	182,842
General and administrative	1,584,185	1,525,179
Total operating expenses	1,778,701	1,708,021

Operating (loss) income	(172,356)	446,624

Other income (expense):
Miscellaneous income	1,797	9,521
Gain on sale of assets	—	6,820
Interest income	11,292	—
Interest expense	(258,368)	(434,553)
Total other expense	(245,279)	(418,212)

(Loss) income before provision for income taxes	(417,635)	28,412

Provision for income taxes	(13,479)	(21,972)

Net (loss) income	$(431,114)	$6,440

The accompanying notes are an integral part of these financial statements

F-38

POLYMERIC U.S., INC.

Statements of Stockholders’ Equity (Deficit)

Years Ended December 31, 2025 and 2024

		Additional		Total Stockholders'
	Common	Paid-in	Retained	(Deficit)
	Stock	Capital	Deficit	Equity

Balance at January 1, 2024	$10	$750,000	$(2,471,714)	$(1,721,704)

Net income	—	—	6,440	6,440

Balance at December 31, 2024	10	750,000	(2,465,274)	(1,715,264)

Cancellation of common stock (1,031 shares of $0.01 par value per share)	(10)	—	—	(10)

Issuance of common stock (1,200 shares of $0.01 par value per share)	12	—	—	12

Conversion of stockholder loans and accounts payable to additional paid-in capital	—	4,951,841	—	4,951,841

Net loss	—	—	(431,114)	(431,114)

Balance at December 31, 2025	$12	$5,701,841	$(2,896,388)	$2,805,465

The accompanying notes are an integral part of these financial statements

F-39

POLYMERIC U.S., INC.

Statements of Cash Flows

Years Ended December 31,

	2025	2024
Cash flows from operating activities:
Net (loss) income	$(431,114)	$6,440
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	124,399	148,457
Noncash operating lease expense	196,708	228,358
Affiliate interest added to loan principal	251,414	387,454
Abandonment of patents	138,964	—
Credit loss expense	10,056	3,292
Provision for inventory obsolescence	435,601	36,418
Gain on sale of assets	—	(6,820)
Changes in assets and liabilities:
Receivables	347,642	(51,337)
Inventories	(240,544)	(391,086)
Prepaid expenses	—	4,758
Refundable income taxes	(19,924)	(9,162)
Accounts payable	(133,383)	(17,836)
Accrued expenses	(17,987)	(91,663)
Operating lease liabilities	(197,475)	(229,877)
Income tax payable	—	(3,472)

Net cash provided by operating activities	464,357	13,924

Cash flows from investing activities:
Proceeds from sale of assets	—	85,457
Cash paid for acquisition of business	—	(95,390)
Purchase of property and equipment	(7,282)	(66,572)

Net cash used in investing activities	(7,282)	(76,505)

Cash flows from financing activities:
Payments on notes payable	(27,900)	—
Payments on notes payable to affiliate	(25,000)	(312,901)

Net cash used in financing activities	(52,900)	(312,901)

Net increase (decrease) in cash and cash equivalents	404,175	(375,482)

Cash and cash equivalents at beginning of year	281,831	657,313

Cash and cash equivalents at end of year	$686,006	$281,831

Supplemental cash flow information:
Cash paid for interest	$6,954	$47,099
Cash paid for income taxes	$33,407	$34,606

Noncash investing and financing activities:

Cancellation of 1,031 shares of common stock (par value $0.01 per share)	$(10)	$—
Issuance of 1,200 shares of common stock (par value $0.01 per share)	$12	$—
Conversion of stockholder loans and affiliate accounts payable to additional paid-in capital	$4,951,841	$—
Affiliate interest added to loan principal	$251,414	$387,454
Purchase of property and equipment with debt	$—	$91,280
Acquisition of business with payables	$—	$55,000

The accompanying notes are an integral part of these financial statements

F-40

POLYMERIC U.S., INC.

Notes to the Financial Statements

Years Ended December 31, 2025 and 2024

1.	Summary of Significant Accounting Policies

Nature of Operations

Polymeric U.S., Inc. (the Company) earns revenues predominately from manufacturing of screen and digital inks.

The industry in which the Company operates is highly competitive and characterized by rapid technological changes, evolving customer demands, and frequent new product introductions. The Company faces intense competition from established companies, as well as new market entrants, some of which may have greater financial, technical, and marketing resources. Such competition could result in pricing pressures, reduced profit margins, loss of market share, and increased operating expenses, all of which could materially adversely affect the Company’s financial condition and results of operations.

Basis of Accounting

These financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

Cash and Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.

Receivables and Allowances for Credit Losses

Accounts receivable and other receivables are stated at the amount management expects to collect from balances outstanding. The Company reviews the collectability of accounts receivable by risk type and determines the need for an allowance based upon an analysis of outstanding receivables, historical collection information, existing economic conditions, as well as reasonable and supportable forecasts.

Accounts receivable are ordinarily due 30 days after the issuance of the invoice. Accounts past due more than 30 days are generally considered delinquent. Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer.

The Company writes off receivables when there is information that indicates the debtor is facing significant financial difficulty and there is no possibility of recovery. If any recoveries are made from any accounts previously written off, they will be recognized in income or an offset to credit loss expense in the year of recovery, in accordance with the entity’s accounting policy election.

The Company has elected to apply the practical expedient in accordance with ASU No. 2025-05, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets for Private Companies and Certain Not-for-Profit Entities, and assumes that the current conditions as of the balance sheet date do not change over the remaining life of the asset. The election of this practical expedient was applied prospectively for the year ended December 31, 2025 and did not have a material impact on the Company’s financial statements.

F-41

POLYMERIC U.S., INC. Notes to the Financial Statements Years Ended December 31, 2025 and 2024

1.	Summary of Significant Accounting Policies (continued)

Receivables and Allowances for Credit Losses (continued)

The activity in the allowance for credit losses was as follows for the years ended December 31, 2025 and 2024:

	2025	2024

Beginning balance	$—	$—
Credit loss expense	10,056	3,292
Recoveries	5,000	—
Write-offs	(6,056)	(3,292)
Ending balance	$9,000	$—

Inventories

Inventories consist of screen and digital inks and are stated at the lower of average cost (which approximates the first-in, first-out (FIFO) method) and net realizable value. Cost includes material costs, labor, and overhead. Provisions are made for the estimated effect of obsolete and slow-moving inventories on the basis of historical experience, current usage patterns, future demand and marketability of products, inventory levels and turns, and known replacement costs.

Property and Equipment

Property and equipment acquisitions are stated at cost less accumulated depreciation and amortization. Expenditures for maintenance and repairs are expensed currently, while renewals and betterments that materially extend the life of an asset are capitalized. The cost of assets sold, retired, or otherwise disposed of, and the related allowance for depreciation are eliminated from the accounts, and any resulting gain or loss is recognized. Depreciation and amortization is charged to expense on the straight-line basis over the estimated useful life of each asset. Leasehold improvements are amortized over the shorter of the lease term or their respective estimated useful lives. The estimated useful lives for all property and equipment is 5 – 7 years.

Depreciation and amortization expense of property and equipment was $98,559 and $106,124 for the years ended December 31, 2025 and 2024, respectively.

Intangible Assets

Intangible assets consist of patents, trademarks, and goodwill. The patents and trademarks were acquired in a stand-alone asset purchase and were initially recognized at cost. These assets have finite useful lives and are amortized on a straight-line basis over their estimated useful lives, which reflect the period over which the assets are expected to contribute directly or indirectly to future cash flows. The estimated useful lives and amortization methods are reviewed at least annually and adjusted prospectively if expectations change. The Company determined that they were no longer using certain patents during the year ended December 31, 2025. See Note 5 for additional information related to this abandonment. No other asset impairment was recognized for the years ended December 31, 2025 and 2024.

F-42

POLYMERIC U.S., INC. Notes to the Financial Statements Years Ended December 31, 2025 and 2024

1.	Summary of Significant Accounting Policies (continued)

Intangible Assets (continued)

The Company records as goodwill the excess of the purchase price over the fair value of the identifiable net assets acquired in a business combination. The Company has elected the private company alternative whereas the Company amortizes goodwill on a straight-line basis over a period of ten years or less. Goodwill is evaluated for impairment only when events or changes in circumstances indicate that the fair value of the Company may be less than its carrying amount. Also, the Company has elected the alternative for certain identifiable assets acquired in a business combination. Under this alternative, the Company does not recognize customer-related intangible assets and noncompetition agreements separately from goodwill. Instead, these assets are included in goodwill. This accounting policy is applied prospectively to qualifying transactions occurring after the date of the election.

As part of a business acquisition, $80,000 was capitalized to goodwill during the year ended December 31, 2024. See Note 12 for additional information regarding the acquisition. Amortization expense on intangible assets was $25,840 and $42,333 for the years ended December 31, 2025 and 2024, respectively.

Long-Lived Asset Impairment

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset are less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

Income Taxes

The Company files an income tax return in the United States federal jurisdiction and various state jurisdictions. The Company is generally no longer subject to income tax examinations by taxing authorities for tax years before 2022. There are currently no income tax examinations of the Company’s income tax returns in progress.

The Company is organized under subchapter C of the Internal Revenue Code. The Company computes its income tax expense for financial statement reporting purposes by applying the statutory rates to its taxable income.

Deferred income taxes are provided for temporary differences between the income tax basis and financial statement basis of assets and liabilities. These differences arise principally from the use of accelerated depreciation for income tax purposes, the expected future income tax benefits of net operating loss (NOL) carryforwards, and the recognition of certain income and expenses in different reporting periods for financial statement and income tax purposes.

The Company reviews uncertain tax positions annually and records a liability when, based on available evidence, management determines it is more likely than not that a position would not be sustained upon examination.

F-43

POLYMERIC U.S., INC. Notes to the Financial Statements Years Ended December 31, 2025 and 2024

1.	Summary of Significant Accounting Policies (continued)

Use of Estimates

In preparing financial statements in conformity with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration that it expects to be entitled to in exchange for those goods or services. The amount and timing of revenue recognition varies based on the nature of the goods or services provided and the terms and conditions of the customer contract. See Note 3 for additional information about the Company’s revenue.

Cost of Goods Sold

Cost of goods sold consists primarily of direct product costs (net of vendor rebates and discounts), direct labor costs, inbound and outbound freight charges, and overhead costs, and is recorded in the same period in which the related revenues are recorded.

Shipping and Handling Costs

Shipping and handling costs of $214,741 and $215,305 for the years ended December 31, 2025 and 2024, respectively, are included in cost of goods sold in the accompanying statement of operations.

Advertising Expenses

The costs of advertising and product promotion are expensed as incurred. The Company incurred $1,371 and $2,280 in advertising costs during the years ended December 31, 2025 and 2024, respectively.

Taxes Collected from Customers and Remitted to Governmental Authorities

Taxes collected from customers and remitted to governmental authorities are presented in the accompanying statement of operations on a net basis.

2.	Concentration of Credit Risk Arising from Cash Deposits in Excess of Insured Limits

The Company maintained cash balances at a commercial bank and these balances can exceed the Federal Deposit Insurance Corporation (FDIC) insured deposit limit of $250,000 per financial institution. At December 31, 2025 and 2024, the Company’s balance held at the commercial bank exceeded the FDIC limit by approximately $436,000 and $66,000, respectively. The Company has not experienced any losses in cash accounts and believes it is not exposed to any significant credit risk on cash balances.

F-44

POLYMERIC U.S., INC. Notes to the Financial Statements Years Ended December 31, 2025 and 2024

3.	Revenue

Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring distinct goods or providing services to customers. The Company’s revenue consists substantially of product sales and is reported net of prompt pay discounts offered to customers. The Company recognizes revenue when performance obligations under the terms of contracts with its customers are satisfied, which occurs when control passes to a customer to enable them to direct the use of and obtain benefit from a product. This typically occurs when a customer obtains legal title, obtains the risks and rewards of ownership, has received the goods according to the contractual shipping terms either at the shipping point or destination and is obligated to pay for the product. Customary terms require payment within 30 days, and for certain customers, deposits may be required in advance of shipment.

Warranty costs, refunds, and discounts are not significant.

All of the Company’s revenues from contracts with customers for the years ended December 31, 2025 and 2024 are recognized at a point in time.

The Company has determined that the nature, amount, timing, and uncertainty of revenue and cash flows are affected by the following factors:

a.	Payers that have different reimbursement and payment methodologies.

b.	Geography of the customer location.

The following table provides information about the Company’s receivables from contracts with customers:

	2025	2024

Accounts receivable, net of allowance, beginning of year	$645,447	$556,912
Accounts receivable, net of allowance, end of year	$374,476	$645,447

For shipping and handling activities, the Company is applying an accounting policy election which allows an entity to account for shipping and handling activities as fulfillment activities rather than a promised good or service when the activities are performed, even if those activities are performed after the control of the good has been transferred to the customer. Therefore, the Company expenses shipping and handling costs at the time revenue is recognized. The Company classifies shipping and handling expenses in cost of goods sold in the statements of operations.

4.	Inventories

Inventories are comprised of the following at December 31, 2025 and 2024:

	2025	2024

Raw materials	$806,962	$992,559
Work in progress	2,986	—
Finished units	1,049,707	886,338
	1,859,655	1,878,897
Less: reserve for obsolescence	306,576	130,761

	$1,553,079	$1,748,136

F-45

POLYMERIC U.S., INC. Notes to the Financial Statements Years Ended December 31, 2025 and 2024

4.	Inventories (continued)

During the year ended December 31, 2025, the Company recorded an additional inventory reserve of $350,000 related to direct-to-garment inventory items, due to anticipated lower future demand for the direct-to-garment inks. Management believes this adequately reduces the carrying amount of the inventory to its estimated net realizable value.

5.	Intangible Assets

The carrying basis and accumulated amortization of recognized intangible assets at December 31, 2025 and 2024 are:

	2025		2024
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Amortized intangible assets
Patents	$78,391	$(39,195)	$310,000	$(124,000)
Goodwill	80,000	(9,333)	80,000	(1,333)
Brand name	100,001	(50,000)	100,001	(40,000)

	$258,392	$(98,528)	$490,001	$(165,333)

Amortization expense for the years ended December 31, 2025 and 2024 was $25,840 and $42,333, respectively. Estimated amortization expense for each of the following five years is:

2026	$25,839
2027	25,839
2028	25,839
2029	25,839
2030	25,839

During the year ended December 31, 2025, as a result of changes in manufacturing processes and customer demand, the Company determined certain patents related to ink manufacturing processes no longer provided any economic benefit and accordingly, recognized an abandonment loss of $138,964, which was the remaining carrying amount upon abandonment. The abandonment loss is included in general and administrative expenses in the accompanying 2025 statement of operations.

6.	Long-Term Debt

Long-term debt consists of the following as of December 31, 2025 and 2024:

	2025	2024

Note payable to Leaf Capital, secured by equipment; 8.46% interest; 36 monthly installments of $2,880. Matures December 2027.	$63,380	$91,280

Less: current maturities	30,355	27,900

Long-term debt	$33,025	$63,380

F-46

POLYMERIC U.S., INC. Notes to the Financial Statements Years Ended December 31, 2025 and 2024

6.	Long-Term Debt (continued)

Remaining maturities are $30,355 in 2026, and $33,025 in 2027, after which none remain.

Long-term debt with affiliates consisted of the following as of December 31, 2025 and 2024:

	2025	2024

Note payable to affiliate, unsecured. Interest at 9.00%. Interest is added to principal balance monthly. No stated due date or payment terms.	$—	$4,131,236

Note payable to affiliate, unsecured. Interest at 9.00%. Interest is added to principal balance monthly. No stated due date or payment terms.	—	374,806

Note payable to affiliate, unsecured. Interest at 18.00%. Interest is added to principal balance monthly. No stated due date or payment terms.	—	126,012

Total debt with affiliate	—	4,632,054

Less: current maturities	—	126,012

Long-term debt with affiliate	$—	$4,506,042

In 2023, the Company’s parent prepared to enter liquidation to flatten the corporate structure. As part of that decision, on March 31, 2023, the Company’s then parent transferred these notes to its own parent company (the Company’s ultimate parent at that time), with no change in terms. During 2025, the affiliate holding the notes converted the entire balance to equity, leaving no affiliate debt outstanding at December 31, 2025. Interest expense on these notes of $251,414 and $387,454 for the years ended December 31, 2025 and 2024, respectively, was added to the principal balance. See Note 7 for additional information on this conversion.

7.	Related Party Debt-to-Equity Conversion and Recapitalization

Effective July 31, 2025, the Company completed a recapitalization transaction in which all outstanding stockholder debt and payables owed to Spear Africa Holdings Limited (Spear), the Company’s majority stockholder through that date, totaling $4,951,841 were converted into equity.

In connection with the recapitalization, all 1,031 previously outstanding shares of the Company’s common stock, including the 31 shares (approximately 3%) held by Colenso Capital UK Limited were canceled. Based on the Company’s stockholders’ deficit and a valuation indicating that the fair value of the Company’s net assets was fully absorbed by its outstanding debt as of July 31, 2025, management concluded that the previously outstanding common shares had no residual value immediately prior to the recapitalization. Accordingly, the cancellation of those shares did not result in any gain or loss being recognized in the Company’s financial statements.

Subsequent to the cancellation of the outstanding shares, the Company issued 1,200 shares of common stock to Spear. No cash consideration was received in connection with this issuance. The common stock balance increased by $12, with the remaining $4,951,841 recorded as additional paid-in-capital.

F-47

POLYMERIC U.S., INC. Notes to the Financial Statements Years Ended December 31, 2025 and 2024

7.	Related Party Debt-to-Equity Conversion and Recapitalization (continued)

As a result of the transaction, the stockholder debt and payables owed to Spear, totaling $4,951,841, was adjusted to additional paid-in capital and stockholders’ equity (deficit) increased by the same amount. Following the recapitalization, Spear owns 100% of the Company’s outstanding common stock, and no amounts were outstanding to Spear or other related parties as of December 31, 2025.

8.	Leases

The determination of whether an arrangement is a lease is made at the lease’s inception. Management only reassesses its determination if the terms and conditions of the contract change.

Operating leases (other than short-term leases) are included in operating lease right-of-use (ROU) assets, current maturities of long-term operating lease liabilities and long-term operating lease liabilities, less current maturities.

ROU assets represent the Company’s right to use an underlying asset for the lease term, and lease liabilities represent the Company’s obligation to make lease payments. Operating lease ROU assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The Company has elected a practical expedient to apply a risk-free discount rate for a period comparable to the lease term as the discount rate when the lessor’s borrowing rate is not determinable. At December 31, 2025 and 2024, the weighted average discount rate for all operating leases is 3.57% and 4.12%, respectively. Operating lease ROU assets exclude any lease incentives. None of the Company’s lease agreements contain any material residual value guarantees.

Operating leases consist of leases of office and warehouse space and office equipment expiring at various dates during the next two years. Only lease options that management is reasonably certain the Company will exercise are included in the measurement of the operating lease ROU assets and liabilities. The weighted average remaining lease term of operating leases is approximately one year. Lease expense for operating lease payments is recognized on a straight-line basis over the lease term. For the year ended December 31, 2025, lease expenses of $180,504 and $21,849 are included in cost of goods sold and general and administrative expense, respectively. For the year ended December 31, 2024, lease expenses of $180,504 and $55,068 are included in cost of goods sold and general and administrative expense, respectively.

The following is a schedule by year of future rental payments required under operating leases that have initial noncancellable lease terms in excess of one year as of December 31, 2025:

2026	$184,656
2027	3,114

Total future operating lease payments	187,770

Less: amount representing interest	3,142

Present value of operating lease liabilities	$184,628

Leases with a term of one year or less are not recognized on the balance sheet and the expense for these short-term leases is recognized on a straight-line basis over the lease term. For the years ended December 31, 2025 and 2024, the Company incurred expenses of $2,650 and $5,516, respectively, related to short-term leases which are included in general and administrative expense.

F-48

POLYMERIC U.S., INC. Notes to the Financial Statements Years Ended December 31, 2025 and 2024

8.	Leases (continued)

The Company leases printing equipment to a customer under a sales-type lease. Per the agreement, the customer pays a minimum lease payment to the Company through an upcharge of ink until the purchases covers the amount of the printer. If ink is not purchased, the customer is still required to make a monthly minimum payment. At the end of the lease term, ownership of the printer will be transferred to the customer and there is no unguaranteed residual asset recognized. At the commencement of the lease, it was expected that the length of the lease will be 60 months based on minimum ink purchases.

During 2025, the upcharge of ink purchases was reduced below the contractual amount, and the length of the lease was extended to cover the reduction of surcharge. The revised length of the lease after this extension was approximately one year.

The maturity of the lease receivable as of December 31, 2025, is as follows:

2026	$28,800
2027	25,800
2028	22,800
2029	22,800
2030	19,414

Total payments	119,614
Lease receivable	112,993
Difference between undiscounted and discounted payments	$6,621

9.	Income Taxes

The provision for income taxes includes the following components for the years ended December 31, 2025 and 2024:

	2025	2024

Current income tax expense	$13,479	$21,972
Deferred income tax expense	515,200	3,300
Decrease in deferred income tax valuation allowance	(515,200)	(3,300)

Provision for income taxes	$13,479	$21,972

A reconciliation of the income tax provision at the statutory rate to the Company’s actual income tax benefit is shown below:

F-49

POLYMERIC U.S., INC. Notes to the Financial Statements Years Ended December 31, 2025 and 2024

9.	Income Taxes (continued)

	2025	2024

Computed at the statutory rate of 21%	$(87,703)	$5,967
Increase (decrease) resulting from:
State income taxes	(12,529)	852
Nondeductible meals, entertainment, and other	1,992	1,906
Temporary differences:
Increase in inventory reserve	42,196	8,740
Book depreciation and amortization in excess of tax depreciation and amortization	21,906	7,092
Tax gain in excess of book gain on sale of assets	—	17,025
Accrued interest	54,339	55,056
Use of NOL carryforward	(15,236)	(66,998)
Other	8,514	(7,668)

Provision for income taxes	$13,479	$21,972

The tax effects of temporary differences related to deferred taxes shown on the balance sheets at December 31, 2025 and 2024 are:

	2025	2024
Deferred tax assets:
Obsolete inventory reserve	$73,600	$31,400
Accrued vacation	400	500
Other accruals	2,900	—
Lease liabilities	44,300	49,300
Accrued interest	—	594,700
Net operating loss carryforwards	190,900	207,800
	312,100	883,700
Deferred tax liabilities:
Book/tax difference on property and equipment	(19,200)	(41,100)
Amortization of intangibles	57,900	28,200
Right-of-use assets	(44,300)	(49,100)

Net deferred tax asset before valuation allowance	306,500	821,700

Valuation allowance:
Beginning balance	(821,700)	(825,000)
Decrease during the year	515,200	3,300

Ending balance	(306,500)	(821,700)

Net deferred tax asset	$—	$—

F-50

POLYMERIC U.S., INC. Notes to the Financial Statements Years Ended December 31, 2025 and 2024

9.	Income Taxes (continued)

The Company has unused operating loss carryforwards of approximately $795,000 and $866,000 at December 31, 2025 and 2024, respectively, and utilized approximately $63,000 and $279,000 of NOL in the years ended December 31, 2025 and 2024, respectively. NOL incurred can be carried forward indefinitely, however, such NOL can only offset 80% of taxable income.

Management recorded a full valuation allowance against the net deferred tax asset before valuation allowance as it is more likely than not that the future benefit from the deferred tax asset will not be realized in full.

10.	Employee Benefit Plan

The Company has a 401(k) profit-sharing plan covering substantially all employees who have completed three months of employment. In 2025 and 2024, the Company matched 25% of each employee’s payroll contributions up to 4%. Contributions to the plan were $2,815 and $2,945 for the years ended December 31, 2025 and 2024, respectively.

11.	Level-Funded Group Health Plan

The Company sponsors a partially self-insured, level-funded group health plan for eligible employees. Under this arrangement, the Company pays a monthly amount to an insurance carrier that is allocated among funding a claims account, administrative fees, and specific and aggregate stop-loss coverage. Because the Company bears the risk for health care claims up to specified attachment points and may participate in favorable claims experience through potential refunds, the arrangement is accounted for as a self-insured health benefit. For the years ended December 31, 2025 and 2024, the related costs are included in cost of goods sold of $39,348 and $45,257, respectively, and operating expenses of $163,617 and $191,801, respectively, in the accompanying statements of operations. A liability is recorded for health care claims incurred but not reported and for reported but unpaid claims when it is probable that a loss has been incurred and the amount can be reasonably estimated, consistent with ASC 450-20 (loss contingencies) and measurement concepts applied to health and welfare plans under ASC 965-30. This liability is deducted from any fund balance remaining at the end of the plan year.

At December 31, 2025 and 2024, a liability for the health care claims incurred but not reported and for reported but unpaid claims of $2,936 and $3,333, respectively, was deducted from the Company’s ending fund balance to determine the ending surplus. These amounts include estimates for claims incurred but not reported, which are based primarily on historical claims experience, recent claims activity, and other relevant factors. Actual results could differ from these estimates, and such differences are recorded in earnings in the period in which they become known. The level-funded arrangement is subject to specific and aggregate stop-loss insurance that limits the Company’s exposure to large individual claims and unusually high overall claim levels. In the event that actual eligible claims are less than the funded amount in the claims account, and after consideration of contractual terms and run-out periods, the Company is eligible to receive a refund of $11,449. This refund is recognized as a reduction of cost of goods sold during the year ended December 31, 2025. A refund amount was not recognized for the year ended December 31, 2024.

F-51

POLYMERIC U.S., INC. Notes to the Financial Statements Years Ended December 31, 2025 and 2024

12.	Business Acquisition

On November 1, 2024, the Company entered into an asset purchase agreement with InkTech International Corporation (InkTech), a Canadian corporation, for cash and contingent consideration. InkTech was engagement in the business of liquid ink manufacturing and the distributing of certain digital inks, UV screen inks and graphic supplies, similar to the Company. Per the purchase agreement, the Company was to pay $50,000 to the seller in two installments with the first due at the date of signing and the second due by April 30, 2025. In addition, cash was paid for certain production equipment and inventory. The contingent consideration, per the purchase agreement, is calculated as 10% of sales generated by the seller’s customers over the next two years. The Company’s management estimated that the acquisition will generate approximately $400,000 a year in revenue for the next two years, which equaled a total of $80,000 in contingent consideration. Production equipment and inventory were recorded at their fair market value as of the acquisition date, with the excess recorded as goodwill, which resulted primarily from a customer list. No liabilities were included in the acquisition of the entity. The Company has elected an accounting option available to private companies to combine customer related intangibles with goodwill, as well as the election to amortize goodwill on a straight-line basis and assess impairment only when a triggering event occurs. The following table presents the allocation of the purchase price consideration to the tangible and intangible assets acquired:

Inventory	$60,390
Goodwill	80,000
Production equipment	10,000

Total allocation of purchase price	$150,390

Computation of the purchase price at date of acquisition:

Cash paid for inventory and equipment	$70,390
Cash paid in advance for contingent consideration	25,000
Earn-out payable - contingent consideration	55,000

Total purchase price	$150,390

Changes in estimates of the contingent consideration will be recognized in the statement of operations when known. During the year ended December 31, 2025, the contingent consideration liability was reduced by $22,894 based upon the level of sales earned from InkTech’s customers during the year ended December 31, 2025.

13.	General Litigation Contingency

The Company is subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the financial position, results of operations and cash flows of the Company.

14.	Reclassifications

Certain items in the 2024 financial statement presentation have been reclassified to conform to the 2025 presentation. Such reclassifications have no effect on previously reported net income or stockholders’ deficit.

F-52

POLYMERIC U.S., INC. Notes to the Financial Statements Years Ended December 31, 2025 and 2024

15.	Subsequent Events

The Company evaluated subsequent events through July 30, 2026, when these financial statements were available to be issued. Other than disclosed below, management is not aware of any significant events that occurred subsequent to the balance sheet date but prior to the filing of this report that would have a material impact on the financial statements.

On May 18, 2026, the Company completed the sale of substantially all assets of its inks and coatings business operating under the “Polymeric” trade name to Polymeric Nocopi LLC, a wholly owned subsidiary of Nocopi Technologies, Inc. The transaction was completed pursuant to an Asset Purchase Agreement among Nocopi Technologies, Inc., Polymeric Nocopi LLC, Polymeric U.S., Inc., and the sole stockholder of the Company. The Asset Purchase Agreement was executed and the closing occurred simultaneously on May 18, 2026.

The aggregate consideration for the transaction was $2,650,000, consisting of $1,900,000 in cash, subject to customary working capital adjustments and other reductions, the assumption of certain specified liabilities, and the issuance of 500,000 shares of Nocopi Technologies, Inc. common stock to the Company. At closing, Polymeric Nocopi LLC paid $1,750,000 in cash, net of a $150,000 holdback. The holdback secures the post-closing working capital adjustment and indemnification obligations and is subject to staged release as follows: up to $50,000 within five business days after final determination of the working capital adjustment, up to $50,000 on the 12-month anniversary of the closing date, and any remaining balance on the 18-month anniversary of the closing date, in each case net of any applicable setoffs, encumbered amounts, or claims. The first release payment was paid subsequent to December 31, 2025, in the amount of $50,000.

The Asset Purchase Agreement contains customary representations, warranties, covenants, and indemnification provisions, including non-compete and non-solicitation covenants.

No adjustment has been recorded in the Company’s financial statements as of and for the year ended December 31, 2025.

POLYMERIC U.S., INC.

BALANCE SHEETS

	March 31,	December 31,
	2026	2025
	(Unaudited)
ASSETS
Current Assets
Cash	$892,955	$686,006
Accounts receivable, net credit losses allowance of $9,000 and $9,000, respectively	490,754	374,476
Other receivables	175,623	124,442
Inventory, net	1,421,011	1,553,079
Refundable income taxes	29,086	29,086
Total Current Assets	3,009,429	2,767,089

Property and equipment, at cost:
Leasehold improvements	58,012	58,012
Machinery and equipment	804,133	804,133
Furniture and fixtures	16,598	16,598
	878,743	878,743
Less: Accumulated depreciation and amortization	(817,647)	(802,557)
Net property and equipment	61,096	76,186

Other assets
Operating lease right-of-use assets, net of amortization	139,517	184,628
Intangible assets, net of amortization	153,904	159,864
Total other assets	293,421	344,492
Total Assets	$3,363,946	$3,187,767

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Current maturities of long-term debt	$31,001	$30,355
Insurance installment not payable	38,857	—
Current maturities of long-term operating lease liabilities	137,441	181,557
Accounts payable	160,487	112,012
Accounts expenses	17,711	22,282
Total Current Liabilities	385,497	346,206

Long-term liabilities:
Long-term debt, less current maturities	25,029	33,025
Long-term operating lease liabilities, less current maturities	2,076	3,071
Total long-term liabilities	27,105	36,096
Total Liabilities	412,602	382,302

Stockholders' Equity
Common stock, $0.01 par value; 30,000 shares authorized; 1,200 shares issued and outstanding	12	12
Additional paid-in capital	5,701,841	5,701,841
Retained deficit	(2,750,509)	(2,896,388)
Total Stockholders' Equity	2,951,344	2,805,465

Total Liabilities and Stockholders’ Equity	$3,363,946	$3,187,767

See accompanying condensed notes to unaudited financial statements

F-54

POLYMERIC U.S., INC.

STATEMENTS OF OPERATIONS

 (Unaudited)

	For the Three Months Ended March 31,
	2026	2025
Revenue
Sales, net	$1,307,472	$1,374,278
Total Revenue	1,307,472	1,374,278

Cost of Revenue
Cost of goods sold	824,494	930,386
Total Cost of Revenue	824,494	930,386

Gross Profit	482,978	443,892

Operating Expenses
General and administrative	315,467	361,300
Selling and Advertising	23,188	70,708
Total Operating Expenses	338,655	432,008

Net Income from Operations	144,323	11,884

Other Income (Expense)
Miscellaneous income (expense)	(1,009)	2,288
Interest income	3,855	—
Interest expense	(1,290)	(106,679)
Total Other Income (Expense), net	1,556	(104,391)

Income (Loss) before Provision for Income Taxes	145,879	(92,507)

Provision for Income Taxes	—	—

NET INCOME (LOSS)	$145,879	$(92,507)

See accompanying condensed notes to unaudited financial statements

F-55

POLYMERIC U.S., INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

For the Three Months Ended March 31, 2026 and 2025

(Unaudited)

	Common Stock	Additional Paid-In Capital	Retained Deficit	Total Stockholders’ Equity
Balance at December 31, 2025	$12	$5,701,841	$(2,896,388)	$2,805,465

Net Income	—	—	145,879	145,879
Balance at March 31, 2026	$12	$5,701,841	$(2,750,509)	$2,951,344

	Common Stock	Additional Paid-In Capital	Retained Deficit	Total Stockholders’ Deficit
Balance at December 31, 2024	$10	$750,000	$(2,465,274)	$(1,715,264)

Net Loss	—	—	(92,507)	(92,507)
Balance at March 31, 2025	$10	$750,000	$(2,557,781)	$(1,807,771)

See accompanying condensed notes to unaudited financial statements

F-56

POLYMERIC U.S., INC.

STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months Ended March 31,
	2026	2025
Cash Flows From Operating Activities:
Net Income (Loss)	$145,879	$(92,507)
Adjustments to reconcile net loss to net cash provided by operations
Depreciation and amortization	21,050	34,502
Non-cash operating lease expense	45,111	56,671
Provision for inventory obsolescence	1,877	—
Affiliate interest added to loan principal	—	104,796
Change in inventory reserve	—	(31,778)
Changes in assets and liabilities:
Decrease (Increase) in receivables	(167,459)	134,779
Decrease (Increase) in inventories	130,191	(60,235)
Increase in refundable income taxes	—	(3,721)
Increase in accounts payable	48,475	36,285
Increase (Decrease) in accrued expenses	(4,571)	20,845
Decrease in operating lease liabilities	(45,111)	(57,642)
Net Cash Provided by Operating Activities	175,442	141,995

Cash Flows From Investing Activities:
Purchase of property and equipment	—	(4,340)
Net Cash Used in Investing Activities	—	(4,340)

Cash Flows From Financing Activities:
Payments made on notes payable	(17,065)	(6,756)
Payments made on notes payable to affiliate	—	(25,000)
Insurance note payable	48,572	—
Net Cash Provided by (Used in) Financing Activities	31,507	(31,756)

Net Increase in Cash	206,949	105,899

Cash at Beginning of Period	686,006	281,831

Cash at End of Period	$892,955	$387,730

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,290	$1,884

Non-cash investing and financing activities
Affiliate interest added to loan principal	$—	$104,796

See accompanying condensed notes to unaudited financial statements

F-57

POLYMERIC U.S., INC. CONDENSED NOTES TO THE UNAUDITED FINANCIAL STATEMENTS MARCH 31, 2026 AND 2025

Note 1 – Summary of Significant Accounting Policies

Nature of Operations

Polymeric U.S., Inc. (the Company) earns revenues predominately from manufacturing of screen and digital inks.

The industry in which the Company operates is highly competitive and characterized by rapid technological changes, evolving customer demands, and frequent new product introductions. The Company faces intense competition from established companies, as well as new market entrants, some of which may have greater financial, technical, and marketing resources. Such competition could result in pricing pressures, reduced profit margins, loss of market share, and increased operating expenses, all of which could materially adversely affect the Company’s financial condition and results of operations.

Basis of Accounting

These financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Cash

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At March 31, 2026 and December 31, 2025, the Company had no cash equivalents.

Receivables and Allowances for Credit Losses

Accounts receivable and other receivables are stated at the amount management expects to collect from balances outstanding. The Company reviews the collectability of accounts receivable by risk type and determines the need for an allowance based upon an analysis of outstanding receivables, historical collection information, existing economic conditions, as well as reasonable and supportable forecasts.

Accounts receivable are ordinarily due 30 days after the issuance of the invoice. Accounts past due more than 30 days are generally considered delinquent. Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer.

The Company writes off receivables when there is information that indicates the debtor is facing significant financial difficulty and there is no possibility of recovery. If any recoveries are made from any accounts previously written off, they will be recognized in income or an offset to bad debt expense in the year of recovery, in accordance with the entity’s accounting policy election.

The Company has elected to apply the practical expedient in accordance with ASU No. 2025-05, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets for Private Companies and Certain Not-for-Profit Entities, and assumes that the current conditions as of the balance sheet date do not change over the remaining life of the asset. The election of this practical expedient was applied prospectively and did not have a material impact on the Company’s financial statements.

The activity in the allowance for credit losses was as follows as of March 31, 2026 and December 31, 2025:

	March 31, 2026	December 31, 2025
Beginning of period	$9,000	$—
Credit loss expense	—	10,056
Recoveries	—	5,000
Write-offs	—	(6,056)
Ending balance	$9,000	$9,000

F-58

POLYMERIC U.S., INC. CONDENSED NOTES TO THE UNAUDITED FINANCIAL STATEMENTS MARCH 31, 2026 AND 2025

Inventories

Inventories consist of screen and digital inks and are stated at the lower of average cost (which approximates the first-in, first-out (FIFO) method) and net realizable value. Cost includes material costs, labor, and overhead. Provisions are made for the estimated effect of obsolete and slow-moving inventories on the basis of historical experience, current usage patterns, future demand and marketability of products, inventory levels and turns, and known replacement costs.

Property and Equipment

Property and equipment acquisitions are stated at cost less accumulated depreciation and amortization. Expenditures for maintenance and repairs are expensed currently, while renewals and betterments that materially extend the life of an asset are capitalized. The cost of assets sold, retired, or otherwise disposed of, and the related allowance for depreciation are eliminated from the accounts, and any resulting gain or loss is recognized. Depreciation and amortization is charged to expense on the straight-line basis over the estimated useful life of each asset. Leasehold improvements are amortized over the shorter of the lease term or their respective estimated useful lives. The estimated useful lives for all property and equipment is 5 – 7 years.

Depreciation and amortization expense of property and equipment was $15,090 and $21,752 for the three months ended March 31, 2026 and 2025, respectively.

Intangible Assets

Intangible assets consist of patents, trademarks, and goodwill. The patents and trademarks were acquired in a stand-alone asset purchase and were initially recognized at cost. These assets have finite useful lives and are amortized on a straight-line basis over their estimated useful lives, which reflect the period over which the assets are expected to contribute directly or indirectly to future cash flows. The estimated useful lives and amortization methods are reviewed at least annually and adjusted prospectively if expectations change. The Company determined that they were no longer using certain patents during the year ended December 31, 2025. See Note 5 for additional information related to this abandonment. No other asset impairment was recognized for the year ended December 31, 2025.

The Company records as goodwill the excess of the purchase price over the fair value of the identifiable net assets acquired in a business combination. The Company has elected the private company alternative whereas the Company amortizes goodwill on a straight-line basis over a period of ten years or less. Goodwill is evaluated for impairment only when events or changes in circumstances indicate that the fair value of the Company may be less than its carrying amount. Also, the Company has elected the alternative for certain identifiable assets acquired in a business combination. Under this alternative, the Company does not recognize customer-related intangible assets and noncompetition agreements separately from goodwill. Instead, these assets are included in goodwill. This accounting policy is applied prospectively to qualifying transactions occurring after the date of the election.

Amortization expense on intangible assets was $5,960 and $12,750 for the three months ended March 31, 2026 and 2025 respectively. See Note 5 for further information.

Long-Lived Asset Impairment

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset are less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

No asset impairment was recognized for the three months ended March 31, 2026 and 2025.

Income Taxes

The Company files an income tax return in the United States federal jurisdiction and various state jurisdictions. The Company is generally no longer subject to income tax examinations by taxing authorities for tax years before 2022. There are currently no income tax examinations of the Company’s income tax returns in progress.

The Company is organized under subchapter C of the Internal Revenue Code. The Company computes its income tax expense for financial statement reporting purposes by applying the statutory rates to its taxable income.

F-59

POLYMERIC U.S., INC. CONDENSED NOTES TO THE UNAUDITED FINANCIAL STATEMENTS MARCH 31, 2026 AND 2025

Deferred income taxes are provided for temporary differences between the income tax bases and financial statement bases of assets and liabilities. These differences arise principally from the use of accelerated depreciation for income tax purposes, the expected future income tax benefits of net operating loss (NOL) carryforwards, and the recognition of certain income and expenses in different reporting periods for financial statement and income tax purposes.

The Company reviews uncertain tax positions annually and records a liability when, based on available evidence, management determines it is more likely than not that a position would not be sustained upon examination.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration that it expects to be entitled to in exchange for those goods or services. The amount and timing of revenue recognition varies based on the nature of the goods or services provided and the terms and conditions of the customer contract. See Note 3 for additional information about the Company’s revenue.

Cost of Goods Sold

Cost of goods sold consists primarily of direct product costs (net of vendor rebates and discounts), direct labor costs, inbound and outbound freight charges, and overhead costs, and is recorded in the same period in which the related revenues are recorded.

Shipping and Handling Costs

Shipping and handling costs of $36,411 and $82,213 for the three months ended March 31, 2026 and 2025, respectively and are included in cost of goods sold in the accompanying statement of operations.

Advertising Expenses

The costs of advertising and product promotion are expensed as incurred. The Company incurred $310 and $361 in advertising costs during the three months ended March 31, 2026 and 2025, respectively.

Taxes Collected from Customers and Remitted to Governmental Authorities

Taxes collected from customers and remitted to governmental authorities are presented in the accompanying statement of operations on a net basis.

Note 2 – Concentration of Credit Risk Arising from Cash Deposits in Excess of Insured Limits

The Company maintained cash balances at a commercial bank and these balances can exceed the Federal Deposit Insurance Corporation (FDIC) insured deposit limit of $250,000 per financial institution. At December 31, 2025 and March 31, 2026, the Company’s balance held at the commercial bank exceeded the FDIC limit by approximately $436,000 and $643,000, respectively. The Company has not experienced any losses in cash accounts and believes it is not exposed to any significant credit risk on cash balances.

Note 3 – Revenue Recognition

Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring distinct goods or providing services to customers. The Company’s revenue consists substantially of product sales and is reported net of prompt pay discounts offered to customers. The Company recognizes revenue when performance obligations under the terms of contracts with its customers are satisfied, which occurs when control passes to a customer to enable them to direct the use of and obtain benefit from a product. This typically occurs when a customer obtains legal title, obtains the risks and rewards of ownership, has received the goods according to the contractual shipping terms either at the shipping point or destination and is obligated to pay for the product. Customary terms require payment within 30 days, and for certain customers, deposits may be required in advance of shipment.

F-60

POLYMERIC U.S., INC. CONDENSED NOTES TO THE UNAUDITED FINANCIAL STATEMENTS MARCH 31, 2026 AND 2025

Warranty costs, refunds, and discounts are not significant.

All of the Company’s revenues from contracts with customers for the three months ended March 31, 2026 and 2025 are recognized at a point in time.

The Company has determined that the nature, amount, timing, and uncertainty of revenue and cash flows are affected by the following factors:

•	Payers that have different reimbursement and payment methodologies.
•	Geography of the customer location.

The following table provides information about the Company’s accounts receivable from contracts with customers:

Accounts receivable, beginning of period, net of allowances – December 31, 2025	$374,476
Accounts receivable, ending balance, net of allowances – March 31, 2026	$490,754

For shipping and handling activities, the Company is applying an accounting policy election, which allows an entity to account for shipping and handling activities as fulfillment activities rather than a promised good or service when the activities are performed, even if those activities are performed after the control of the good has been transferred to the customer. Therefore, the Company expenses shipping and handling costs at the time revenue is recognized. The Company classifies shipping and handling expenses in cost of goods sold in the statement of operations.

Note 4 – Inventories

Inventories are comprised of the following at March 31, 2026 and December 31, 2025:

	March 31, 2026	December 31, 2025
Raw materials	$826,586	$806,962
Work in progress	40,701	2,986
Finished units	862,177	1,049,707
	1,729,464	1,859,655
Less: reserves for obsolete and slow-moving inventories	(308,453)	(306,576)
Inventories, ending balance	$1,421,011	$1,553,079

During the year ended December 31, 2025, the Company recorded an additional inventory reserve of $350,000 related to direct-to-garment inventory items, due to anticipated lower future demand for the direct-to-garment inks. Management believes this adequately reduces the carrying amount of the inventory to its estimated net realizable value.

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POLYMERIC U.S., INC. CONDENSED NOTES TO THE UNAUDITED FINANCIAL STATEMENTS MARCH 31, 2026 AND 2025

Note 5 – Intangible Assets

The carrying basis and accumulated amortization of recognized intangible assets at March 31, 2026 and December 31, 2025 are:

	March 31, 2026		December 31, 2025
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets
Patents	$78,391	$(41,155)	$78,391	$(39,195)
Goodwill	80,000	(10,833)	80,000	(9,333)
Trademark	100,001	(52,500)	100,001	(50,000)
	$258,392	$(104,488)	$258,392	$(98,528)

Amortization expense for the three months ended March 31, 2026 and 2025 was $5,960 and $12,750 respectively. Estimated amortization expense for each of the following five years is:

Year 2027	$25,839
Year 2028	$25,839
Year 2029	$25,839
Year 2030	$25,839
Year 2031	$25,839

 During the year ended December 31, 2025, as a result of changes in manufacturing processes and customer demand, the Company determined certain patents related to ink manufacturing processes no longer provided any economic benefit and accordingly, recognized an abandonment loss of $138,964, which was the remaining carrying amount upon abandonment. The abandonment loss is included in general and administrative expenses in the accompanying 2025 statement of operations.

Note 6 – Long-term debt

Long-term debt consists of the following as of March 31, 2026 and December 31, 2025:

	March 31, 2026	December 31, 2025
Note payable to Leaf Capital for equipment. Interest at 8.46%. Payable in 36 monthly installments of $2,880. Matures December 2027. Collateralized by equipment.	$56,030	$63,380
Less: current maturities	(31,001)	(30,355)
Long-term debt	$25,029	$33,025

Future maturities of long-term debt consist of $31,001 due in 2026, and $25,029 in 2027, after which no additional maturities remain.

Note 7 – Related Party Debt-to-Equity Conversion and Recapitalization

Effective July 31, 2025, the Company completed a recapitalization transaction in which all outstanding stockholder debt and payables owed to Spear Africa Holdings Limited (Spear), the Company’s majority stockholder through that date, totaling $4,951,841 were converted into equity.

In connection with the recapitalization, all 1,031 previously outstanding shares of the Company’s common stock, including the 31 shares (approximately 3%) held by Colenso Capital UK Limited were canceled. Based on the Company’s stockholders’ deficit and a valuation indicating that the fair value of the Company’s net assets was fully absorbed by its outstanding debt as of July 31, 2025, management concluded that the previously outstanding common shares had no residual value immediately prior to the recapitalization. Accordingly, the cancellation of those shares did not result in any gain or loss being recognized in the Company’s financial statements.

Subsequent to the cancellation of the outstanding shares, the Company issued 1,200 shares of common stock to Spear. No cash consideration was received in connection with this issuance. The common stock balance increased by $12, with the remaining $4,951,841 recorded as additional paid-in-capital.

As a result of the transaction, the stockholder debt and payables owed to Spear, totaling $4,951,841, was adjusted to additional paid-in capital and stockholder’s equity increased by the same amount. Following the recapitalization, Spear owns 100% of the Company’s outstanding common stock, and no amounts were outstanding to Spear or other related parties as of March 31, 2026 and December 31, 2025.

F-62

POLYMERIC U.S., INC. CONDENSED NOTES TO THE UNAUDITED FINANCIAL STATEMENTS MARCH 31, 2026 AND 2025

Note 8 – Leases

The determination of whether an arrangement is a lease is made at the lease’s inception. Management only reassesses its determination if the terms and conditions of the contract change.

Operating leases (other than short-term leases) are included in operating lease right-of-use (ROU) assets, current maturities of long-term operating lease liabilities and long-term operating lease liabilities, less current maturities.

ROU assets represent the Company’s right to use an underlying asset for the lease term, and lease liabilities represent the Company’s obligation to make lease payments. Operating lease ROU assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. At March 31, 2026, the weighted average discount rate for all operating leases is 3.57%. Operating lease ROU assets exclude any lease incentives. None of the Company’s lease agreements contain any material residual value guarantees.

The Company has elected a practical expedient to apply a risk-free discount rate for a period comparable to the lease term as the discount rate when the lessor’s borrowing rate is not determinable.

Operating leases consist of leases of office and warehouse space and office equipment expiring at various dates during the next two years. Only lease options that management is reasonably certain the Company will exercise are included in the measurement of the operating lease ROU assets and liabilities. The weighted average remaining lease term of operating leases is approximately one year. Lease expense for operating lease payments is recognized on a straight-line basis over the lease term. For the three months ended March 31, 2026, lease expenses of $45,126 and $1,038 are included in cost of goods sold and general and administrative expense, respectively. For the three months ended March 31, 2025, lease expenses of $45,126 and $15,123 are included in cost of goods sold and general and administrative expense, respectively.

The following is a schedule by year of future rental payments required under operating leases that have initial noncancellable lease terms in excess of one year as of March 31, 2026:

Year 2027	$139,530
Year 2028	2,076
Total future operating lease payments	141,606
Less: amount representing interest	(2,089)
Present value of operating lease liabilities	$139,517

Leases with a term of one year or less are not recognized on the balance sheet and the expense for these short-term leases is recognized on a straight-line basis over the lease term. For the three months ended March 31, 2026 and March 31, 2025, the Company incurred expenses of $2,904 and $2,385, respectively, related to short-term leases which are included in general and administrative expense.

The Company leases printing equipment to a customer under a sales-type lease. Per the agreement, the customer pays a minimum lease payment to the Company through an upcharge of ink until the purchases covers the amount of the printer. If ink is not purchased, the customer is still required to make a monthly minimum payment. At the end of the lease term, ownership of the printer will be transferred to the customer and there is no unguaranteed residual asset recognized. At the commencement of the lease, it was expected that the length of the lease will be 60 months based on minimum ink purchases.

During 2025, the upcharge of ink purchases was reduced below the contractual amount, and the length of the lease was extended to cover the reduction of surcharge. The revised length of the lease after this extension was approximately one year.

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POLYMERIC U.S., INC. CONDENSED NOTES TO THE UNAUDITED FINANCIAL STATEMENTS MARCH 31, 2026 AND 2025

The maturity of the lease receivable as of March 31, 2026, is as follows:

Year 2027	$35,800
Year 2028	35,800
Year 2029	35,800
Year 2030	8,129
Total payments	115,529
Lease receivable	(108,917)
Difference between undiscounted and discounted payments	$6,612

Note 9 – Employee Benefit Plan

The Company has a 401(k) profit-sharing plan covering substantially all employees who have completed three months of employment. In 2025, the Company matched 25% of each employee’s payroll contributions up to 4%. Contributions to the plan were $45 and $738 for the three months ended March 31, 2026 and 2025 respectively.

Note 10 – Level-Funded Group Health Plan

The Company sponsors a partially self-insured, level-funded group health plan for eligible employees. Under this arrangement, the Company pays a monthly amount to an insurance carrier that is allocated among funding a claims account, administrative fees, and specific and aggregate stop-loss coverage. Because the Company bears the risk for health care claims up to specified attachment points and may participate in favorable claims experience through potential refunds, the arrangement is accounted for as a self-insured health benefit. The related costs are included in cost of goods sold of $9,860, and operating expenses of $70,450 in the March 31, 2026 statement of operations. A liability is recorded for health care claims incurred but not reported and for reported but unpaid claims when it is probable that a loss has been incurred and the amount can be reasonably estimated, consistent with ASC 450-20 (loss contingencies) and measurement concepts applied to health and welfare plans under ASC 965-30. This liability is deducted from any fund balance remaining at the end of the plan year.

At December 31, 2025 and 2024, a liability for the health care claims incurred but not reported and for reported but unpaid claims of $2,936 and $3,333, respectively, was deducted from the Company’s ending fund balance to determine the ending surplus. These amounts include estimates for claims incurred but not reported, which are based primarily on historical claims experience, recent claims activity, and other relevant factors. Actual results could differ from these estimates, and such differences are recorded in earnings in the period in which they become known. The level-funded arrangement is subject to specific and aggregate stop-loss insurance that limits the Company’s exposure to large individual claims and unusually high overall claim levels. In the event that actual eligible claims are less than the funded amount in the claims account, and after consideration of contractual terms and run-out periods, the Company is eligible to receive a refund of $11,449. This refund is recognized as a reduction of cost of goods sold during the year ended December 31, 2025. A refund amount was not recognized for the year ended December 31, 2024.

Note 11 – General Litigation Contingency

The Company is subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the financial position, results of operations and cash flows of the Company.

Note 12 – Subsequent Events

On May 18, 2026, Nocopi Technologies, Inc., a Maryland corporation, entered into an Asset Purchase Agreement with Polymeric Nocopi LLC, a Delaware limited liability company and wholly owned subsidiary of the Nocopi Technologies, Polymeric U.S., Inc., a Missouri corporation and Savara Capital, a Mauritius limited company and the sole shareholder of the Polymeric U.S., Inc., pursuant to which, subject to the terms and conditions of the Asset Purchase Agreement, substantially all of the assets of Polymeric U.S., Inc. have been acquired by Nocopi, and Nocopi has assumed certain specified liabilities, of Polymeric U.S., Inc.

Nocopi Technologies, Inc.

4,315,790 Shares of Common Stock

PROSPECTUS

    , 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be borne by us in connection with the issuance and distribution of the securities being registered hereby.

Item	Amount to be paid
SEC registration fee	$625.16
Accounting fees and expenses	$11,000
Legal fees and expenses	$75,000
Miscellaneous fees and expenses	$10,000
Total	$96,625.16

The expenses listed above do not include expenses of preparing prospectus supplements and other expenses relating to offerings of particular securities.

Item 14.	Indemnification of Directors and Officers.

The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation for money damages except for liability resulting from (1) actual receipt of an improper personal benefit or profit in money, property or services or (2) active and deliberate dishonesty by the director or officer that was established by a final judgment as being material to the cause of action adjudicated. Our charter contains a provision which eliminates the liability for monetary damages of each of the members of our Board and officers to the maximum extent permitted by Maryland law.

The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, a Maryland corporation may not indemnify a director or officer in a proceeding by the corporation or in its right in which the director or officer was adjudged liable to the corporation or in a proceeding in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. Unless limited by the corporation’s charter, which our charter does not, upon application by a director or officer and appropriate notice as may be required by the court, a court (i) shall order indemnification if it determines that the director or officer is entitled to reimbursement for reasonable expenses incurred in connection with such director or officers successful defense in a proceeding for which indemnification is permitted under the MGCL and (ii) may order indemnification as it deems proper, if it determines that the officer or director fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a proceeding by the corporation or in its right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of the following:

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•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity, against reasonable expenses incurred by the director or officer in connection with such proceeding.

Our charter also authorizes us, to the maximum extent permitted by Maryland law, to indemnify (1) any present or former director or officer of ours or (2) any individual who, while a director of ours and at our request, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as our present or former director or officer and pay or reimburse such person's reasonable expenses in advance of final disposition of a proceeding.

The Company also maintains directors’ and officers’ liability insurance for its directors and officers.

Item 15.	Recent Sales of Unregistered Securities.

Within the past three years, we sold the securities described below, which were not registered under the Securities Act, pursuant to the exemption provided by Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

September 2023 Private Placement

On September 11, 2023, we entered into a Stock Purchase Agreement (the “Frost Purchase Agreement”) with Frost Gamma Investments Trust (“FGIT”). The Purchase Agreement provides for the private issuance (the “September 2023 Private Placement”) to FGIT of 1,250,000 shares of the Company’s common stock, par value $0.01 per share (the “common stock”) at a purchase price of $4.00 per share. The closing of the September 2023 Private Placement occurred on September 11, 2023 and we received gross proceeds of $5 million. In addition, pursuant to the terms of the Frost Purchase Agreement, Phillip Frost, the Trustee of FGIT, shall provide general advisory services (the “Services”) to the Company for a three-year period ending on September 11, 2026 (the “Term”). In consideration for providing the Services, we will issue FGIT an aggregate of 65,790 shares of common stock (the “Advisory Shares”). The Advisory Shares shall be issued annually ratably over the Term.

December 2025 Private Placement

On December 31, 2025, we entered into Stock Purchase Agreements (the “December 2025 Purchase Agreements”), with various institutional investors (the “December 2025 Purchasers”). The December 2025 Purchase Agreements provided for the private issuance (the “December 2025 Private Placement”) to the December 2025 Purchasers of an aggregate of 266,666 shares of common stock (the “December 2025 Placement Shares”) at a purchase price of $1.50 per share. Kevin Westenburg, our President and a Director, purchased 33,333 December 2025 Placement Shares in connection with the December 2025 Private Placement. On January 9, 2026, the December 2025 Private Placement closed and we received aggregate gross proceeds of $399,999. No placement fees or commissions were paid in connection with this transaction.

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May 2026 Sale

In addition, in May 2026, we sold 133,334 shares of common stock for $200,000 or $1.50 per share to an accredited investor.

Polymeric Acquisition

On May 18, 2026, Polymeric Nocopi LLC, our wholly owned subsidiary, completed the acquisition (the “Polymeric Acquisition”) of substantially all of the assets of Polymeric U.S., Inc. (“Polymeric”), relating to the business of manufacturing, developing, producing and commercializing specialized ink and coating solutions for industrial, digital and screen printing applications operating under the “Polymeric” trade name. In connection with the Polymeric Acquisition, we issued 500,000 shares of common stock to Polymeric.

May 2026 Private Placement

On May 18, 2026, we entered into Stock Purchase Agreements (the “May 2026 Stock Purchase Agreements”), with various institutional investors (the “May 2026 Investors”). The May 2026 Stock Purchase Agreements provide for the private issuance (the “May 2026 Private Placement”) to the May 2026 Investors of an aggregate of 266,668 shares of common stock at a purchase price of $1.50 per share. On September 2, 2026 the May 2026 Private Placement closed and we received gross proceeds of approximately $400,000.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b)	Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in financial statements or the related notes.

Exhibit Index

Exhibit
Number	Description	Location
3.1	Amended and Restated Articles of Incorporation	Incorporated by reference to the Company’s Form 10-Q filed on November 14, 2008
3.2	Articles of Amendment - Filed August 25, 2022	Incorporated by reference to the Company’s Report on Form 8-K filed on August 25, 2022
3.3	Second Amended and Restated Bylaws, Dated January 28, 2022	Incorporated by reference to the Company’s Form 8-K filed on February 2, 2022
3.4	Articles Supplementary relating to Nocopi Technologies, Inc.’s election to be subject to Sections 3-803, 3-804(a), 3-804(b) and 3-804(c) of the Maryland General Corporation Law	Incorporated by reference to the Company’s Form 8-K filed on October 29, 2021
4.1	Form of Certificate of Common Stock	Incorporated by reference to the Company’s Annual Report on Form 10-KSB filed on April 7, 2006
4.2	Registration Rights Agreement – Dated August 1, 2022	Incorporated by reference to the Company’s Form 8-K filed on August 5, 2022
4.3	Securities registered under Section 12 of the Exchange Act	Incorporated by reference to the Company’s Form 10-K filed March 25, 2024

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Exhibit
Number	Description	Location
5.1	Opinion of Miles & Stockbridge P.C.	Filed herewith
10.1†	Amended Summary Plan Description for Nocopi Technologies, Inc. 401(k) Profit Sharing Plan	Incorporated by reference to the Company’s Annual Report on Form 10-KSB filed on April 15, 1999
10.2	Director Indemnification Agreement	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB filed on November 15, 1999
10.3	Officer Indemnification Agreement	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB filed on November 15, 1999
10.4†	Employee Agreement dated September 29, 2022 - Matthew C. Winger	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed on September 30, 2022
10.5†	Amended Summary Plan Description for Nocopi Technologies, Inc. 401(k) Profit Sharing Plan	Incorporated by reference to the Company’s Annual Report on Form 10-K filed on March 31, 2010
10.6†	Employment Agreement with Terry W. Stovold	Incorporated by reference to the Company’s Annual Report on Form 10-K filed on March 30, 2012
10.7	Lease Agreement dated December 12, 2013 relating to premises at 480 Shoemaker Road, King of Prussia, PA 19406	Incorporated by reference to the Company’s Annual Report on Form 10-K filed on September 11, 2015
10.8	Lease Amendment dated September 28, 2018	Incorporated by reference to the Company’s Annual Report on Form 10-K filed on March 29, 2019
10.9	Lease Amendment dated March 3, 2024	Incorporated by reference to the Company’s Annual Report on Form 10-K filed on March 25, 2025
10.10	Lease Amendment dated March 22, 2025	Incorporated by reference to the Company’s Annual Report on Form 10-K filed on March 25, 2025
10.11	Stock Purchase Agreement - Dated August 1, 2022	Incorporated by reference to the Company’s Annual Report on Form 10-K filed on August 5, 2022
10.12	Stock Purchase Agreement, dated September 11, 2023, by and between Nocopi Technologies, Inc. and Frost Gamma Investments Trust	Incorporated by reference to the Company’s Current Report on Form 8-K filed on September 13, 2023
10.13	Registration Rights Agreement, dated as of September 11, 2023, by and between Nocopi Technologies, Inc. and Frost Gamma Investments Trust.	Incorporated by reference to the Company’s Current Report on Form 8-K filed on September 13, 2023
10.14†	Employment Agreement dated October 19, 2023 between the Company and Michael S. Liebowitz	Incorporated by reference to the Company’s Current Report on Form 8-K filed on October 23, 2023
10.15	Form of Stock Purchase Agreement	Incorporated by reference to the Company’s Current Report on Form 8-K filed on January 5, 2026
10.16	Form of Registration Rights Agreement	Incorporated by reference to the Company’s Current Report on Form 8-K filed on January 5, 2026

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Exhibit
Number	Description	Location
10.17	Asset Purchase Agreement, dated as of May 18, 2026, by and among Nocopi Technologies, Inc., Polymeric Nocopi LLC, Polymeric U.S., Inc. and Savara Capital	Incorporated by reference to the Company’s Current Report on Form 8-K filed on May 21, 2026
10.18	Form of Stock Purchase Agreement	Incorporated by reference to the Company’s Current Report on Form 8-K filed on May 21, 2026
10.19	Form of Registration Rights Agreement	Incorporated by reference to the Company’s Current Report on Form 8-K filed on May 21, 2026
10.20†	Letter Agreement, dated as of September 30, 2026, by and between Terry Stovold and Nocopi Technologies, Inc.	Incorporated by reference to the Company’s Current Report on Form 8-K filed on October 2, 2026
14.1	Code of Ethics	Incorporated by reference to the Company’s Annual Report on Form 10-KSB filed on March 31, 2005
19.1	Insider Trading Policy	Incorporated by reference to the Company’s Annual Report on Form 10-K filed on March 25, 2025
21.1	Subsidiaries of the Registrant	Incorporated by reference to the Company’s Form 10-K filed March 25, 2024
23.1	Consent of Stephano Slack LLC	Filed herewith
23.2	Consent of Aprio, LLP	Filed herewith
23.3	Consent of Miles & Stockbridge P.C.	Included in Exhibit 5.1
24.1	Power of Attorney	Included on signature page
107	Filing Fee Table	Filed herewith

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† Compensation plans and arrangements for executives and others.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

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(2)	That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of King of Prussia, Commonwealth of Pennsylvania on this 15th day of October, 2026.

NOCOPI TECHNOLOGIES, INC.

By:	/s/ Matthew C. Winger
Name:	Matthew C. Winger
Title:	Chairman of the Board and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Matthew C. Winger and Kevin Westenburg, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Matthew C. Winger	Chairman of the Board and Chief Executive Officer	October 15, 2026
Matthew C. Winger	(Principal Executive Officer)

/s/ Debra E. Glickman	Chief Financial Officer	October 15, 2026
Debra E. Glickman	(Principal Financial and Accounting Officer)

/s/ Eric Sites	Director	October 15, 2026
Eric Sites

/s/ Kevin Westenburg	President and Director	October 15, 2026
Kevin Westenburg

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